UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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THE KROGER CO.

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Dear Fellow Shareholders,

One of the things I love about food retail is that customers are always evolving. As tastes and needs continually shift, accommodating those shifts with agility earn us the privilege of continuing to serve our customers. This is what makes our industry so exciting.

The ways customers shop for food is ever evolving and always changing. Customers used to shop once a week, checking off items from handwritten lists. Today, our customers manage their groceries with a mix of in-person and online shopping, rely on digital technologies to make lists and track spending, and shop for more ready-made meal solutions. Outside our stores, we know customers spend approximately half of their food budgets at restaurants.

What hasn’t changed is our passion to deliver fresh, affordable food to the communities we serve and inspire our customers to discover their love for food. Our business model is built around offering fresh products at competitive prices with no compromise on quality, selection, and convenience. This is a time-tested approach in any operating environment, and we remain committed to it into the future. Every day, we provide our customers with lower prices on the foods they love and more choices to meet their needs and wants.

Our passion for our customers, associates and communities is also on display in our willingness to take on difficult challenges and see them through. We see it in the way our store and supply chain teams respond to natural disasters, always the first to help our communities. We see it in the way our associates worked with the White House, governors, and mayors to ensure America had access to fresh, affordable food during the pandemic. And we see it in our willingness to address one of our food systems most intractable challenges – that more than 40% of the food produced goes to waste each year while one in eight Americans struggle with hunger – through our Zero Hunger | Zero Waste impact plan.

Kroger has the fortitude to take on these challenges because we know that when we take care of our customers, associates and communities, our shareholders will benefit.

We continue delivering value for our shareholders. On a three-year basis, Kroger’s adjusted net earnings per diluted share has grown at a compounded annual growth rate of 24.5% which has helped support a total shareholder return of 78.2% over the same period.

This incredible outcome is the result of our dedicated and thriving associates delivering a full, fresh and friendly experience for more than 11 million customers every day. It’s no wonder Kroger was recently included in a list of America’s Most Trustworthy Companies. From our manufacturing facilities and fulfillment centers to our store and office teams, we appreciate everything our associates do to embody Our Purpose: To Feed the Human Spirit.

Our associates are driving consistent execution of our go-to-market strategy in every interaction, everyday positioning the company for sustainable, long-term growth.

Kroger is building momentum and has the people, the plan, and the operational discipline to win today and in the future.

*              *              *

Update on proposed merger with Albertsons Co.

In October 2022, we announced our definitive merger agreement with Albertsons Companies, Inc. We are incredibly impressed with the Albertsons team and their commitment to their associates, culture, customers, and communities.

Lower prices. More Choices.

We believe bringing our highly complementary organizations together will provide customers with lower prices and more choices. Our proposed merger will mean more value for our customers, with lower prices and more food choices to discover. And we will begin on day one post-close, with $500 million already committed to bringing down prices.

Empower our associates’ success

Our associates are responsible for our success, and we are committed to investing in theirs. The proposed combination will secure the long-term future of union jobs while creating a more competitive alternative to larger, non-union retailers. We have already committed $1 billion to continue raising associate wages and comprehensive, industry-leading benefits.

It is vital that we support our associates as they explore what their individual career paths will be. So many of our associates come to Kroger to experience their first job. In 2022, approximately 20% of our new hires were 18 years old or younger. It is amazing that Kroger introduces so many young people to a fulfilling career in the grocery industry. We demonstrate how our associates can choose from many different paths and how a foundation in amazing customer service supports associates’ long-term goals, no matter where associates choose to build their careers.

At Kroger, associates get to help families discover healthier answers to the question, “what’s for dinner tonight;” create technology that makes customers’ shopping trips simpler; make healthcare more accessible for their neighbors – and even dream up a job that has yet to be created. The career opportunities are truly endless.

Build healthier communities free of hunger

The proposed merger will also allow our organization to invest in our communities in ways we simply cannot do on our own. I am so proud of what we have accomplished in our Zero Hunger | Zero Waste work and am impressed by the Albertsons team’s commitment to supporting their communities as outlined in their Recipe for Change plan. We know that when families eat together, it supports their children’s success across all aspects of their lives. I cannot wait to see how our combined efforts will connect people with the meals they need to thrive.

We look forward to continue working cooperatively with regulators and remain on track for a projected closure of the merger in early 2024.

2022 in Review

As the pandemic continued to fade and inflation caused ongoing economic uncertainty, our associates showed up for our customers. Last year, Kroger associates did everything we could to minimize the impact of inflation and help stretch tight food budgets so families could access fresh, affordable food, with zero compromise on convenience or selection. Our Leading with Fresh and Accelerating with Digital strategy and key focus areas of Fresh, Our Brands, seamless and personalization give us the flexibility to navigate a changing operating environment – all while providing value to our customers and our associates. We will continue to consider a five- to ten-year time horizon as we make key decisions.

During the year, we:

●	Achieved positive identical sales without fuel of 5.6%
●	Increased associate wages, resulting in an average hourly wage of $18 and rate of more than $23 with comprehensive benefits
●	Exceeded $1 billion in cost savings for the fifth consecutive year
●	Announced 14 additional Kroger Delivery locations across the U.S.

The subsequent sections will highlight progress we made across our business in 2022 and ways we intend to continue building on our momentum moving forward.

Leading with Fresh

For us, Fresh for EveryoneTM is more than a brand promise. It’s a commitment to bringing fresh, affordable foods to more people in more neighborhoods. Fresh foods are central to families living healthy, thriving lives. And our customers prioritize fresh when they shop with Kroger – with more than more than 90% of customers purchasing fresh foods. Many companies claim they are focused on fresh – we have demonstrated success in creating fresher shopping experiences, and our customers are rewarding us for it.

In the last year, we continued to put our focus on fresh, both with our in-store and e-commerce experiences. The End-to-End Fresh initiative is at the center of how we are changing the way we bring fresh to life in our stores. Today, we have more than 1,400 stores implementing this initiative in their produce departments, driving higher produce and overall store sales. We look forward to exploring how we can expand this work in other fresh departments in 2023 and beyond.

We are also working closely with our technology and supply chain teams to understand ways we can add days of freshness to our products. From optimizing delivery routes to simplifying associate tasks, we want to ensure our customers can buy food at its peak of freshness and trust those items will remain fresh in their homes.

Freshness is also important when we think about innovation in Our Brands. In 2022, we launched a simplified opening-price-point brand known as Smart Way™. This new concept is easily identifiable for customers who want to stretch their budgets. It joins Kroger’s carefully curated, extensive Our Brands portfolio, which includes the company’s namesake Kroger brand, Simple Truth®, Private Selection®, Home Chef® and Heritage Farm®, among others.

In addition to the Smart Way brand introduction, we launched more than 680 new, unique Our Brands products last year. We engage with food trends throughout the year to understand what our customers are craving and ensure we have those items on our shelves. We aim to bring every customer the high-quality, affordable products they love – from pantry staples and fresh foods to ready-to-heat, restaurant-quality meals.

Accelerating with Digital

We continue to invest in our seamless ecosystem – bringing our customers the products they love when and where they want them. We see customers shift the ways they interact with us based on their individual needs, which aligns with our vision of a truly seamless shopping experience.

Our goal remains to be there for our customers – however they need us in a particular moment.

When it fits their day’s plans, customers may choose to shop in our stores. Sometimes, they find a Kroger Delivery order easier during a busy weekend. Or when nothing looks good in the refrigerator or the last paper towel comes off the roll, we’re here with Kroger Delivery Now, delivering in as little as 30 minutes. We remain well-positioned to achieve double-digit digital growth in the next three years.

Our brick-and-mortar stores and automated fulfillment centers work together to ensure our customers have access to the fresh foods and pantry staples they want when they need them most.

Our efforts to bring a truly personalized shopping experience to life are creating value for our customers. We serve the right promotions at the right time, directly to the customers who would be most interested in the offer. From providing suggestions to start a basket to offering a new item, we are providing customers real value. In 2022 alone, customers saved $1.4 billion through a combination of paper and digital coupons.

Last year, we also launched Boost by Kroger, the retail industry’s most-affordable membership program. We are already exceeding internal expectations in both incremental engagement and household spend. We look forward to evolving our membership program to appeal to more customers and create additional value.

The Accelerating with Digital piece of our strategy continues to drive our profit flywheel. We are improving margins by reducing digital cost-to-serve, all while growing our alternative profit streams.

Investing in Our Associates

Our associates are at the heart of everything we do. I am always impressed at the ways they create memorable food moments for our customers every day. I regularly think back to my time working in a Kroger store when I began my career more than 40 years ago. I learned how to run a successful store, how to create real community with my customers and coworkers, and how important our stores are to the neighborhoods they serve.

Kroger provides opportunities for people seeking their first job, a new beginning, or a new challenge to discover a fulfilling career path. And we continue to invest in our associates. Earlier this year we committed nearly $800 million to raise wages and benefits, create new training opportunities, and improve healthcare options in 2023.

This investment builds on our $1.9 billion in incremental investments in wages and comprehensive benefits Kroger has made since 2018. As a result, we raised our average hourly rate to $18, or $23.50 an hour with comprehensive benefits.

We understand we must support our associates’ holistic well-being. To accomplish this goal, Kroger creates programs that power our associates’ growth, including a world-class educational benefit program offering associates up to $21,000 toward continuing education opportunities – whatever that may mean to our associates. In 2022 alone, more than 5,000 people engaged with this program. We provide affordable, accessible healthcare options, which includes free counseling. Also in 2022, we introduced a first-of-its-kind free financial coaching services to all our hourly associates. We remain committed to helping our associates thrive in their careers and at home, ensuring Kroger remains an employer of choice.

Environmental Sustainability and Social Impact

Kroger is committed to responsible sourcing practices, respecting human rights, and advancing animal welfare. Our comprehensive programs hold our suppliers accountable to meet our high standards and support our continual improvement. We rely on deep knowledge from our category sourcing leaders, data insights and input from our investors, industry groups, NGOs, and subject-matter experts.

In 2022, we published our greenhouse gas (GHG) reduction goal roadmap. We are diligently working to reduce absolute Scope 1 and 2 GHG emissions from our operations by 30% by 2030 against a 2018 baseline. This goal was developed using climate science, supporting a well-below 2ºC climate scenario according to the absolute contraction method.

Kroger made considerable progress against our Framework for Action: Diversity, Equity & Inclusion plan. Launched in 2020, this action plan is accelerating change across the entire company. Since its introduction, we successfully provided unconscious bias training to all leaders and nearly half a million associates. We are working with 53 Historically Black Colleges and Universities, and institutions serving Hispanic, Asian American and Pacific Islander, and Native American students. And we are taking strong steps to achieve our goal of increasing our spend with diverse suppliers to $10 billion annually by 2030.

We are growing the many ways we participate in our communities – both big and small. In 2022, we celebrated the fifth anniversary of our Zero Hunger | Zero Waste impact plan. Since its inception, we directed more than $1.65 billion in food and funds to help end hunger, which includes more than 2.3 billion meals. We remain on track to donate 3 billion meals to our neighbors by 2025.

One accomplishment I am so proud of is our stores’ work to achieve 100% execution of our food rescue program in participating Kroger stores. Flawless execution is an ideal for which we always strive. It is inspirational to see the way our store teams embrace our mission of providing healthy food to their communities.

Looking to the Future

I am optimistic for what 2023 and beyond will mean for Kroger, our customers, our associates, and our communities. We are committed to providing the freshest food to our customers, with zero compromise on value, convenience, or selection. We are investing in the business to continuously optimize our approach to freshness – and our customers are taking notice. Our teams are always looking for new opportunities to bring fresh Our Brands items to our customers, both capitalizing on food trends and creating experiences that can only come from Kroger.

Customers continue to expect the convenience our digital experience offers. We are working toward innovative ways to ensure grocery shopping fits easily into our customers’ days – whether they are looking for a need-it-now item, a weekly stock-up shop, or the perfect ingredient to make a special meal more memorable. And we do more than make it convenient – we make the shopping experience personal. We know our customers, and we earn their trust daily by providing engaging offers on the foods they love.

And our amazing associates bring it all to life. In addition to creating a full, fresh, and friendly shopping experience for every customer, every time, our associates are committed to making their communities a better place to live. This year, we are recognizing 50 outstanding associates who raised significant funds for our Zero Hunger | Zero Waste Foundation. These dollars support our nonprofit partners across America who are working to create communities free from hunger and waste. Congratulations to each of these “Zero Heroes” for making measurable change for your neighbors.

I would like to thank our customers, associates, and shareholders for your ongoing support for Kroger. I look forward to everything we will do together in the year ahead.

With gratitude,

Rodney McMullen

Chairman and CEO, The Kroger Co.

Safe Harbor Statement

This letter contains “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 about future performance of Kroger, including with respect to Kroger’s ability to achieve sustainable net earnings growth, strategic capital deployment, strong and attractive total shareholder return, strong free cash flow and ability to increase the dividend, ability to achieve certain operational goals, as well as ESG targets, goals, and commitments outlined in this proxy statement, or elsewhere among other statements. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. These statements are indicated by words such as “will,” “aim,” “model,” “driving,” “goal,” “plan,” “continue,” “on track,” “committed” and “believe,” as well as similar words or phrases. These statements are subject to known and unknown risks, uncertainties and other important factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements, including the specific risk factors identified in “Risk Factors” in Kroger’s most recent Annual Report on Form 10-K and any subsequent filings with the Securities and Exchange Commission. Kroger assumes no obligation to update the information contained herein, unless required to do so by applicable law.

Zero Hunger | Zero Waste: Associate Fundraising Heroes

The Kroger Co. Zero Hunger | Zero Waste Foundation is a nonprofit public charity designed to help align philanthropy with the company’s Zero Hunger | Zero Waste social and environmental impact plan. We invite customers of the Kroger Family of Companies to join our journey by rounding up their purchase to the nearest dollar at checkout to benefit the Zero Hunger | Zero Waste Foundation.

Cashiers across the country are leading the way in activating donations through Round Up. Dollars raised are directed to nonprofit partners that help end hunger and waste in our communities. These are our 2022 Zero Heroes:

Atlanta Division Jessica Wellborn Dianne Perkins Rachel Dickens Betalhem Tolla	Fred Meyer Division Pat Sears	Mid-Atlantic Division Dee Dee Hamby

Central Division Carol Dietz Jess Warburton Rebekah Lehman Sheri Fornter	Fry’s Division Jayne Cota Melissa Horowitz Barbara Stockton	Nashville Division Linda Whitfield

Cincinnati-Dayton Division Jen Tudor	Houston Division Debra Van Matre Mashuny Squierdo	Ralphs Division John Dailey Marquett Valencia Debra Sutton Pedro Daniel
Columbus Division Colleen Burrows	King Soopers Division Chris Vellos Dan Cahill	Roundy’s Division Nancy Johnson

Dallas Division Jon Mullin Julie Olinick Tonja Buckley	Louisville Division Stacey Harrison Laury Shulhafer Robin Adams	QFC Division Kurt Mincin Amber Brask

Delta Division Sherbert Ware Laura Sparks Mae Watson	Mariano’s Division Loran Henderson Vikki Hornbaker	Smith’s Division Tonya Tall

Dillons Division Trista Soendker Pam Meyer Joan Rogers	Michigan Division Tammy Depuy Tracey Regits	Food 4 Less Jimmy Hu Maricruz Chico Mayra Sanguino Rufina Kniefel

Food 4 Less - MW Tamara Primm Rohel Terrazas

Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting.

Overview of Voting Matters and Board Recommendations

Proposals	Board Recommendation
No. 1 – Election of Directors	FOR Each Director Nominee recommended by your Board
No. 2 Advisory Vote to Approve Executive Compensation	FOR
No. 3 Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation	ONE YEAR
No. 4 Ratification of Independent Auditors	FOR
Nos. 5 – 9 Shareholder Proposals	AGAINST Each Proposal

Corporate Governance Highlights

Kroger is committed to strong corporate governance. We believe that strong governance builds trust and promotes the long-term interests of our shareholders. Highlights of our corporate governance practices include the following:

Board Governance Practices

✓	Strong Board oversight of enterprise risk.

✓	Strong experienced independent Lead Director with clearly defined role and responsibilities.

✓	Commitment to Board refreshment and diversity.

✓	5 of 11 director nominees are women.

✓	The chairs of the Audit, Finance, and Public Responsibilities Committees are women.

✓	Annual evaluation of the Chairman and CEO by the independent directors, led by the independent Lead Director.

✓	All director nominees are independent, except for the CEO.

✓	All five Board Committees are fully independent.

✓	Annual Board and Committee self-assessments conducted by independent Lead Director or an independent third party.

✓	Regular executive sessions of the independent directors, at the Board and Committee level.

✓	High degree of Board interaction with management to ensure successful oversight and succession planning.

✓	Balanced tenure.

✓	Robust shareholder engagement program.

✓	Robust code of ethics.

Environmental, Social, & Governance (ESG) Practices

✓	Long-standing Board Committee dedicated to ESG oversight — Public Responsibilities Committee — formed in 1977.

o	Amended the Committee Charter in 2021 to more specifically reflect the Committee’s focused and prioritized approach to material ESG topics related to environmental issues, sustainability, and social impact

✓	Annual ESG report, sharing progress on our goals for Zero Hunger | Zero Waste, Just & Inclusive Economy, Food Waste, Operational Waste, Water, Packaging, Climate Impact, and Responsible Sourcing.

o	The 2022 ESG report represented the 16th year of describing our progress and initiatives regarding sustainability and other ESG matters

✓	Committed to transparency in our disclosure, informed by frameworks consistent with shareholder expectations:

o	SASB’s Food Retailers and Distributors Standard
o	GRI Global Sustainability Reporting Standards
o	Task Force on Climate-related Financial Disclosures (TCFD) framework

✓	Established formal Diversity, Equity & Inclusion (DE&I) Framework for Action to:

o	Create a more inclusive culture
o	Develop diverse talent
o	Advance diverse partnerships
o	Advance equitable communities
o	Listen deeply and report progress

✓	Specifically include diverse candidates in every external executive officer and Board director search.

✓	Disclose EEO-1 data annually.

Shareholder Rights

✓	Annual director election.

✓	Simple majority standard for uncontested director elections and plurality in contested elections.

✓	No poison pill.

✓	Shareholders have the right to call a special meeting.

✓	Robust, long-standing shareholder engagement program with regular engagements, including with independent directors, to better understand shareholders’ perspectives and concerns on a broad array of topics, such as corporate governance and ESG matters.

✓	Adopted proxy access for director nominees, enabling a shareholder, or group of up to 20 shareholders, holding 3% of the Company’s common shares for at least three years to nominate candidates for the greater of two seats or 20% of Board nominees.

Compensation Governance

✓	Robust clawback and recoupment policy.

✓	Pay program tied to performance and business strategy.

✓	Majority of pay is long-term and at-risk with no guaranteed bonuses or salary increases.

✓	Stock ownership guidelines align executive and director interests with those of shareholders.

✓	Prohibition on all hedging, pledging, and short sales of Kroger securities by directors and executive officers.

✓	No tax gross-up payments to executives.

Environmental, Social, & Governance Strategy

Kroger’s Environmental, Social & Governance Strategy is called Thriving Together. This strategy reflects the evolution of the Company’s long history of operating responsibly, advancing economic opportunity and sustainability in our own operations and supply chain, and giving back meaningfully to our communities.

Our ESG objective is to achieve positive and lasting change through a shared-value framework that benefits people and our planet and creates more resilient systems for the future. The centerpiece of Kroger’s ESG strategy is our Zero Hunger | Zero Waste social and environmental impact plan. Introduced five years ago, Zero Hunger | Zero Waste is an industry-leading platform for collective action and systems change at global, national, and local levels.

Our ESG strategy aims to address material topics of importance to our business and key stakeholders, including our associates, customers, shareholders, and others. Key ESG topics — informed by a structured materiality assessment and engagement with our shareholders and other stakeholders — align to three strategic pillars: People, Planet and Systems. Please see more details here in Kroger’s annual ESG Report: https://www.thekrogerco.com/wp-content/uploads/2022/08/Kroger-Co-2022-ESG-Report.pdf. The information on, or accessible through, this website is not part of, or incorporated by reference into, this proxy statement.

Director Nominee Highlights

Name	Age*	Primary Occupation	Independent	Director Since	Standing Committee Membership: A	C&T	CG	F	PR	Other Public Company Boards
Nora A. Aufreiter	63	Director Emeritus of McKinsey & Company	✓	2014				●	[Chair]	2
Kevin M. Brown	60	Executive Vice President and Chief Supply Chain Officer of Dell Technologies	✓	2021	●				●	
Elaine L. Chao	70	Former U.S. Secretary of Transportation and U.S. Secretary of Labor	✓	2021			●		●	2
Anne Gates	63	Former President of MGA Entertainment, Inc.	✓	2015	$ [Chair]		●			2
Karen M. Hoguet	66	Former Chief Financial Officer of Macy's, Inc.	✓	2019	$ ●			[Chair]		
W. Rodney McMullen	62	Chairman of the Board and Chief Executive Officer of The Kroger Co.		2003						1
Clyde R. Moore	69	Former Chairman of First Service Networks	✓	1997		[Chair]	●			
Ronald L. Sargent †	67	Former Chairman and Chief Executive Officer of Staples, Inc.	✓	2006	$ ●		[Chair]		●	2
J. Amanda Sourry Knox (Amanda Sourry)	59	Former President of North America for Unilever	✓	2021		●		●		1
Mark S. Sutton	61	Chairman and Chief Executive Officer of International Paper	✓	2017		●		●		1
Ashok Vemuri	55	Former Chief Executive Officer and Director of Conduent Incorporated	✓	2019	$ ●			●		1

A Audit Committee
C&T Compensation & Talent Development Committee
CG Corporate Governance Committee
F Finance Committee
PR Public Responsibilities Committee

● Member
[Chair] Committee Chair
$ Financial Expert

*Age as of record date
† Lead Director

2023 Director Nominee Snapshot

Diversity and Tenure

Skills and Experience

Key Attributes and Skills of All Kroger Director Nominees

●	Intellectual and analytical skills	●	Business and professional achievements
●	High integrity and business ethics	●	Ability to represent the interests of all shareholders
●	Strength of character and judgement	●	Knowledge of corporate governance matters
●	Ability to devote significant time to Board duties	●	Understanding of the advisory and proactive oversight responsibility of our Board
●	Desire and ability to continually build expertise in emerging areas of strategic focus for our Company	●	Comprehension of their his or her as a public company director and the fiduciary duties owed to shareholders
●	Demonstrated focus on promoting equality	●	Ability to work cooperatively with other members of the board

	Nora Aufreiter	Kevin Brown	Elaine Chao	Anne Gates	Karen Hoguet	Rodney McMullen	Clyde Moore	Ronald Sargent	Amanda Sourry	Mark Sutton	Ashok Vemuri	Total (of 11)
Business Management	•	•	•	•	•	•	•	•	•	•	•	11
Retail	•			•	•	•		•	•			6
Consumer	•	•	•	•	•	•		•	•			8
Financial Expertise	•	•	•	•	•	•	•	•	•	•	•	11
Risk Management		•	•	•	•	•	•	•	•	•	•	10
Operations & Technology	•	•	•	•		•	•	•	•	•	•	10
ESG	•	•	•	•	•	•	•	•	•	•	•	11
Manufacturing		•		•			•			•		4

2022 Compensation Highlights

Executive Compensation Philosophy

Executive Summary

We delivered exceptional performance in 2022. Kroger achieved exceptional results in 2022 as we executed on our Leading with Fresh and Accelerating with Digital strategy, building on record years in 2020 and 2021. We are delivering a fresh, affordable, and seamless shopping experience for our customers, with zero compromise on quality, selection, or convenience. We are delivering on our financial commitments through our strong, resilient Value Creation Model. In 2022, we achieved financial performance results of ID sales, without fuel, of 5.6%, and adjusted FIFO operating profit, including fuel, of $5.1 billion[1].

Our executive compensation program aligns with long-term shareholder value creation. 91% of our CEO’s target total direct compensation and, on average, 84% of the other NEOs’ compensation is at risk and performance-based, tied to achievement of performance targets that are important to our shareholders or our long-term share price performance.

The annual performance incentive was earned above target reflecting our 2022 performance. The annual incentive program, based on a grid of identical sales, excluding fuel, and adjusted FIFO operating profit, including fuel, paid out at 192.40% of target. In light of macroeconomic conditions, including inflation, as well as the Compensation Committee’s desire to create ongoing alignment with shareholders and reward sustained performance beyond 2022, the Compensation Committee determined to structure the payout to the NEOs as follows: 150% in cash and the remaining 42.4% in restricted stock vesting in one year.

The long-term performance incentive payout reflects alignment with performance over fiscal years 2020, 2021, and 2022. Long-term performance unit equity awards granted in 2020 and tied to commitments made to our investors and other stakeholders regarding long-term sales growth, adjusted FIFO operating profit growth, free cash flow generation, our commitment to Fresh, and Relative Total Shareholder Return were earned at 93.75% of target.

1 See pages 27 – 33 of our Annual Report on Form 10-K for the fiscal year ended January 28, 2023, filed with the SEC on March 28, 2023, for a reconciliation of GAAP operating profit to adjusted FIFO operating profit.

We prioritized investment in our people. We strive to create a culture of opportunity for nearly 430,000 associates and take seriously our role as a leading employer in the United States. In 2022, we invested more than ever in our associates by continuing to raise our average hourly wage to $18, or over $23, including industry-leading benefits.

In response to our shareholder feedback, we incorporated an ESG metric focused on diversity and inclusion into our 2022 individual performance management program. Our core values of Diversity, Equity & Inclusion are incorporated into compensation decisions made for our associates who supervise a team of others, which range from store department leaders through our NEOs. These performance goals are factored into compensation decisions for these leaders, including salary increases and the amount of the annual grant of equity awards.

Summary of Key Compensation Practices

To achieve our objectives, the Compensation Committee seeks to ensure that compensation is competitive and that there is a direct link between pay and performance. To do so, it is guided by the following principles:

•	Compensation must be designed to attract and retain those individuals who are best suited to be an NEO at Kroger.

•	A significant portion of pay should be performance-based, with the percentage of total pay tied to performance increasing proportionally with an NEO’s level of responsibility.

•	Compensation should include incentive-based pay to drive performance, providing superior pay for superior performance, including both a short- and long-term focus.

•	Compensation policies should include an opportunity for, and a requirement of, significant equity ownership to align the interests of NEOs and shareholders.

•	Components of compensation should be tied to an evaluation of business and individual performance measured against metrics that directly drive our business strategy and progress toward our corporate ESG priorities.

•	Compensation plans should provide a direct line of sight to company performance.

•	Compensation programs should be aligned with market practices.

•	Compensation programs should serve to both motivate and retain talent.

Names Executive Officers (NEOs) for 2022

For the 2022 fiscal year ended January 28, 2023, the NEOs were

Name	Title
W. Rodney McMullen	Chairman and Chief Executive Officer
Gary Millerchip	Senior Vice President and Chief Financial Officer
Stuart W. Aitken	Senior Vice President and Chief Merchandising & Marketing Officer
Yael Cosset	Senior Vice President and Chief Information Officer
Timothy A. Massa	Senior Vice President and Chief People Officer

Notice of 2023 Annual Meeting of Shareholders

Fellow Kroger Shareholders:

We are pleased to invite you to join us for Kroger’s 2023 Annual Meeting of Shareholders on June 22, 2023 at 11:00 a.m. eastern time. The 2023 Annual Meeting of Shareholders will once again be a completely virtual meeting conducted via webcast. We believe this is the most effective approach for enabling the highest possible attendance.

You will be able to participate in the virtual meeting online, vote your shares electronically, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/KR2023.

When:	June 22, 2023, at 11:00 a.m. eastern time.

Where:	Webcast at www.virtualshareholdermeeting.com/KR2023

Items of Business:	1.	To elect 11 director nominees
	2.	To approve our executive compensation, on an advisory basis.
	3.	To select the frequency of future advisory votes on executive compensation, on an advisory basis.
	4.	To ratify the selection of our independent auditor for fiscal year 2023.
	5.	To vote on five shareholder proposals, if properly presented at the meeting.
	6.	To transact other business as may properly come before the meeting.

Who can Vote:	Holders of Kroger common shares at the close of business on the record date April 24, 2023 are entitled to notice of and to vote at the meeting.

How to Vote:	YOUR VOTE IS EXTREMELY IMPORTANT NO MATTER HOW MANY SHARES YOU OWN! Please vote your proxy in one of the following ways:

	1.	By the internet, you can vote by the Internet by visiting www.proxyvote.com.
	2.	By telephone, you can vote by telephone by following the instructions on your proxy card, voting instruction form, or notice.
	3.	By mail, you can vote by mail by signing and dating your proxy card if you requested printed materials, or your voting instruction form, and returning it in the postage-paid envelope provided with this proxy statement.
	4.	By mobile device, by scanning the QR code on your proxy card, notice of internet availability of proxy materials, or voting instruction form.
	5.	By attending and voting electronically during the virtual Annual Meeting at www.virtualshareholdermeeting.com/KR2023.

Attending the Meeting:	Shareholders holding shares at the close of business on the record date may attend the virtual meeting. You will be able to attend the Annual Meeting, vote and submit your questions in advance of and real-time during the meeting via a live audio webcast by visiting www.virtualshareholdermeeting.com/KR2023. To participate in the meeting, you must have your sixteen-digit control number that is shown on your Notice of Internet Availability of Proxy Materials or on your proxy card if you receive the proxy materials by mail. There is no physical location for the Annual Meeting. You may only attend the Annual Meeting virtually.

Our Board of Directors unanimously recommends that you vote “FOR ALL” of Kroger’s director nominees on the proxy card, “FOR” the management proposals 2 and 4, “FOR” one year for management proposal 3, and “AGAINST” the shareholder proposals 5 through 9.

We appreciate your continued confidence in Kroger, and we look forward to your participation in our virtual meeting.

May 12, 2023 Cincinnati, Ohio	By Order of the Board of Directors, Christine S. Wheatley, Secretary

Proxy Statement

May 12, 2023

We are providing this notice, proxy statement, and annual report to the shareholders of The Kroger Co. (“Kroger”, “we”, “us”, “our”) in connection with the solicitation of proxies by the Board of Directors of Kroger (the “Board”) for use at the Annual Meeting of Shareholders to be held on June 22, 2023 at 11:00 a.m. eastern time, and at any adjournments thereof. The Annual Meeting will be held virtually and can be accessed online at www.virtualshareholdermeeting.com/KR2023. There is no physical location for the 2023 Annual Meeting of Shareholders.

Our principal executive offices are located at 1014 Vine Street, Cincinnati, Ohio 45202-1100. Our telephone number is 513-762-4000. This notice, proxy statement, and annual report, and the accompanying proxy card are first being sent or given to shareholders on or about May 12, 2023.

Questions and Answers about the Annual Meeting

Why are you holding a virtual meeting?

We believe a virtual meeting is the most effective approach for enabling the highest possible attendance. Based on our experience with virtual meetings during the COVID-19 pandemic, we believe this facilitates shareholder attendance and participation, and has allowed a greater number of questions from a broader group of shareholders to be asked and answered at the Meeting than in an in-person format. It also reduces our costs and in a small way the carbon footprint of our activities. Therefore, our 2023 Annual Meeting is being held on a virtual-only basis with no physical location. Our goal for the Annual Meeting is to enable the broadest number of shareholders to participate in the meeting, while providing substantially the same access and exchange with Management and the Board as an in-person meeting. We believe that we are observing best practices for virtual shareholder meetings, including by providing a support line for technical assistance and addressing as many shareholder questions as time allows.

Who can vote?

You can vote if, as of the close of business on April 24, 2023, the record date, you were a shareholder of record of Kroger common shares.

Who is asking for my vote, and who pays for this proxy solicitation?

Your proxy is being solicited by Kroger’s Board of Directors. Kroger is paying the cost of solicitation. We have hired D.F. King & Co., Inc., a proxy solicitation firm, to assist us in soliciting proxies and we will pay them a fee estimated not to exceed $17,500, plus reasonable expenses for the solicitation.

We also will reimburse banks, brokers, nominees, and other fiduciaries for postage and reasonable expenses incurred by them in forwarding the proxy material to beneficial owners of our common shares.

Proxies may be solicited personally, by telephone, electronically via the Internet, or by mail.

Who are the members of the Proxy Committee?

Anne Gates, W. Rodney McMullen, and Ronald L. Sargent, all Kroger Directors, are the members of the Proxy Committee for our 2023 Annual Meeting.

What is the difference between a “shareholder of record” and a “beneficial shareholder” of shares held in street name?

You are the “shareholder of record” for any Kroger common shares that you own directly in your name in an account with Kroger’s stock transfer agent, EQ Shareowner Services.

You are a “beneficial shareholder” of shares held in street name if your Kroger common shares are held in an account with a broker, bank, or other nominee as custodian on your behalf. The broker, bank, or other nominee is considered the shareholder of record of these shares. As the beneficial owner, you have the right to instruct the broker, bank, or other nominee on how to vote your Kroger common shares.

How do I vote my shares held in street name?

If your shares are held by a bank, broker, or other holder of record, you will receive voting instructions from the holder of record. Your broker is required to vote your shares in accordance with your instructions. In most cases, you may vote by telephone or over the internet as instructed.

How do I vote my proxy?

You can vote your proxy in one of the following ways:

1.	By the internet, you can vote by the Internet by visiting www.proxyvote.com.
2.	By telephone, you can vote by telephone by following the instructions on your proxy card, voting instruction form, or notice.
3.	By mail, you can vote by mail by signing and dating your proxy card if you requested printed materials, or your voting instruction form, and returning it in the postage-paid envelope provided with this proxy statement.
4.	By mobile device, by scanning the QR code on your proxy card, notice of internet availability of proxy materials, or voting instruction form.
5.	By attending and voting electronically during the virtual Annual Meeting at www.virtualshareholdermeeting.com/KR2023

How can I participate and ask questions at the Annual Meeting?

We are committed to ensuring that our shareholders have substantially the same opportunities to participate in the virtual Annual Meeting as they would at an in-person meeting. In order to submit a question at the Annual Meeting, you will need your 16-digit control number that is printed on the Notice or proxy card that you received in the mail, or via email if you have elected to receive material electronically. You may log in 15 minutes before the start of the Annual Meeting and submit questions online. You will be able to submit questions during the Annual Meeting as well. We encourage you to submit any question that is relevant to the business of the meeting. Questions asked during the Annual Meeting will be read and addressed during the meeting. Shareholders are encouraged to log into the webcast at least 15 minutes prior to the start of the meeting to test their Internet connectivity. You may also submit questions in advance of the meeting via the internet at www.proxyvote.com when you vote your shares.

What documentation must I provide to be admitted to the virtual Annual Meeting and how do I attend?

If your shares are registered in your name, you will need to provide your sixteen-digit control number included on your Notice or your proxy card (if you receive a printed copy of the proxy materials) in order to be able to participate in the meeting. If your shares are not registered in your name (if, for instance, your shares are held in “street name” for you by your broker, bank or other institution), you must follow the instructions printed on your Voting Instruction Form. In order to participate in the Annual Meeting, please log on to www.virtualshareholdermeeting.com/KR2023 at least 15 minutes prior to the start of the Annual Meeting to provide time to register and download the required software, if needed. The webcast replay will be available at www.virtualshareholdermeeting.com/KR2023 until the 2024 Annual Meeting of Shareholders. If you access the meeting but do not enter your control number, you will be able to listen to the proceedings, but you will not be able to vote or otherwise participate.

What if I have technical or other “IT” problems logging into or participating in the Annual Meeting webcast?

We have provided a toll-free technical support “help line” that can be accessed by any shareholder who is having challenges logging into or participating in the virtual Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support line number that will be posted on the virtual Annual Meeting login page.

What documentation must I provide to vote online at the Annual Meeting?

If you are a shareholder of record and provide your sixteen-digit control number when you access the meeting, you may vote all shares registered in your name during the Annual Meeting webcast. If you are not a shareholder of record as to any of your shares (i.e., instead of being registered in your name, all or a portion of your shares are registered in “street name” and held by your broker, bank or other institution for your benefit), you must follow the instructions printed on your Voting Instruction Form.

How do I submit a question at the Annual Meeting?

If you would like to submit a question during the Annual Meeting, once you have logged into the webcast at www.virtualshareholdermeeting.com/KR2023, simply type your question in the “ask a question” box and click “submit”. You may also submit questions in advance of the meeting via the internet at www.proxyvote.com when you vote your shares.

When should I submit my question at the Annual Meeting?

Each year at the Annual Meeting, we hold a question-and-answer session following the formal business portion of the meeting during which shareholders may submit questions to us. We anticipate having such a question-and-answer session at the 2023 Annual Meeting. You can submit a question up to 15 minutes prior to the start of the Annual Meeting and up until the time we indicate that the question-and-answer session is concluded. However, we encourage you to submit your questions before or during the formal business portion of the meeting and our prepared statements, in advance of the question-and-answer session, in order to ensure that there is adequate time to address questions in an orderly manner. You may also submit questions in advance of the meeting via the internet at www.proxyvote.com when you vote your shares.

Can I change or revoke my proxy?

The common shares represented by each proxy will be voted in the manner you specified unless your proxy is revoked before it is exercised. You may change or revoke your proxy by providing written notice to Kroger’s Secretary at 1014 Vine Street, Cincinnati, Ohio 45202, by executing and sending us a subsequent proxy, or by voting your shares while logged in and participating in the 2023 Annual Meeting of Shareholders.

How many shares are outstanding?

As of the close of business on April 24, 2023, the record date, our outstanding voting securities consisted of 717,648,391 common shares.

How many votes per share?

Each common share outstanding on the record date will be entitled to one vote on each of the 11 director nominees and one vote on each other proposal. Shareholders may not cumulate votes in the election of directors.

What voting instructions can I provide?

You may instruct the proxies to vote “For” or “Against” each proposal (except for Proposal 3), or you may instruct the proxies to “Abstain” from voting. For Proposal 3, you may instruct the proxies to vote for “One,” “Two,” or “Three” years.

What happens if proxy cards or voting instruction forms are returned without instructions?

If you are a registered shareholder and you return your proxy card without instructions, the Proxy Committee will vote in accordance with the recommendations of the Board.

If you hold shares in street name and do not provide your broker with specific voting instructions on proposals 1, 2, 3, and 5 – 9, which are considered non-routine matters, your broker does not have the authority to vote on those proposals. This is generally referred to as a “broker non-vote.” Proposal 4, ratification of auditors, is usually considered a routine matter and, therefore, your broker may vote your shares according to your broker’s discretion.

The vote required, including the effect of broker non-votes and abstentions for each of the matters presented for shareholder vote, is set forth below.

What are the voting requirements and voting recommendation for each of the proposals?

Proposals	Board Recommendation	Voting Approval Standard	Effect of Abstention	Effect of broker non-vote
No. 1 – Election of Directors	FOR Each Director Nominee recommended by your Board	More votes “FOR” than “AGAINST” since it is an uncontested election	No Effect	No Effect
No. 2 Advisory Vote to Approve Executive Compensation	FOR	Affirmative vote of the majority of shares participating in the voting(1)	No Effect	No Effect
No. 3 Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation	ONE YEAR	The option that receives the highest number of votes cast by shareholders(1)	No Effect	No Effect
No. 4 Ratification of Independent Auditors	FOR	Affirmative vote of the majority of shares participating in the voting	No Effect	No Effect
Nos. 5 – 9 Shareholder Proposals	AGAINST Each Proposal	Affirmative vote of the majority of shares participating in the voting	No Effect	No Effect

(1)	Although this is an advisory vote, the Board will take into consideration the outcome of the vote based on this standard.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on June 22, 2023
The Notice of 2023 Annual Meeting, Proxy Statement and 2022 Annual Report and the means to vote by internet are available at www.proxyvote.com.

Kroger’s Corporate Governance Practices

Kroger is committed to strong corporate governance. We believe that strong governance builds trust and promotes the long-term interests of our shareholders. Highlights of our corporate governance practices include the following:

Board Governance Practices

✓	Strong Board oversight of enterprise risk.

✓	Strong experienced independent Lead Director with clearly defined role and responsibilities.

✓	Commitment to Board refreshment and diversity.

✓	5 of 11 director nominees are women.

✓	The chairs of the Audit, Finance, and Public Responsibilities Committees are women.

✓	Annual evaluation of the Chairman and CEO by the independent directors, led by the independent Lead Director.

✓	All director nominees are independent, except for the CEO.

✓	All five Board Committees are fully independent.

✓	Annual Board and Committee self-assessments conducted by independent Lead Director or an independent third party.

✓	Regular executive sessions of the independent directors, at the Board and Committee level.

✓	High degree of Board interaction with management to ensure successful oversight and succession planning.

✓	Balanced tenure.

✓	Robust shareholder engagement program.

✓	Robust code of ethics.

Environmental, Social, & Governance (ESG) Practices

✓	Long-standing Board Committee dedicated to ESG oversight — Public Responsibilities Committee — formed in 1977.

o	Amended the Committee Charter in 2021 to more specifically reflect the Committee’s focused and prioritized approach to material ESG topics related to environmental issues, sustainability, and social impact

✓	Annual ESG report, sharing progress on our goals for Zero Hunger | Zero Waste, Just & Inclusive Economy, Food Waste, Operational Waste, Water, Packaging, Climate Impact, and Responsible Sourcing.

o	The 2022 ESG report represented the 16th year of describing our progress and initiatives regarding sustainability and other ESG matters

✓	Committed to transparency in our disclosure, informed by frameworks consistent with shareholder expectations:

o	SASB’s Food Retailers and Distributors Standard

o	GRI Global Sustainability Reporting Standards

o	Task Force on Climate-related Financial Disclosures (TCFD) framework

✓	Established formal Diversity, Equity & Inclusion (DE&I) Framework for Action to:

o	Create a more inclusive culture

o	Develop diverse talent

o	Advance diverse partnerships

o	Advance equitable communities

o	Listen deeply and report progress

✓	Specifically include diverse candidates in every external executive officer and Board director search.

✓	Disclose EEO-1 data annually.

Shareholder Rights

✓	Annual director election.

✓	Simple majority standard for uncontested director elections and plurality in contested elections.

✓	No poison pill.

✓	Shareholders have the right to call a special meeting.

✓	Robust, long-standing shareholder engagement program with regular engagements, including with independent directors, to better understand shareholders’ perspectives and concerns on a broad array of topics, such as corporate governance and ESG matters.

✓	Adopted proxy access for director nominees, enabling a shareholder, or group of up to 20 shareholders, holding 3% of the Company’s common shares for at least three years to nominate candidates for the greater of two seats or 20% of Board nominees.

Compensation Governance

✓	Robust clawback and recoupment policy.

✓	Pay program tied to performance and business strategy.

✓	Majority of pay is long-term and at-risk with no guaranteed bonuses or salary increases.

✓	Stock ownership guidelines align executive and director interests with those of shareholders.

✓	Prohibition on all hedging, pledging, and short sales of Kroger securities by directors and executive officers.

✓	No tax gross-up payments to executives.

Environmental, Social, & Governance Strategy

Kroger’s Environmental, Social & Governance Strategy is called Thriving Together. This strategy reflects the evolution of the Company’s long history of operating responsibly, advancing economic opportunity and sustainability in our own operations and supply chain, and giving back meaningfully to our communities.

Our ESG objective is to achieve positive and lasting change through a shared-value framework that benefits people and our planet and creates more resilient systems for the future. The centerpiece of Kroger’s ESG strategy is our Zero Hunger | Zero Waste social and environmental impact plan. Introduced five years ago, Zero Hunger | Zero Waste is an industry-leading platform for collective action and systems change at global, national, and local levels.

Our ESG strategy aims to address material topics of importance to our business and key stakeholders, including our associates, customers, shareholders, and others. Key ESG topics — informed by a structured materiality assessment and engagement with our shareholders and other stakeholders — align to three strategic pillars: People, Planet and Systems. Please see more details here in Kroger’s annual ESG Report: https://www.thekrogerco.com/wp-content/uploads/2022/08/Kroger-Co-2022-ESG-Report.pdf. The information on, or accessible through, this website is not part of, or incorporated by reference into, this proxy statement.

People — Our Aspiration: Help billions live healthier, more sustainable lifestyles

Food Access, Health, & Nutrition

Kroger’s brand promise, Fresh for Everyone, reflects our belief that everyone should have access to affordable, fresh food. We are committed to food and product safety and to improving food access, food security, and health and nutrition for all. Protecting our associates’ and customers’ health and safety and enhancing our shopping experience are also key focus areas.

•	Kroger associates have rescued more than 575 million pounds of wholesome surplus food to help end hunger since introducing Zero Hunger | Zero Waste.

•	In the same period, Kroger directed a total of $1.2 billion in charitable giving for hunger relief in our communities.

•	With food and funds combined, Kroger directed 2.8 billion meals to our communities since 2017, well ahead of our goal of 3 billion meals by 2025.

Just & Inclusive Economy

We offer access to employment, benefits, and more, providing good jobs for individuals ages 15 to 95 with a wide range of experience, skills, and career aspirations. In 2020, Kroger introduced our Framework for Action: Diversity, Equity, & Inclusion, a 10-point plan with short- and long-term steps to accelerate and promote greater change in the workplace and communities we serve.

•	Since 2020, Kroger has trained 661,000 leaders and associates in diversity, equity, & inclusion, including Unconscious Bias training.

•	We achieved nearly $4 billion in diverse supplier spend annually, on track to our goal of $10 billion annually by 2030.

•	Kroger achieved a perfect score of 100 on the Human Rights Campaign Corporate Equality Index for the fourth consecutive year and was listed among the Best Places to Work for Disability Inclusion by the Disability Equality Index.

•	The Kroger Co. Foundation established a $5 million Racial Equity Fund and subsequently increased funding to $10M to support organizations driving change at national and local levels. To date, the fund has directed a total of $5.7 million in grants to nonprofit organizations advancing meaningful change in our communities.

Planet — Our Aspiration: Protect and restore natural resources for a brighter future

Climate Impact

Kroger is committed to reducing the impact of our business on the climate and assessing the potential future risk of a changing climate to our business operations. We support the transition to a lower-carbon economy by investing in energy efficiency and renewable energy and by reducing greenhouse gas (GHG) emissions and food waste.

•	Kroger’s current commitment is to reduce Scope 1 and 2 GHG emissions by 30% by 2030 using a 2018 baseline. Reflecting updated guidance from the Intergovernmental Panel on Climate Change and the Science Based Targets initiative (SBTi), Kroger is in the process of resetting this target to be more ambitious and align to a 1.5⁰C scenario.

•	In addition, Kroger is conducting analysis to inform a new Scope 3 target to reduce GHG emissions in our value chain. We expect to complete the goal-setting process in early 2024. To align with SBTi guidance, Kroger is also setting a new Forest, Land, and Agriculture (FLAG) target to further reduce emissions in land-intensive sectors like food and agricultural production.

•	Reducing food waste is another way Kroger is helping reduce climate impacts. In 2021, we reduced retail food waste generated and improved retail food waste diversion from landfill to 48.8% through our Zero Hunger | Zero Waste plan, on the path to achieving 95%+ diversion by 2025.

Resource Conservation

As a responsible business, we conserve natural resources to help safeguard people and our planet. Our current goal is to divert 90% or more of waste from landfills company-wide by 2025 and to identify alternative methods of waste management.

•	We have a comprehensive set of sustainable packaging goals that include seeking to achieve 100% recyclable, reusable, or compostable packaging for Our Brands products by 2030. In 2022, we completed an Our Brands packaging footprint and baseline to inform our roadmap to 2030.

•	Kroger partnered with TerraCycle to launch a first-of-its-kind recycling program for flexible plastic packaging across the Our Brands portfolio. Now, Kroger customers can collect flexible snack and chip bags, pouches, pet food packaging, and more — items typically not eligible for curbside recycling — for easy and free mail-in recycling.

•	In 2022, Kroger also conducted a six-month pilot with the innovative Loop reusable consumer product packaging platform at 25 Fred Meyer stores in the Portland, Oregon, area. We plan to publish a report outlining what may be needed to achieve commercial scale with reusable packaging in the future.

•	To support more sustainable agriculture, Kroger offers an expanding selection of natural, organic, free-from, and plant-based products, including our popular Simple Truth® product line. The company also is in the process of developing a sustainable agriculture commitment for its fresh produce supply chain.

Systems — Our Aspiration: Build more responsible and inclusive global systems

Business Integration

Kroger is committed to strong corporate and ESG governance. Business and functional leaders are engaged in our ESG strategy and accountable for results. Operationalizing ESG is a journey; however, we believe our centralized structure, vertical integration and commitment to responsible sourcing enables our progress.

•	We are committed to Board refreshment and diversity, with five of 11 directors being women, including the chairs of the Audit, Finance, and Public Responsibilities Committees.

•	The Public Responsibilities Committee meets three times a year to discuss progress related to the company’s ESG strategy and key topics. In 2022, areas of focused engagement included Kroger’s GHG emissions reduction roadmap and approach to responsible sourcing.

•	A core ESG team leads internal cross-functional working groups focused on policy, issues management and strategy implementation for key ESG topics, including food and product access and affordability, climate impacts, sustainable packaging, and supply chain accountability.

Responsible & Resilient Systems

Kroger is part of – and dependent on – an interconnected global food system and consumer goods supply chain. A renewed focus on these natural systems and the policies and practices governing them will help protect our planet and workers whose livelihoods depend on a resilient and responsible supply chain.

•	Kroger continues to advance its commitment to align our human rights practice with the UN Guiding Principles on Business and Human Rights and develop a comprehensive human rights due diligence framework. In the past year, Kroger conducted two human rights impact assessments in different sectors of our global supply chain.

•	We continue to offer a wide assortment of Fair Trade Certified products in the Our Brands assortment to support communities around the world.

•	Kroger continues to transition the foundation of our animal welfare policy to the Five Domains of Animal Welfare, an internationally respected approach that emphasizes current animal science and outcome-based standards. We are working with our suppliers to measure and report progress toward our goals.

•	Our long-standing commitment to seafood sustainability includes partnerships and programs aimed at improving marine ecosystems through conservation and fishery improvement practices.

•	Kroger’s No-Deforestation Commitment for Our Brands aims to address deforestation impacts in higher-risk supply chains, such as palm oil, pulp and paper, soy, and beef.

Proposals to Shareholders

Item No. 1. Election of Directors

You are being asked to elect 11 director nominees for a one-year term.

FOR	The Board of Directors unanimously recommends that you vote “FOR ALL” of Kroger’s director nominees.

As of the date of this proxy statement, Kroger’s Board of Directors consists of 11 members. All nominees, if elected at the 2023 Annual Meeting, will serve until the annual meeting in 2024 or until his or her successors have been elected by the shareholders or by the Board pursuant to Kroger’s Regulations, and qualified. Each of our director nominees identified in this proxy statement has consented to being named as a nominee in our proxy materials and has accepted the nomination and agreed to serve as a director if elected by Kroger’s shareholders.

Kroger’s Articles of Incorporation provide that the vote required for election of a director nominee by the shareholders, except in a contested election or when cumulative voting is in effect, is the affirmative vote of a majority of the votes cast for or against the election of a nominee.

The Committee memberships stated below are those in effect as of the date of this proxy statement. The experience, qualifications, attributes, and skills that led the Corporate Governance Committee and the Board to conclude that the following individuals should serve as directors are set forth opposite each individual’s name. In addition, all of our Director Nominees demonstrate the following qualities:

Key Attributes and Skills of All Kroger Director Nominees

● Intellectual and analytical skills	● Business and professional achievements
● High integrity and business ethics	● Ability to represent the interests of all shareholders
● Strength of character and judgement	● Knowledge of corporate governance matters
● Ability to devote significant time to Board duties	● Understanding of the advisory and proactive oversight responsibility of our Board
● Desire and ability to continually build expertise in emerging areas of strategic focus for our Company	● Comprehension of their his or her as a public company director and the fiduciary duties owed to shareholders
● Demonstrated focus on promoting equality	● Ability to work cooperatively with other members of the board

Board Nominees for Directors for Terms of Office Continuing until 2024

Nora A. Aufreiter

Ms. Aufreiter is Director Emeritus of McKinsey & Company, a global management consulting firm. She retired in June 2014 after more than 27 years with McKinsey, most recently as a director and senior partner. During that time, she worked extensively in the U.S., Canada, and internationally with major retailers, financial institutions, and other consumer-facing companies. Before joining McKinsey, Ms. Aufreiter spent three years in financial services working in corporate finance and investment banking. She is a member of the Board of Directors of The Bank of Nova Scotia and is chair of the Board of Directors of MYT Netherlands Parent B.V., the parent company of MyTheresa.com, an e-commerce retailer. She is also on the board of a privately held company, Cadillac Fairview, a subsidiary of Ontario Teachers Pension Plan, which is one of North America’s largest owners, operators, and developers of commercial real estate. Ms. Aufreiter also serves on the boards of St. Michael’s Hospital and the Canadian Opera Company, and is a member of the Dean’s Advisory Board for the Ivey Business School in Ontario, Canada.

Ms. Aufreiter has over 30 years of broad business experience in a variety of retail sectors. Her vast experience in leading McKinsey’s North American Retail Practice, North American Branding service line and the Consumer Digital and Omnichannel service line is of particular value to the Board. In addition, during her tenure with McKinsey, the firm advised consulting clients on a variety of matters, including ESG topics and setting and achieving sustainability goals which is of value to the Board and the Public Responsibilities Committee. Ms. Aufreiter has served on our Public Responsibilities Committee for eight years, the last three as chair. In 2021, she led the Board’s review of ESG accountability to clarify committee oversight of ESG topics and led the revision of the Committee’s charter to reflect the Committee’s increasing focus on material environmental sustainability and social impact topics. She also brings to the Board valuable insight on commercial real estate. In her current role as Chair of the Human Capital and Compensation Committee for the Bank of Nova Scotia, Ms. Aufreiter has responsibility for overseeing senior management succession and CEO evaluation and incentive compensation. In her previous role as Chair of the Corporate Governance Committee of The Bank of Nova Scotia, Ms. Aufreiter had responsibility for overseeing shareholder engagement, the composition of its Board of Directors, including diversity, the effectiveness of the diversity policy of its Board of Directors, ESG strategy and priorities, and the Bank’s statement on human rights. This experience is of particular value to the Board and to her role as the Chair of the Public Responsibilities Committee.

Age 63	Director Since 2014
Committees: Finance Public Responsibilities[1] Qualifications: Business Management Retail Consumer Financial Expertise Operations & Technology ESG

1 Denotes Chair of Committee

Kevin M. Brown

Mr. Brown is the Executive Vice President and Chief Supply Chain Officer at Dell Technologies, a leading global technology company. His previous roles at Dell include senior leadership roles in procurement, product quality, and manufacturing. Mr. Brown joined Dell in 1998 and has held roles of increasing responsibility throughout his career, including Chief Procurement Officer and Vice President, ODM Fulfillment & Supply Chain Strategy before being named Chief Supply Chain Officer in 2013. Before Dell, he spent 10 years in the shipbuilding industry, directing U.S. Department of Defense projects. Mr. Brown currently serves on the National Committee of the Council on Foreign Relations and on the Boards of the Congressional Black Caucus Foundation and the Howard University Center for Supply Chain Excellence. He is also a member of the Executive Leadership Council.

Mr. Brown is a global leader with over twenty years of leadership experience and supply chain innovation experience. His efforts led Dell to be recognized as having one of the most efficient, sustainable, and innovative supply chains. Mr. Brown has established himself as an authority on sustainable business practices. His combined deep global supply chain and procurement expertise and track record of sustainability and resilience leadership, as well as his experience in circular economic business practices, are of value to the Board in his role as director and member of the Public Responsibilities Committee. His deep expertise in all matters related to supply chain, supply chain resilience, and risk and crisis management are of particular value to the Board.

Age 60	Director Since 2021
Committees: Audit Public Responsibilities Qualifications: Business Management Consumer Financial Expertise Risk Management Operations & Technology ESG Manufacturing

Elaine L. Chao

Ms. Chao served as the 18th U.S. Secretary of Transportation from January 2017 until January 2021. Prior thereto, she served as the 24th U.S. Secretary of Labor from January 2001 until January 2009, and was the first woman of Asian American & Pacific Islander heritage to serve in a President’s cabinet in history. Previously, Ms. Chao was President and CEO of United Way of America, Director of the Peace Corps and a banker with Citicorp and BankAmerica Capital Markets Group. She earned her M.B.A. from Harvard Business School and has served on a number of Fortune 500 and nonprofit boards. She currently serves on the Board of Directors of ChargePoint Holdings, Inc. and Embark Technology, Inc., both of which are new economy technology companies in the mobile sector focusing on sustainable and environmentally friendly transportation. In the past five years, she also served as a director of and Hyliion Holdings Corp. Recognized for her extensive record of accomplishments and public service, she is also the recipient of 38 honorary doctorate degrees. In her capacity as a director on numerous public boards while out of government, she has advocated for innovation and business transformations. She has also been a director on many private and nonprofit boards, including Harvard Business School Board of Dean’s Advisors and Global Advisory Board, Los Angeles Organizing Committee for the Olympic and Paraolympic Games 2028, and a trustee of the Kennedy Center for the Performing Arts.

Ms. Chao brings to the Board extensive experience in the public, private and non-profit sectors. In her two cabinet positions, she led high-profile organizations, navigating complex regulatory and public policy environments, and she provides the Board with valuable insight on strategy, logistics, transportation, and workforce issues. Under her leadership, the Department of Labor set up a record number of health and safety partnerships with labor unions. While she was Director of the Peace Corps, she launched the first Peace Corps programs in the newly independent Baltic states and the former republics of the former Soviet Union, including Ukraine. This experience leading social impact at scale is of value to the Board in her role as an independent director and member of the Public Responsibilities Committee. Ms. Chao’s leadership and governance expertise gained from her government service, nonprofits, and public company boards is of value to the Board.

Age 70	Director Since 2021
Committees: Corporate Governance Public Responsibilities Qualifications: Business Management Consumer Financial Expertise Risk Management Operations & Technology ESG

Anne Gates

Ms. Gates was President of MGA Entertainment, Inc., a privately-held developer, manufacturer, and marketer of toy and entertainment products for children, from 2014 until her retirement in 2017. Ms. Gates held roles of increasing responsibility with The Walt Disney Company from 1992-2012. Her roles included Chief Financial Officer for Disney Consumer Products (DCP) and Managing Director, DCP, Europe and emerging markets. She is currently a director of Tapestry, Inc., where she serves as Chair of the Board, Chair of the Governance Committee, and is on the Tapestry Foundation Board. She is also a director of Raymond James Financial, Inc., where she is the Chair of the Corporate Governance ESG Committee. She is also a member of the Boards of the Salzburg Global Seminar, PBS SoCal, Save the Children, and the Packard Foundation, one of the largest global foundations focused on environmental and other key ESG issues.

Ms. Gates has over 25 years of experience in the retail and consumer products industry. She brings to Kroger financial expertise gained while serving as President of MGA and CFO of a division of The Walt Disney Company. Ms. Gates has a broad business background in finance, marketing, strategy and business development, including international business. As the chair of the Corporate Governance and ESG Committee at Raymond James Financial, Inc., she oversees their code of ethics, Board composition, including diversity, environmental policies and programs, sustainability targets and ESG reporting which are aligned with SASB, shareholder proposals, and shareholder engagements efforts, including social justice, community relations and charitable giving. Ms. Gates is also Chair of the Tapestry Governance Committee, which also includes oversight of ESG responsibilities. These experiences are of particular value to the Board in her role as an independent director and member of the Corporate Governance Committee. Her financial leadership and consumer products expertise is of particular value to the Board. Ms. Gates has been designated an Audit Committee financial expert and serves as Chair of the Audit Committee.

Age 63	Director Since 2015
Committees: Audit[1] Corporate Governance Qualifications: Business Management Retail Consumer Financial Expertise Risk Management Operations & Technology ESG Manufacturing

1 Denotes Chair of Committee

Karen M. Hoguet

Ms. Hoguet served as the Chief Financial Officer of Macy’s, Inc. from October 1997 until July of 2018 when she became a strategic advisor to the Chief Executive Officer until her retirement in 2019. Previously, she served on the boards of Nielsen Holdings plc, The Chubb Corporation and Cincinnati Bell as the chairman of the audit committee and a member of the finance committee, member of the Audit and Finance Committee and the Audit Committee, respectively. She also serves on the board of UCHealth.

Ms. Hoguet has over 35 years of broad financial and operational leadership experience within the omnichannel retail sector. She has a proven track record of success in driving transformations, delivering strong financial performance, and forming strong relationships with investors and industry analysts. She has extensive knowledge across all areas of finance, including financial planning, investor relations, M&A, accounting, treasury and tax, as well as strategic planning, credit card services and real estate. Ms. Hoguet played a critical role in the successful turnaround of Federated Department Stores, from bankruptcy to an industry leading omnichannel retailer, which was accomplished through acquisitions, divestiture and other strategic changes including building an omnichannel model and developing a new strategic approach to real estate. Her long tenure as a senior executive of a publicly traded company with financial, audit, strategy, and risk oversight experience is of value to the Board as is her public company experience, both as a long serving executive, and as a board member. In addition, her strong business acumen, understanding of diverse cross-functional issues, and ability to identify potential risks and opportunities are also of value to the Board. Ms. Hoguet has been designated an Audit Committee financial expert and serves as Chair of the Finance Committee.

Age 66	Director Since 2019
Committees: Audit Finance[1] Qualifications: Business Management Retail Consumer Financial Expertise Risk Management ESG

W. Rodney McMullen

Mr. McMullen was elected Chairman of the Board in January 2015 and Chief Executive Officer of Kroger in January 2014. He served as Kroger’s President and Chief Operating Officer from August 2009 to December 2013. Prior to that, Mr. McMullen was elected to various roles at Kroger including Vice Chairman in 2003, Executive Vice President, Strategy, Planning, and Finance in 1999, Senior Vice President in 1997, Group Vice President and Chief Financial Officer in June 1995, and Vice President, Planning and Capital Management in 1989. He is a director of VF Corporation. In the past five years, he also served as a director of Cincinnati Financial Corporation.

Mr. McMullen has broad experience in the supermarket business, having spent his career spanning over 40 years with Kroger. He has a strong background in finance, operations, and strategic partnerships, having served in a variety of roles with Kroger, including as our CFO, COO, and Vice Chairman. His previous service as chair of Cincinnati Financial Corporation’s Compensation Committee and on its Executive and Investment Committees, as well as his service on the Audit and Governance and Corporate Responsibilities Committees of VF Corporation, adds depth to his extensive retail experience.

Age 62	Director Since 2003
Qualifications: Business Management Retail Consumer Financial Expertise Risk Management Operations & Technology ESG

1 Denotes Chair of Committee

Clyde R. Moore

Mr. Moore was Chairman and Chief Executive Officer of First Service Networks, a national provider of facility and maintenance repair services, from 2000 to 2014, and Chairman until his retirement in 2015. Previously, Mr. Moore was President and CEO of Thomas & Betts, a global manufacturer of electric connectors and components, and President and COO of FL Industries, Inc., an electrical component manufacturing company. Mr. Moore is currently President and CEO of Gliocas LLC, a management consulting firm serving small businesses and non-profits. Mr. Moore was a leader in the founding of the Industry Data Exchange Association (IDEA), which standardized product identification data for the electrical industry, allowing the industry to make the successful transition to digital commerce. Mr. Moore was Chairman of the National Electric Manufacturers Association and served on the Executive Committee of the Board of Governors. He served on the advisory board of Mayer Electrical Supply for over 20 years, including time as lead director, until the sale of the company in late-2021.

Mr. Moore has over 30 years of general management experience in public and private companies. He has extensive experience as a corporate leader overseeing all aspects of a facilities management firm and numerous manufacturing companies. Mr. Moore’s expertise broadens the scope of the Board’s experience to provide oversight to Kroger’s facilities, digital, and manufacturing businesses, and he has a wealth of Fortune 500 experience in implementing technology transformations. Additionally, his expertise and leadership as Chair of the Compensation Committee is of particular value to the Board. Mr. Moore presided over the Compensation Committee during the company’s introduction of its Framework for Action: Diversity, Equity, & Inclusion plan. Additionally, he was Chair of the Compensation Committee and led the inclusion of talent development into the Committee’s name and charter.

Age 69	Director Since 1997
Committees: Compensation & Talent Development[1] Corporate Governance Qualifications: Business Management Financial Expertise Risk Management Operations & Technology ESG Manufacturing

Ronald L. Sargent

Mr. Sargent was Chairman and Chief Executive Officer of Staples, Inc., a business products retailer, where he was employed from 1989 until his retirement in 2017. Prior to joining Staples, Mr. Sargent spent 10 years with Kroger in various positions. He is a director of Five Below, Inc. and Wells Fargo & Company. Previously, he served as a director of The Home Depot, Inc. and Mattel, Inc. Currently, Mr. Sargent is a member of the board of governors of the Boys & Girls Clubs of America, the board of directors of City of Hope, and the board of trustees of Northeastern University. He is also chairman of the board of directors of the John F. Kennedy Library Foundation.

Mr. Sargent has over 35 years of retail experience, first with Kroger and then with increasing levels of responsibility and leadership at Staples, Inc. His efforts helped carve out a new market niche for the international retailer. In his role as Chair of the Wells Fargo Human Resources Committee, he oversees human capital management, including diversity, equity, and inclusion, human capital risk, and culture and ethics. In his role as a member of the Five Below Nominating and Corporate Governance Committee, he oversees social and environmental governance, including corporate citizenship. These committee experiences are of value to the Board in his role as a member of the Public Responsibilities Committee and Lead Director of the Board. His understanding of retail operations, consumer insights, and e-commerce are also of value to the Board. Mr. Sargent has been designated an Audit Committee financial expert and serves as Chair of the Corporate Governance Committee and Lead Director of the Board. Mr. Sargent’s strong insights into corporate governance and his executive leadership experience serve as the basis for his leadership role as Lead Director.

Age 67	Director Since 2006
Committees: Audit Corporate Governance[1] Public Responsibilities Qualifications: Business Management Retail Consumer Financial Expertise Risk Management Operations & Technology ESG

1 Denotes Chair of Committee

J. Amanda Sourry Knox (Amanda Sourry)

Ms. Sourry was President of North America for Unilever, a personal care, foods, refreshment, and home care consumer products company, from 2018 until her retirement in December 2019. She held leadership roles of increasing responsibility during her more than 30 years at Unilever, both in the U.S. and Europe, including president of global foods, executive vice president of global hair care, and executive vice president of the firm’s UK and Ireland business. From 2015 to 2017, she served as President of their Global Foods Category. Ms. Sourry currently serves on the board for PVH Corp., where she chairs the Compensation Committee and serves on the Nominating, Governance & Management Development Committee. She is also a non-executive director of OFI, a provider of on-trend, natural and plant-based products, focused on delivering sustainable and innovative solutions to consumers across the world, and a member of their Remuneration and Talent Committee and the Audit and Risk Committee. She is also a supervisory director of Trivium Packaging B.V., a sustainable packaging company, and a director of Beautycounter LLC.

Ms. Sourry has over thirty years of experience in the CPG and retail industry. As a member of PVH Corp.’s Nominating, Governance, & Management Development Committee, her experience with monitoring issues of corporate conduct and culture, and providing oversight of diversity, equity and inclusion policies and programs as it relates to management development, talent assessment and succession planning programs and processes is of particular value to her role as a member of the Compensation & Talent Development Committee and the Board. She brings to the Board her extensive global marketing and business experience in consumer-packaged goods as well as customer development, including overseeing Unilever’s digital efforts. Ms. Sourry was actively involved in Unilever’s global diversity, gender balance, and sustainable living initiatives which is of value to the Board and to the Compensation & Talent Development Committee. She also has a track record of driving sustainable, profitable growth across scale operating companies and global categories across both developed and emerging markets. Ms. Sourry’s history in profit and loss responsibility and oversight, people and ESG leadership and capabilities development is of value to the Board.

Age 59	Director Since 2021
Committees: Compensation & Talent Development Finance Qualifications: Business Management Retail Consumer Financial Expertise Risk Management Operations & Technology ESG

Mark S. Sutton

Mr. Sutton is Chairman and Chief Executive Officer of International Paper, a leading global producer of renewable fiber-based packaging, pulp, and paper products. Prior to becoming CEO in 2014, he served as President and Chief Operating Officer with responsibility for running International Paper’s global business. Mr. Sutton joined International Paper in 1984 as an Electrical Engineer. He held roles of increasing responsibility throughout his career, including Mill Manager, Vice President of Corrugated Packaging Operations across Europe, the Middle East and Africa, Vice President of Corporate Strategic Planning, and Senior Vice President of several business units, including global supply chain. Mr. Sutton is a member of The Business Council, serves on the American Forest & Paper Association board of directors, and on the Business Roundtable. He also serves on the board of directors of Memphis Tomorrow.

Mr. Sutton has over 30 years of leadership experience with increasing levels of responsibility and leadership at International Paper. At International Paper, he oversees their robust ESG disclosures which are aligned with GRI, and their Vision 2030, which sets forth ambitious forest stewardship targets and plans to transition to renewable solutions and sustainable operations. He also oversees International Paper’s Vision 2030 goals pertaining to diversity and inclusion. He brings to the Board the critical thinking that comes with an electrical engineering background as well as his experience leading a global company with labor unions. His strong strategic planning background, manufacturing and supply chain and experience, and his ESG leadership are of value to the Board.

Age 61	Director Since 2017
Committees: Compensation & Talent Development Finance Qualifications: Business Management Financial Expertise Risk Management Operations & Technology ESG Manufacturing

Ashok Vemuri

Mr. Vemuri was Chief Executive Officer and a Director of Conduent Incorporated, a global digital interactions company, from its inception as a result of the spin-off from Xerox Corporation in January 2017 to 2019. He previously served as Chief Executive Officer of Xerox Business Services, LLC and as an Executive Vice President of Xerox Corporation from July 2017 to December 2017. Prior to that, he was President, Chief Executive Officer, and a member of the Board of Directors of IGATE Corporation, a New Jersey-based global technology and services company now part of Capgemini, from 2013 to 2015. Before joining IGATE, Mr. Vemuri spent 14 years at Infosys Limited, a multinational consulting and technology services company, in a variety of leadership and business development roles and served on the board of Infosys from 2011 to 2013. Prior to joining Infosys in 1999, Mr. Vemuri worked in the investment banking industry at Deutsche Bank and Bank of America. In the past five years, he served as a director of Conduent Incorporated. Mr. Vermuri is a member of the Board of Directors of Opal Fuels and is chair of the Audit Committee.

Mr. Vemuri brings to the Board a proven track record of leading technology services companies through growth and corporate transformations. His experience as CEO of global technology companies as well as his experience with cyber security and risk oversight are of value to the Board as he brings a unique operational, financial, and client experience perspective. Additionally, Mr. Vemuri served on our Public Responsibilities Committee which gives him additional perspectives on risk oversight that he brings to the Audit Committee. Mr. Vemuri has been designated an Audit Committee financial expert.

Age 55	Director Since 2019
Committees: Audit Finance Qualifications: Business Management Financial Expertise Risk Management Operations & Technology ESG

YOUR VOTE IS EXTREMELY IMPORTANT. The Board of Directors unanimously recommends a vote “FOR ALL” of Kroger’s director nominees.

Board Succession Planning and Refreshment Mechanisms

Board succession planning is an ongoing, year-round process. The Corporate Governance Committee recognizes the importance of thoughtful Board refreshment and engages in a continuing process of identifying attributes sought for future Board members. The Corporate Governance Committee takes into account the Board and Committee evaluations regarding the specific qualities, skills, and experiences that would contribute to overall Board and Committee effectiveness, as well as the future needs of the Board and its Committees in light of Kroger’s current and long-term business strategies, and the skills and qualifications of directors who are expected to retire in the future including as a result of our Board retirement policy, which requires directors to retire at the annual meeting following their 72nd birthday.

Outside Board Service

No director who is an officer of the Company may serve as a director of another company without the approval of the Corporate Governance Committee. Directors who are not officers of the Company may not serve as a director of another company if in so doing such service would interfere with the director’s ability to properly perform his or her responsibilities on behalf of the Company and its shareholders, as determined by the Corporate Governance Committee. None of our current directors serve on more than three public company Boards, including Kroger’s Board.

Board Diversity

Our director nominees reflect a wide array of experience, skills, and backgrounds. Each director is individually qualified to make unique and substantial contributions to Kroger. Collectively, our directors’ diverse viewpoints and independent-mindedness enhance the quality and effectiveness of Board deliberations and decision-making. Our Board is a dynamic group of new and experienced members, which reflects an appropriate balance of institutional knowledge and fresh perspectives about Kroger due to the varied length of tenure on the Board. We believe this blend of qualifications, attributes, and tenure enables highly effective Board leadership.

The Corporate Governance Committee considers racial, ethnic, and gender diversity to be important elements in promoting full, open, and balanced deliberations of issues presented to the Board. When evaluating potential nominees to our Board, the Corporate Governance Committee considers director candidates who would help the Board reflect the diversity of our shareholders, associates, customers, and the communities in which we operate, including by considering their geographic locations to align directors’ physical locations with Kroger’s operating areas where possible. In connection with the use of a third-party search firm to identify candidates for Board positions, the Corporate Governance Committee instructs the third-party search firm to include in its initial list qualified female and racially/ethnically diverse candidates. Four of our 11 director nominees self-identify as racially/ethnically diverse: Mr. Brown and Ms. Gates self-identify as Black/African American and Ms. Chao and Mr. Vemuri self-identify as Asian. Five of our 11 directors are women.

The Corporate Governance Committee believes that it has been successful in its efforts to promote gender and ethnic diversity on our Board. Further, the Board aims to foster a diverse and inclusive culture throughout the Company and believes that the Board nominees are well suited to do so. The Corporate Governance Committee and Board believe that our director nominees for election at our 2023 Annual Meeting bring to our Board a variety of different experiences, skills, and qualifications that contribute to a well-functioning diverse Board that effectively oversees the Company’s strategy and management. The charts below show the diversity of our director nominees and the skills and experience that we consider important for our directors in light of our current business, strategy, and structure:

	Nora Aufreiter	Kevin Brown	Elaine Chao	Anne Gates	Karen Hoguet	Rodney McMullen	Clyde Moore	Ronald Sargent	Amanda Sourry	Mark Sutton	Ashok Vemuri	Total (of 11)
Business Management	•	•	•	•	•	•	•	•	•	•	•	11
Retail	•			•	•	•		•	•			6
Consumer	•	•	•	•	•	•		•	•			8
Financial Expertise	•	•	•	•	•	•	•	•	•	•	•	11
Risk Management		•	•	•	•	•	•	•	•	•	•	10
Operations & Technology	•	•	•	•		•	•	•	•	•	•	10
ESG	•	•	•	•	•	•	•	•	•	•	•	11
Manufacturing		•		•			•			•		4

Information Concerning the Board of Directors

Board Leadership Structure and Independent Lead Director

Kroger has a governance structure in which independent directors exercise meaningful and rigorous oversight. The Board’s leadership structure, in particular, is designed with those principles in mind and to allow the Board to evaluate its needs and determine, from time to time, who should lead the Board. Our Corporate Governance Guidelines (the “Guidelines”) provide the flexibility for the Board to modify our leadership structure in the future as appropriate. We believe that Kroger is well-served by this flexible leadership structure.

In order to promote thoughtful oversight, independence, and overall effectiveness, the Board’s leadership includes Mr. McMullen, our Chairman and CEO, and an independent Lead Director designated by the Board among the independent directors. The Lead Director works with the Chairman to share governance responsibilities, facilitate the development of Kroger’s strategy, and grow shareholder value. The Lead Director serves a variety of roles, consistent with current best practices, including:

●	reviewing and approving Board meeting agendas, materials, and schedules to confirm that the appropriate topics are reviewed, with sufficient information provided to directors on each topic and appropriate time is allocated to each;
●	serving as the principal liaison between the Chairman, management, and the independent directors;
●	presiding at the executive sessions of independent directors and at all other meetings of the Board at which the Chairman is not present;
●	calling meetings of independent directors at any time; and
●	serving as the Board’s representative for any consultation and direct communication, following a request, with major shareholders.

The independent Lead Director carries out these responsibilities in numerous ways, including by:

●	facilitating communication and collegiality among the Board members;
●	soliciting direct feedback from independent directors;
●	overseeing the succession planning process, including meeting with a wide range of associates including corporate and division management associates;
●	meeting with the CEO frequently to discuss strategy;
●	serving as a sounding Board and advisor to the CEO;
●	leading annual CEO evaluation process; and
●	discussing Company matters with other directors between meetings.

Unless otherwise determined by the independent members of the Board, the Chair of the Corporate Governance Committee is designated as the Lead Director. Ronald L. Sargent, an independent director and the Chair of the Corporate Governance Committee, was appointed as our Board’s independent Lead Director in June 2018. Mr. Sargent is an effective Lead Director for Kroger due to, among other things, his:

●	independence;
●	deep strategic and operational understanding of Kroger obtained while serving as a Kroger director;
●	insight into corporate governance;
●	experience as the CEO of an international ecommerce and brick and mortar retailer;
●	experience on the Boards of other large publicly traded companies; and
●	engagement and commitment to carrying out the role and responsibilities of the Lead Director.

With respect to the roles of Chairman and CEO, the Guidelines provide that the Board will determine whether it is in the best interests of Kroger and its shareholders for the roles to be combined. The Board exercises this judgment as it deems appropriate in light of prevailing circumstances. The Board believes that this leadership structure improves the Board’s ability to focus on key policy and operational issues and helps the Company operate in the long-term interest of shareholders. Additionally, this structure provides an effective balance between strong Company leadership and appropriate safeguards and oversight by independent directors. Our CEO’s strong background in finance, operations, and strategic partnerships is particularly important to the Board given Kroger’s current growth strategy. Our CEO’s consistent leadership, deep industry expertise, and extensive knowledge of the Company are also especially critical in the midst of the rapidly evolving retail and digital landscape. The Board believes that the structure of the Chairman and independent Lead Director position should continue to be considered as part of the succession planning process.

Annual Board Evaluation Process

The Board and each of its Committees conduct an annual evaluation to determine whether the Board is functioning effectively both at the Board and at the Committee levels. As part of this annual evaluation, the Board assesses whether the current leadership structure and function continues to be appropriate for Kroger and its shareholders, including in consideration of director succession planning.

Every year, the Board’s goal is to increase the effectiveness of the Board and the results of these evaluations are used for this purpose. The Board recognizes that a robust evaluation process is an essential component of strong corporate governance practices and ensuring Board effectiveness. The Corporate Governance Committee oversees an annual evaluation process led by either the Lead Independent Director or an independent third party.

Each director completes a detailed annual evaluation of the Board and the Committees on which he or she serves and the Lead Director or an independent third-party conducts interviews with each of the directors. This year, the annual evaluation was conducted by the Lead Director.

Topics covered include, among others:

●	The effectiveness of the Board and Board Committees and the active participation of all directors

●	The Board and Committees’ skills and experience and whether additional skills or experience are needed

●	The effectiveness of Board and Committee meetings, including the frequency of the meetings

●	Board interaction with management, including the level of access to management, and the responsiveness of management

●	The effectiveness of the Board’s evaluation of management performance

●	Additional subject matters the Board would like to see presented at their meetings or Committee meetings

●	Board’s governance procedures

●	The culture of the Board to promote participation in a meaningful and constructive way

The results of this Board evaluation are discussed by the full Board and each Committee, as applicable, and changes to the Board’s and its Committees’ practices are implemented as appropriate.

Over the past several years, this evaluation process has contributed to various enhancements in the way the Board and the Committees operate, including increased focus on continuous Board refreshment and diversity of its members as well as ensuring that Board and Committee agendas are appropriately focused on strategic priorities and provide adequate time for director discussion and input.

Director Onboarding and Engagement

All directors are expected to invest the time and energy required to gain an in-depth understanding of our business and operations in order to enhance their strategic value to our Board. We develop tailored onboarding plans for each new director. We arrange meetings for each new director with appropriate officers and associates in order to familiarize him or her with the Company’s strategic plans, financial statements, and key policies and practices. We also provide training on fiduciary obligations of board members and corporate governance topics, as well as committee-specific onboarding. From time to time, the Company will provide Board members with presentations from experts within and outside of the Company on topics relevant to the Board’s responsibilities. Any member of the Board may attend accredited third-party training and the expenses will be paid by the Company. Board meetings are periodically held at a location away from our home office in a geography in which we operate. In connection with these Board meetings, our directors learn more about the local business environment through meetings with our regional business leaders and visits to our stores, competitors’ stores, manufacturing facilities, distribution facilities, and/or customer fulfillment centers.

Committees of the Board of Directors

To assist the Board in undertaking its responsibilities, and to allow deeper engagement in certain areas of company oversight, the Board has established five standing Committees: Audit, Compensation and Talent Development (“Compensation”), Corporate Governance, Finance, and Public Responsibilities. All Committees are composed exclusively of independent directors, as determined under the NYSE listing standards. Each Committee has the responsibilities set forth in its respective charter, each of which has been approved by the Board. The current charter of each Board Committee is available on our website at ir.kroger.com under Investors — Governance — Corporate Governance Guidelines.

The current membership, 2022 meetings, and responsibilities of each Committee are summarized below.

Name of Committee, Number of Meetings, and Current Members	Primary Committee Responsibilities
Audit Committee Meetings in 2022: 5 Members: Anne Gates, Chair Kevin M. Brown Karen M. Hoguet Ronald L. Sargent Ashok Vemuri

●  Oversees the Company’s financial reporting and accounting matters, including review of the Company’s financial statements and the audit thereof, the Company’s financial reporting and accounting process, and the Company’s systems of internal control over financial reporting

●  Selects, evaluates, and oversees the compensation and work of the independent registered public accounting firm and reviews its performance, qualifications, and independence

●  Oversees and evaluates the Company’s internal audit function, including review of its audit plan, policies and procedures, and significant findings

●  Oversees enterprise risk assessment and risk management, including review of cybersecurity risks and regular reports received from management and independent third parties

●  Reviews significant legal and regulatory matters

●  Reviews and monitors the Company’s operational and third-party compliance programs and updates thereto

●  Reviews Ethics Hotline reports and discusses material matters

●  Reviews and approves related party transactions

●  Conducts executive sessions with independent registered public accounting firm and Vice President, Internal Audit at each meeting

●  Conducts executive sessions with the Senior Vice President, Secretary and General Counsel, Vice President and Chief Ethics & Compliance Officer, and Senior Vice President and Chief Financial Officer individually at least once per year

Name of Committee, Number of Meetings, and Current Members	Primary Committee Responsibilities
Compensation Committee Meetings in 2022: 5 Members: Clyde R. Moore, Chair Amanda Sourry Mark S. Sutton

●  Recommends for approval by the independent directors the compensation of the CEO and approves the compensation of senior officers

●  Administers the Company’s executive compensation policies and programs, including determining grants of equity awards under the plans

●  Reviews annual incentive plans and long-term incentive plan metrics and plan design

●  Reviews emerging legislation and governance issues and retail compensation trends

●  Reviews the Company’s executive compensation peer group

●  Reviews CEO pay analysis

●  Reviews Human Capital Management, including Diversity, Equity, & Inclusion

●  Has sole authority to retain and direct the Committee’s compensation consultant

●  Assists the full Board with senior management succession planning

●  Conducts executive sessions with Senior Vice President and Chief People Officer and independent compensation consultant

Corporate Governance Committee Meetings in 2022: 3 Members: Ronald L. Sargent, Chair Elaine L. Chao Anne Gates Clyde R. Moore

●  Oversees the Company’s corporate governance policies and procedures

●  Develops criteria for selecting and retaining directors, including identifying and recommending qualified candidates to be director nominees

●  Designates membership and Chairs of Board Committees

●  Oversees and administers Board evaluation process

●  Reviews the Board’s performance

●  Establishes and reviews the practices and procedures by which the Board performs its functions

●  Reviews director independence, financial literacy, and designation of financial expertise

●  Administers director nomination process

●  Interviews and nominates candidates for director election

●  Reviews compliance with share ownership guidelines

●  Reviews and participates in shareholder engagement

●  Reviews and establishes independent director compensation

●  Oversees the annual CEO evaluation process conducted by the full Board

Name of Committee, Number of Meetings, and Current Members	Primary Committee Responsibilities
Finance Committee Meetings in 2022: 6 Members: Karen M. Hoguet, Chair Nora A. Aufreiter Amanda Sourry Mark Sutton Ashok Vemuri

●  Oversees the Company’s financial affairs and management of the Company’s financial resources

●  Reviews the Company’s annual and long-term financial plans, capital spending plans, capital allocation strategy, and use of cash

●  Approves and recommends for approval to the Board certain capital expenditures

●  Reviews the Company’s dividend policy and share buybacks

●  Reviews strategic transactions, capital structure, including potential issuance of debt or equity securities, credit agreements, and other financing transactions

●  Monitors the investment management of assets held in pension and profit-sharing plans administered by the Company

●  Oversees the Company’s policies and procedures on hedging, swaps, risk management, and other derivative transactions

●  Oversees the Company’s engagement and relationships with, and standing in, the financial community

Public Responsibilities Committee Meetings in 2022: 3 Members: Nora A. Aufreiter, Chair Kevin M. Brown Elaine L. Chao Ronald L. Sargent

●  Reviews the practices of the Company affecting its responsibility as a corporate citizen

●  Examines and reviews the Company’s practices related to environmental sustainability, and social impact, including but not limited to

✓     climate impacts

✓     packaging

✓     food and operational waste

✓     food access

✓     responsible sourcing

✓     supplier diversity

✓     people safety, food safety, and pharmacy safety

●  Examines and reviews the Company’s ESG strategy

●  Reviews the Company’s community engagement and philanthropy

●  Reviews the Company’s advocacy and public policy

●  Reviews the Company’s communications and Corporate Brand stewardship

●  Assesses the Company’s effort in evaluating and responding to changing public expectations and public issues that affect the business

Shareholder Engagement

Maintaining ongoing relationships with our shareholders, and understanding our shareholders’ views, is a priority for both our Board and management team. We have a longstanding history of engaging with our shareholders and through our investor relations program and our year-round governance outreach program, including participation for our independent directors. In 2022, under the direction of the Board, we requested engagement meetings with 34 shareholders representing 48% of our outstanding shares and subsequently met with 18 shareholders representing 41% of our outstanding shares (many of those shareholders we met with more than once). Some investors we contacted either did not respond or confirmed that a discussion was not needed at that time.

We conduct shareholder outreach throughout the year to engage with shareholders on issues that are important to them and us. During these engagements we discussed and solicited feedback on a range of topics, which informed Board discussions and decisions, including but not limited to:

Business Strategy

●	Kroger’s growth strategy, priorities, and value drivers

●	Our strong value creation model and recent performance

ESG Practices & Disclosures

●	Discussions with socially conscious investors and NGOs helped inform our new ESG strategy and long-term commitments

●	Thriving Together, Kroger’s ESG strategy, including long-term environmental sustainability, social impact, and responsible sourcing commitments, progress updates, and steps being taken to achieve our ambitious goals

●	Board oversight of ESG strategy and updated Committee responsibilities

●	Kroger’s ESG reporting and disclosures, including our alignment with the TCFD, SASB, and GRI reporting frameworks

●	The centerpiece of our ESG strategy is Zero Hunger | Zero Waste, an industry-leading platform for collective action and systems change to end hunger in our communities and eliminate waste across our company

Human Capital Management

●	Our DE&I Framework for Action and steps we are taking to ensure our workforce reflects the communities we serve

●	Our focus on our associates’ well-being, including increasing our average hourly associate wage, comprehensive benefits, and opportunities for internal progression and leadership development training

●	Workforce diversity reporting, including EEO-1 demographic disclosure

●	Robust Board oversight of human rights in our supply chain

Compensation Structure

●	Overview of compensation program design and alignment of pay and performance

●	Consideration of short- and long-term metrics, including financial and non-financial metrics, such as ESG metrics

●	The balance of equity and cash compensation, as well as fixed versus at risk compensation

Board and Board Oversight

●	Our Board’s approach to board refreshment considering diversity, balance of tenure, and alignment of board skills and experience with Kroger’s current and long-term business strategies

●	Board and Committee responsibilities for oversight of ESG priorities, and approach to risk management

Discussions with socially conscious investors and NGOs helped inform our ESG strategy and long-term commitments. Overall shareholders expressed appreciation for the opportunity to have an ongoing discussion and were complementary of Kroger’s ESG practices. Specifically, shareholders recognized the actions we took to formalize our ESG strategy, Thriving Together, and how our Board oversees this strategy, including our ESG targets and initiatives. These conversations provided valuable insights into our shareholders’ evolving perspectives, which were shared with our full Board.

Board’s Response to Shareholder Proposals

Accountability to our shareholders continues to be an important component of our success. We actively engage with our shareholder proponents. Every year, following our Annual Shareholders’ Meeting, our Corporate Governance Committee considers the voting outcomes for shareholder proposals. In addition, our Corporate Governance Committee and other Committees, as appropriate, consider proposed courses of action in light of the voting outcomes for shareholder proposals under their oversight, as well as feedback provided directly from our shareholders.

Director Nominee Selection Process

The Corporate Governance Committee is responsible for recommending to the Board a slate of nominees for election at each annual meeting of shareholders. The Corporate Governance Committee recruits candidates for Board membership through its own efforts and through recommendations from other directors and shareholders. In addition, the Corporate Governance Committee retains an independent, third-party search firm to assist in identifying and recruiting director candidates who meet the criteria established by the Corporate Governance Committee.

These criteria are:

●	demonstrated ability in fields considered to be of value to the Board, including business management, retail, consumer, operations, technology, financial, sustainability, manufacturing, public service, education, science, law, and government;

●	experience in high growth companies and nominees whose business experience can help the Company innovate and derive new value from existing assets;

●	highest standards of personal character and conduct;

●	willingness to fulfil the obligations of directors and to make the contribution of which he or she is capable, including regular attendance and participation at Board and Committee meetings, and preparation for all meetings, including review of all meeting materials provided in advance of the meeting; and

●	ability to understand the perspectives of Kroger’s customers, taking into consideration the diversity of our customers, including regional and geographic differences.

Additionally, in connection with the use of an independent, third-party search firm to identify director candidates, the Corporate Governance Committee will instruct the firm to include in its initial list qualified female and racially/ethnically diverse candidates.

The Corporate Governance Committee also considers diversity, as discussed in detail under “Board Diversity” above, and the specific experience and abilities of director candidates in light of our current business, strategy, and structure, and the current or expected needs of the Board in its identification and recruitment of director candidates.

The criteria for Board membership applied by the Corporate Governance Committee in its evaluation of potential Board members does not vary based on whether a candidate is recommended by our directors, a third-party search firm, or shareholders.

Candidates Nominated by Shareholders

The Corporate Governance Committee will consider shareholder recommendations for director nominees for election to the Board. If shareholders wish to nominate a person or persons for election to the Board at our 2024 annual meeting, written notice must be submitted to Kroger’s Secretary, and received at our executive offices, in accordance with Kroger’s Regulations, not later than March 28, 2024. Such notice should include the name, age, business address, and residence address of such person, the principal occupation or employment of such person, the number of Kroger common shares owned of record or beneficially by such person and any other information relating to the person that would be required to be included in a proxy statement relating to the election of directors. The Secretary will forward the information to the Corporate Governance Committee for its consideration. The Corporate Governance Committee will use the same criteria in evaluating candidates submitted by shareholders as it uses in evaluating candidates identified by the Corporate Governance Committee, as described above. See “Director Nominee Selection Process.”

Additionally, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice to Kroger’s Secretary that sets forth the information required by Rule 14a-19 of the Exchange Act no later than April 23, 2024, and must comply with the additional requirements of Rule 14a-19(b).

Eligible shareholders have the ability to submit director nominees for inclusion in our proxy statement for the 2024 annual meeting of shareholders. To be eligible, shareholders must have owned at least 3% of our common shares for at least three years. Up to 20 shareholders are able to aggregate for this purpose. Nominations must be submitted to our Corporate Secretary at our principal executive offices no earlier than December 14, 2023 and no later than January 13, 2024.

Corporate Governance Guidelines

The Board has adopted the Guidelines, which provide a framework for the Board’s governance and oversight of the Company. The Guidelines are available on our website at ir.kroger.com under Investors — Governance —Corporate Governance Guidelines. Shareholders may also obtain a copy of the Guidelines, at no cost, by making a written request to Kroger’s Secretary at our executive offices. Certain key principles addressed in the Guidelines are summarized below.

Independence

The Board has determined that all of the current independent directors and nominees have no material relationships with Kroger and satisfy the criteria for independence set forth in Rule 303A.02 of the NYSE Listed Company Manual. Therefore, all independent directors and nominees are independent for purposes of the NYSE listing standards. The Board made its determination based on information furnished to the Company by each of the directors regarding their relationships with Kroger and its management, and other relevant information. The Board considered, among other things, that

●	the value of any business transactions between Kroger and entities with which the directors are affiliated falls below the thresholds identified by the NYSE listing standards, and
●	no directors had any material relationships with Kroger other than serving on our Board.

Audit Committee Independence and Expertise

The Board has determined that Anne Gates, Karen M. Hoguet, Ronald L. Sargent, and Ashok Vemuri, independent directors, each of whom is a member of the Audit Committee, are “Audit Committee financial experts” as defined by applicable Securities and Exchange Commission (“SEC”) regulations and that all members of the Audit Committee are “financially literate” as that term is used in the NYSE listing standards and are independent in accordance with Rule 10A-3 of the Securities Exchange Act of 1934.

Code of Ethics

The Board has adopted The Kroger Co. Policy on Business Ethics, applicable to all officers, associates, and directors, including Kroger’s principal executive, financial, and accounting officers. The Policy on Business Ethics is available on our website at ir.kroger.com under Investors — Governance — Policy on Business Ethics. Shareholders may also obtain a copy of the Policy on Business Ethics by making a written request to Kroger’s Secretary at our executive offices.

Communications with the Board

The Board has established two separate mechanisms for shareholders and interested parties to communicate with the Board. Any shareholder or interested party who has concerns regarding accounting, improper use of Kroger assets, or ethical improprieties may report these concerns via the toll-free hotline (800-689-4609) or website (ethicspoint.com) established by the Board’s Audit Committee. The concerns are investigated by Kroger’s Vice President, Chief Ethics and Compliance Officer, and the Vice President of Internal Audit and reported to the Audit Committee as deemed appropriate.

Shareholders or interested parties also may communicate with the Board in writing directed to Kroger’s Secretary at our executive offices. Communications relating to personnel issues, ordinary business operations, or companies seeking to do business with us, will be forwarded to the business unit of Kroger that the Secretary deems appropriate. Other communications will be forwarded to the Chair of the Corporate Governance Committee for further consideration. The Chair of the Corporate Governance Committee will take such action as he or she deems appropriate, which may include referral to the full Corporate Governance Committee or the entire Board.

Executive Officer Succession Planning

The Guidelines provide that the Compensation Committee will review Company policies and programs for talent development and evaluation of executive officers, and will review management succession planning. In connection with the use of a third-party search firm to identify external candidates for executive officer positions, including the chief executive officer, the Board and/or the Company, as the case may be, will instruct the third-party search firm to include in its initial list qualified female and racially/ethnically diverse candidates.

Attendance

The Board held 14 meetings in fiscal year 2022. During fiscal 2022, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board and Committees on which that director served. Members of the Board are expected to use their best efforts to attend all annual meetings of shareholders. All Board members attended last year’s virtual annual meeting.

Independent Compensation Consultants

The Compensation Committee directly engages a compensation consultant to advise the Compensation Committee in the design of Kroger’s executive compensation. The Committee retained Korn Ferry Hay (US) (“Korn Ferry”) beginning in December 2017. Retained by – and reporting directly to – the Compensation Committee, Korn Ferry provided the Committee with assistance in evaluating Kroger’s executive compensation programs and policies.

In fiscal 2022, Kroger paid Korn Ferry $402,007 for work performed for the Compensation Committee. Kroger, on management’s recommendation, retained Korn Ferry to provide other services for Kroger in fiscal 2022 for which Kroger paid $69,500. These other services primarily related to salary surveys, benchmarking, integrated reporting, and operational finance review. The Compensation Committee expressly approved Korn Ferry performing these additional services. After taking into consideration the NYSE’s independence standards and the SEC rules, the Compensation Committee determined that Korn Ferry was independent, and their work has not raised any conflict of interest.

The Compensation Committee may engage an additional compensation consultant from time to time as it deems advisable.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was an officer or associate of Kroger during fiscal 2022, and no member of the Compensation Committee is a former officer of Kroger or was a party to any related person transaction involving Kroger required to be disclosed under Item 404 of Regulation S-K. During fiscal 2022, none of our executive officers served on the Board of directors or on the compensation Committee of any other entity that has or had executive officers serving as a member of Kroger’s Board of Directors or Compensation Committee of the Board.

The Board’s Role in Risk Oversight

While risk management is primarily the responsibility of Kroger’s management team, the Board is responsible for strategic planning and overall supervision of our risk management activities. The Board’s oversight of the material risks faced by Kroger occurs at both the full Board level and at the Committee level, each of which may engage advisors and experts from time to time to provide advice and counsel on risk-related matters.

We believe that our approach to risk oversight optimizes our ability to assess inter-relationships among the various risks, make informed cost-benefit decisions, and approach emerging risks in a proactive manner for Kroger. We also believe that our risk oversight structure complements our current Board leadership structure, as it allows our independent directors, through the five fully independent Board Committees, and in executive sessions of independent directors led by the Lead Director, to exercise effective oversight of the actions of management’s identification of risk and implementation of effective risk management policies and controls.

The Board receives presentations throughout the year from various department and business unit leaders that include discussion of significant risks, including newly identified and evolving high priority risks. When new risks are identified, management conducts, and either the full Board or the appropriate Board committee reviews and discusses, an enterprise risk assessment related to such new risks which may include human capital, supply chain, associate and customer health and safety, legal, regulatory, and other risks. Management and the Board then discuss the relative severity of each category of risk as well as mitigating actions and considerations relating to disclosures of material risks.

At each Board meeting, the CEO addresses matters of particular importance or concern, including any significant areas of risk, such as newly identified risks, that require Board attention. Additionally, through dedicated sessions focusing entirely on corporate strategy, the full Board reviews in detail Kroger’s short- and long-term strategies, including consideration of significant risks facing Kroger – either immediately or longer term – and their potential impact. The independent directors, in executive sessions led by the Lead Director, address matters of particular concern, including significant areas of risk, that warrant further discussion or consideration outside the presence of Kroger employees. At the committee level, reports are given by management subject matter experts to each Committee on risks within the scope of their charters. Each Committee reports to the full Board at each meeting, including any areas of risk discussed by the Committee.

The Audit Committee has oversight responsibility not only for financial reporting of Kroger’s major financial exposures and the steps management has taken to monitor and control those exposures, but also for the effectiveness of management’s processes that monitor and manage key business risks facing Kroger, as well as the major areas of risk exposure, and management’s efforts to monitor and control the major areas of risk exposure. The Audit Committee incorporates its risk oversight function into its regular reports to the Board and also discusses with management its policies with respect to risk assessment and risk management.

Our Vice President, Chief Ethics and Compliance Officer provides regular updates to the Audit Committee on our compliance risks and actions taken to mitigate that risk. In addition, the Audit Committee is charged with oversight of data privacy and cybersecurity risks. Protection of our customers’ data is a fundamental priority for our Board and management team. Our Chief Information Officer and our Chief Information Security Officer provide updates at each quarterly Committee meeting on our cybersecurity risks and actions taken to mitigate that risk to the Audit Committee and meet with the full Board at least annually. The Chief Information Security Officer reports on compliance and regulatory issues, continuously evolving threats and mitigating actions, and presents a NIST Cybersecurity Framework Scorecard to the Audit Committee. In overseeing cybersecurity risks, the Audit Committee focuses on thematic issues within an aggregated strategic lens and uses a risk-based approach. Oversight of cybersecurity risk incorporates strategy metrics, third party assessments, and internal audit and controls. Finally, an independent third party also regularly reports to the Audit Committee/Board on cybersecurity and outside counsel advises the Board about best practices for cybersecurity oversight by the Board, and the evolution of that oversight over time. Management also reports on strategic key risk indicators, ongoing initiatives, and significant incidents and their impact.

Board Oversight of Environmental, Sustainability, and Governance

We are aligned with the desire of our customers, associates, and shareholders to engage in our communities and reduce our impacts on the environment while continuing to create positive economic value over the long-term. Given the breadth of topics and their importance to us, all of our Board Committees have direct oversight of environmental, social, and governance topics. ESG topics our Board Committees oversee are as follows:

Audit	● Legal & Regulatory ● Ethics ● Operational and Third-Party Compliance ● Data Privacy & Cyber Security ● Financial Integrity
Compensation & Talent Development	● Human Capital Management ● Talent Development ● Executive Compensation ● Diversity, Equity & Inclusion
Corporate Governance	● Board recruitment/diversity ● Board succession ● Shareholder engagement program ● Shareholder advisory votes & shareholder proposals ● Independent director compensation
Finance	● Capital spending to ensure consistency with ESG strategy and goals
Public Responsibilities

●    Environmental Sustainability

✓     Climate Impacts

✓     Packaging

✓     Food Waste (Zero Waste)

●    Social Impact

✓     Food Access and Affordability (Zero Hunger)

✓     Local Communities

✓     Philanthropy

✓     Responsible Sourcing

⮚   Human Rights

⮚   Animal Welfare

●    Safety

✓     Food

✓     People

✓     Pharmacy

●    Advocacy & Public Policy

✓     Government Relations

✓     Political action (KroPAC)

●    Communications & Brand Stewardship

✓     Associate & External Communications

●    Stakeholder Relations

Our commitment to ESG matters is not new. Our Public Responsibilities Committee was established in 1977. For the past 16 years, our Company has prepared and produced an annual report describing our progress and initiatives regarding sustainability and other ESG matters. For the most recent information regarding our ESG initiatives and related matters, please visit https://www.thekrogerco.com/esgreport/. The information on, or accessible through, this website is not part of, or incorporated by reference into, this proxy statement.

In addition, our full Board oversees issues related to diversity and inclusion within the Kroger workplace. Diversity and inclusion have been deeply rooted in Kroger’s values for decades. We are committed to fostering an environment of inclusion in the workplace, marketplace, and workforce where the diversity of cultures, backgrounds, experiences, perspectives, and ideas are valued and appreciated. Kroger’s corporate team and retail divisions have strategic collaborations with universities, educational institutions, and community organizations to improve how we attract candidates from all backgrounds and ethnicities for jobs at all levels. Diversity and inclusion will continue to be a key ingredient in feeding Kroger’s innovation, long-term sustainability, and the human spirit.

The Kroger family of companies provides inclusion training to all management and all hourly associates. Most work locations (stores, plants, distribution centers, and offices) have an inclusion-focused team, called Our Promise team. The teams work on projects that reflect Kroger’s values, offer leaders valuable feedback and suggestions on improving diversity and inclusion, and facilitate communication to champion business priorities.

Our Commitment to Diversity, Equity, & Inclusion

Kroger’s Chief People Officer leads Human Resources & Labor Relations, which includes our Diversity, Equity & Inclusion team. This function — with human resources professionals in place across our lines of business and retail divisions — advocates for and fosters an associate experience that reflects our Values. It also monitors and measures progress toward goals and identifies potential opportunities for improvement.

Kroger publicly affirmed our commitment with our Framework for Action: Diversity, Equity, & Inclusion, a 10-point plan outlining short- and longer-term steps developed with associates and leaders to promote greater change in the workplace and the communities we serve. This framework outlines five focus areas: Create More Inclusive Culture, Develop Diverse Talent, Advance Diverse Partnerships, Advance Equitable Communities, and Deeply Listen and Report Progress. More details about the plan are available here: https://www.thekrogerco.com/community/standing-together/. The information on, or accessible through, this website is not part of, or incorporated by reference into, this proxy statement.

Enabling Connections

As part of the framework, we committed to provide inclusion training for our associates. More than 661,000 leaders and associates have completed diversity and inclusion training since 2020. In 2020, Kroger formed an internal Diversity, Equity, & Inclusion Advisory Council comprised of leaders from across the organization. The Council works closely with our executive leadership team and other business leaders to identify opportunities and action steps for improvement. We also created an Associate Influencer Group to facilitate representation and input from all levels of the company.

Kroger also operates 15 internal Associate Resource Groups (ARGs), or affinity groups, some of which also have local chapters. These groups enable stronger connections across our family of companies, lift up shared experiences, promote personal and professional growth, and influence business decisions. Kroger leaders sponsor and personally engage with the ARGs.

Workplace Equity

Kroger strives to attract, retain, and develop diverse leaders and associates who reflect the communities we serve. We offer accessible employment for a wide range of people across the country. Because of our unique business model, we help unlock economic opportunity for more than 430,000 people of all ages and aspirations, from those wanting an entry-level part-time job to graduate-degree specialists across corporate functions.

Kroger strategically invests in our associates’ growth and movement across levels, lines of business, and geographies. Our goal is to shift the demographic representation of women and people of color at company-wide and local levels to reflect our changing country, communities, and neighborhoods. The Diversity, Equity, & Inclusion Advisory Council helps define aspirations for our workforce of the future.

Community Engagement

As part of our Framework for Action, the Company also pledged to invest in advancing equitable communities. Kroger directed a total of $10 million to establish and advance The Kroger Co. Foundation’s Racial Equity Fund in 2020. To date, the Foundation has directed $5.7 million in grants to organizations driving positive change at national and local levels.

In 2022, the Foundation directed $1 million to The Asian American Foundation to support the Asian-American community. As part of its continuing relationship with the Thurgood Marshall College Fund, the Foundation also hosted its second annual Zero Hunger | Zero Waste Innovation Challenge. During the three-day business pitch competition with 36 students from Historically Black Colleges and Universities across the U.S., the Foundation awarded a total of $75,000 in scholarships. In collaboration with Proctor & Gamble, the Foundation also introduced the Game Changers Scholarship program and awarded $25,000 in scholarships to five diverse female students in the Greater Cincinnati area.

Director Compensation

2022 Director Compensation

The following table describes the fiscal year 2022 compensation for independent directors. Mr. McMullen does not receive compensation for his Board service.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Change in Pension Value and Nonqualified Deferred Compensation(2)	Total
Nora A. Aufreiter	$114,691	$186,382	$0	$301,073
Kevin M. Brown	$109,704	$186,382	$0	$296,086
Elaine L. Chao	$99,731	$186,382	$0	$286,113
Anne Gates	$134,637	$186,382	$0	$321,019
Karen M. Hoguet	$124,664	$186,382	$0	$311,046
Clyde R. Moore	$119,677	$186,382	—	$306,059
Ronald L. Sargent	$162,063	$186,382	$5,282	$353,727
Amanda Sourry	$99,731	$186,382	$0	$286,113
Mark S. Sutton	$99,731	$186,382	$0	$286,113
Ashok Vemuri	$109,704	$186,382	$0	$296,086

(1)	Amounts reported in the Stock Awards column represent the aggregate grant date fair value of the annual incentive share award, computed in accordance with FASB ASC Topic 718. On July 13, 2022, each independent director then serving received 3,887 incentive shares with a grant date fair value of $186,382.

(2)	The amount reported for Mr. Sargent represents preferential earnings on nonqualified deferred compensation. For a complete explanation of preferential earnings, please refer to footnote 4 to the Summary Compensation Table. Mr. Moore’s pension value decreased by $210,996 which represents the change in actuarial present value of his accumulated benefit under the pension plan for independent directors. This change in value of accumulated pension benefits is not included in the Director Compensation Table because the value decreased. Pension values may fluctuate significantly from year to year depending on a number of factors, including age, average annual earnings, and the assumptions used to determine the present value, such as the discount rate. The decrease in the actuarial present value of his accumulated pension benefit for 2022 is primarily due to the increase in the discount rate as well as the change in value due to aging.

Annual Compensation

Each independent director receives an annual cash retainer of $100,000. The Lead Director receives an additional annual retainer of $37,500 per year; the members of the Audit Committee each receive an additional annual retainer of $10,000; the Chair of the Audit Committee receives an additional annual retainer of $25,000; the Chair of the Compensation Committee receives an additional annual retainer of $20,000; and the Chair of each of the other Committees receives an additional annual retainer of $15,000. Each independent director also receives an annual grant of incentive shares (Kroger common shares) with a value of approximately $185,000.

The Board has determined that compensation of independent directors must be competitive on an ongoing basis to attract and retain directors who meet the qualifications for service on the Board. Independent director compensation was adjusted in 2021 and will be reviewed from time to time as the Corporate Governance Committee deems appropriate.

Pension Plan

Independent directors first elected prior to July 17, 1997 receive an unfunded retirement benefit equal to the average cash compensation for the five calendar years preceding retirement. Only Mr. Moore is eligible for this benefit. Benefits begin at the later of actual retirement or age 65.

Nonqualified Deferred Compensation

We also maintain a deferred compensation plan for independent directors. Participants may defer up to 100% of their cash compensation and/or the receipt of all (and not less than all) of the annual award of incentive shares.

Cash Deferrals

Cash deferrals are credited to a participant’s deferred compensation account. Participants may elect from either or both of the following two alternative methods of determining benefits:

●	interest accrues until paid out at the rate of interest determined prior to the beginning of the deferral year to represent Kroger’s cost of ten-year debt; and/or

●	amounts are credited in “phantom” stock accounts and the amounts in those accounts fluctuate with the price of Kroger common shares.

In both cases, deferred amounts are paid out only in cash, based on deferral options selected by the participant at the time the deferral elections are made. Participants can elect to have distributions made in a lump sum or in quarterly installments, and may make comparable elections for designated beneficiaries who receive benefits in the event that deferred compensation is not completely paid out upon the death of the participant.

Incentive Share Deferrals

Participants may also defer the receipt of all (and not less than all) of the annual award of incentive shares. Distributions will be made by delivery of Kroger common shares within 30 days after the date which is six months after the participant’s separation of service.

Director Stock Ownership Guidelines

Independent directors are required to own shares equivalent to five times their annual base cash retainer. For more details on the Stock Ownership Guidelines, see page 60.

Beneficial Ownership of Common Stock

The following table sets forth the common shares beneficially owned as of April 24, 2023 by Kroger’s directors, the NEOs, and the directors and executive officers as a group. The percentage of ownership is based on 723,532,073 of Kroger common shares outstanding on April 24, 2023. Shares reported as beneficially owned include shares held indirectly through Kroger’s defined contribution plans and other shares held indirectly, as well as shares subject to stock options exercisable on or before June 23, 2023. Except as otherwise noted, each beneficial owner listed in the table has sole voting and investment power with regard to the common shares beneficially owned by such owner. Unless otherwise indicated, the address of each of the beneficial owners listed below is c/o The Kroger Co., Corporate Secretary, 1014 Vine Street, Cincinnati, OH 45202.

Name	Amount and Nature of Beneficial Ownership(1)	Options Exercisable on or before June 23, 2023 – included in column (a)
Stuart W. Aitken(2)	441,766	260,420
Nora A. Aufreiter(3)	48,543	—
Kevin M. Brown	11,004	—
Elaine L. Chao(3)	8,036
Yael Cosset	399,835	248,377
Anne Gates(3)	43,125	—
Karen M. Hoguet(4)	19,552	—
Timothy A. Massa	506,660	311,704
W. Rodney McMullen	6,353,306	2,772,130
Gary Millerchip	540,043	354,620
Clyde R. Moore	121,423	—
Ronald L. Sargent(3)	180,871	—
Amanda Sourry	11,004	—
Mark S. Sutton(3)	38,452	—
Ashok Vemuri	24,900	—
Directors and executive officers as a group (22 persons, including those named above)	9,988,204	4,579,577

(1)	No director or officer owned as much as 1% of Kroger common shares. The directors and executive officers as a group beneficially owned 1.4% of Kroger common shares.

(2)	This amount includes 3,018 shares held by Mr. Aitken’s spouse. He disclaims beneficial ownership of these shares.

(3)	This amount includes incentive share awards that were deferred under the deferred compensation plan for independent directors in the following amounts: Ms. Aufreiter, 10,037; Ms. Chao, 3,952; Ms. Gates, 12,100; Mr. Sargent, 55,960; Mr. Sutton, 6,909.

(4)	This amount includes 2,075 shares held by Ms. Hoguet’s spouse. She disclaims beneficial ownership of these shares.

The following table sets forth information regarding the beneficial owners of more than five percent of Kroger common shares as of April 24, 2023 based on reports on Schedule 13G filed with the SEC.

Name	Address	Amount and Nature of Ownership		Percentage of Class
Berkshire Hathaway Inc.	3555 Farnam Street Omaha, NE 68131	50,000,000	(1)	7.0%
BlackRock, Inc.	55 East 52nd Street New York, NY 10055	65,963,885	(2)	9.2%
The Vanguard Group	100 Vanguard Blvd. Malvern, PA 19355	82,426,702	(3)	11.51%

(1)	Reflects beneficial ownership by Berkshire Hathaway Inc. as of December 31, 2022, as reported on Schedule 13G filed with the SEC on February 14, 2023, reporting shared voting power with respect to 50,000,000 common shares, and shared dispositive power with regard to 50,000,000 common shares.

(2)	Reflects beneficial ownership by BlackRock Inc., as of December 31, 2022, as reported on Amendment No. 15 to Schedule 13G filed with the SEC on January 24, 2023, reporting sole voting power with respect to 59,579,943 common shares, and sole dispositive power with regard to 65,963,885 common shares.

(3)	Reflects beneficial ownership by The Vanguard Group as of December 30, 2022, as reported on Amendment No. 8 to Schedule 13G filed with the SEC on February 9, 2023, reporting shared voting power with respect to 931,562 common shares, sole dispositive power of 79,719,502 common shares, and shared dispositive power of 2,707,200 common shares.

Related Person Transactions

The Board has adopted a written policy requiring that any Related Person Transaction may be consummated or continue only if the Audit Committee approves or ratifies the transaction in accordance with the policy. A “Related Person Transaction” is one (a) involving Kroger, (b) in which one of our directors, nominees for director, executive officers, or greater than five percent shareholders, or their immediate family members, have a direct or indirect material interest; and (c) the amount involved exceeds $120,000 in a fiscal year.

The Audit Committee will approve only those Related Person Transactions that are in, or not inconsistent with, the best interests of Kroger and its shareholders, as determined by the Audit Committee in good faith in accordance with its business judgment. No director may participate in any review, approval, or ratification of any transaction if he or she, or an immediate family member, has a direct or indirect material interest in the transaction.

Where a Related Person Transaction will be ongoing, the Audit Committee may establish guidelines for management to follow in its ongoing dealings with the related person and the Audit Committee will review and assess the relationship on an annual basis to ensure it complies with such guidelines and that the Related Person Transaction remains appropriate.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of the elements and philosophy of our executive compensation program as well as how and why the Compensation Committee and our Board of Directors make specific compensation decisions and policies with respect to our Named Executive Officers (“NEOs”).

Executive Summary

We delivered exceptional performance in 2022. Kroger achieved exceptional results in 2022 as we executed on our Leading with Fresh and Accelerating with Digital strategy, building on record years in 2020 and 2021. We are delivering a fresh, affordable, and seamless shopping experience for our customers, with zero compromise on quality, selection, or convenience. We are delivering on our financial commitments through our strong, resilient Value Creation Model. In 2022, we achieved financial performance results of ID sales, without fuel, of 5.6%, and adjusted FIFO operating profit, including fuel, of $5.1 billion[1].

Our executive compensation program aligns with long-term shareholder value creation. 91% of our CEO’s target total direct compensation and, on average, 84% of the other NEOs’ compensation is at risk and performance-based, tied to achievement of performance targets that are important to our shareholders or our long-term share price performance.

The annual performance incentive was earned above target reflecting our 2022 performance. The annual incentive program, based on a grid of identical sales, excluding fuel, and adjusted FIFO operating profit, including fuel, paid out at 192.40% of target. In light of macroeconomic conditions, including inflation, as well as the Compensation Committee’s desire to create ongoing alignment with shareholders and reward sustained performance beyond 2022, the Compensation Committee determined to structure the payout to the NEOs as follows: 150% in cash and the remaining 42.4% in restricted stock vesting in one year.

The long-term performance incentive payout reflects alignment with performance over fiscal years 2020, 2021, and 2022. Long-term performance unit equity awards granted in 2020 and tied to commitments made to our investors and other stakeholders regarding long-term sales growth, adjusted FIFO operating profit growth, free cash flow generation, our commitment to Fresh, and Relative Total Shareholder Return were earned at 93.75% of target.

We prioritized investment in our people. We strive to create a culture of opportunity for nearly 430,000 associates and take seriously our role as a leading employer in the United States. In 2022, we invested more than ever in our associates by continuing to raise our average hourly wage to $18, or over $23, including industry-leading benefits.

In response to our shareholder feedback, we incorporated an ESG metric focused on diversity and inclusion into our 2022 individual performance management program. Our core values of Diversity, Equity & Inclusion are incorporated into compensation decisions made for our associates who supervise a team of others, which range from store department leaders through our NEOs. These performance goals are factored into compensation decisions for these leaders, including salary increases and the amount of the annual grant of equity awards.

1 See pages 27 – 33 of our Annual Report on Form 10-K for the fiscal year ended January 28, 2023, filed with the SEC on March 28, 2023, for a reconciliation of GAAP operating profit to adjusted FIFO operating profit.

Our Named Executive Officers for Fiscal 2022

Name	Title
W. Rodney McMullen	Chairman and Chief Executive Officer
Gary Millerchip	Senior Vice President and Chief Financial Officer
Stuart W. Aitken	Senior Vice President and Chief Merchandising & Marketing Officer
Yael Cosset	Senior Vice President and Chief Information Officer
Timothy A. Massa	Senior Vice President and Chief People Officer

Fiscal 2022 Financial and Strategic Performance Highlights

Driven by our unwavering purpose to Feed the Human Spirit, Kroger achieved exceptional results in 2022 as we executed on our Leading with Fresh and Accelerating with Digital strategy, building on record years in 2020 and 2021. Our associates are customer-focused, delivering the products customers want, when and how they want them, with zero compromise on quality, convenience, and selection.

In 2022, we achieved financial performance results of ID sales, without fuel, of 5.6%, and adjusted FIFO operating profit of $5.1 billion. We have built a digital platform that offers a seamless shopping experience, allowing customers to shift effortlessly between store, pickup and delivery solutions. In 2022, we increased delivery sales, opened new customer fulfilment centers, increased digitally engaged households, and grew loyalty as our customers more deeply engaged with personalized coupons and fuel rewards.

Our associates enable our success, and we are committed to investing in theirs by continuing to improve wages, comprehensive benefits, and career development opportunities. We invested approximately $600 million in incremental wages in 2022, for a total of $1.9 billion in incremental investments since 2018.

Continued strategic efforts to streamline our operations allowed us to achieve cost savings greater than $1 billion for the fifth consecutive year to balance these investments without compromising food affordability for our customers across our communities.

As part of our Zero Hunger | Zero Waste social and environmental impact plan, in 2022, we donated nearly 600 million meals to feed families across America.

Our proven go-to-market strategy enables us to successfully navigate many operating environments. We believe that by delivering value for our customers, investing in our associates and serving our communities, we will continue to achieve attractive and sustainable total returns for our shareholders.

2022 Advisory Vote to Approve Executive Compensation and Shareholder Engagement

At the 2022 annual meeting, we held our annual advisory vote on executive compensation. Approximately 92% of the votes cast were in favor of the advisory vote. As part of our ongoing dialogue with our shareholders regarding governance matters, in 2022, we requested meetings with 32 shareholders representing 49% of our outstanding shares during proxy season and off-season engagement and 7 shareholders representing 24% of our outstanding shares accepted our invitation to share feedback. Some investors we contacted either did not respond or confirmed that a discussion was not needed at that time.

Conversations in these meetings included discussions about our NEO’s compensation program, with our shareholders providing feedback that they appreciated the pay-for-performance structure of our executive pay program. The Compensation Committee considers both the general and specific feedback received from shareholders, and with the guidance of our independent compensation consultant, incorporates that input into pay design.

During shareholder engagement, we specifically discuss our shareholders’ perspectives on ESG metrics in executive compensation programs. Our investors are all supportive of companies’ decisions to incorporate ESG metrics, but none are prescriptive about how to do so. Our investors share our view that a range of ESG matters are essential to our current and future success, and acknowledge that ESG priorities are embedded into our strategic and operational priorities. Management collects and reports the feedback to the Compensation Committee, and the Committee decided, beginning in 2022, to integrate our core values of Diversity, Equity & Inclusion into compensation decisions made for our associates who supervise a team of others, which range from store department leaders through our NEOs. Specifically, one of several performance goals established for these associates and senior officers relate to improvement in the Diversity, Equity, & Inclusion category score as measured by our annual Associate Insights Survey and active mentorship and development of at least one other associate with a different background. These performance goals are factored into compensation decisions for these associates and senior officers, including salary increases and the amount of the annual grant of equity awards, consistent with our program design as described herein.

2022 Compensation Program Overview

The fixed and at-risk pay elements of the NEO compensation program are reflected in the following table and charts.

Fiscal Year 2022 CEO Compensation

The Compensation Committee establishes Mr. McMullen’s target direct compensation such that only 9% of his compensation is fixed. The remaining 91% of target compensation is at-risk, meaning that the actual compensation Mr. McMullen receives will depend on the extent to which the Company achieves the performance metrics set by the Compensation Committee, and with respect to all of the equity vehicles, the future value of Kroger common shares.

The table below compares fiscal 2022 to 2021 target direct compensation. Target total direct compensation is a more accurate reflection of how the Compensation Committee benchmarks and establishes CEO compensation than the disclosure provided in the Summary Compensation Table, which includes a combination of actual base salaries and annual incentive compensation earned in the fiscal year, the grant date fair market value of at-risk equity compensation to be earned in future fiscal years, and the actuarial value of future pension benefits.

Increases to Mr. McMullen’s pay elements shown below were based on our independent compensation consultant’s examination of pay levels and the Committee’s intention to achieve median pay levels among our peer group. Target total compensation, which is the sum of target annual compensation and target long term compensation is positioned around market median.

($000s)

	Annual			Long-Term
Year	Salary	Target Annual Incentive	Total Annual	Performance Units	Restricted Stock	Stock Options	Total LTI	Target TDC	Increase
2022	1,400	2,800	4,200	5,750	3,450	2,300	11,500	15,700	+5.6%
2021	1,355	2,500	3,855	5,500	3,300	2,200	11,000	14,855

CEO and Named Executive Officer Target Pay Mix

The amounts used in the charts below are based on 2022 target total direct compensation for the CEO and the average of other NEOs. As illustrated below, 91% of the CEO’s target total direct compensation is at-risk. On average, 84% of the other NEOs’ compensation is at risk.

*Total exceeds 100% due to rounding.

Our Compensation Philosophy and Objectives

Our executive compensation philosophy is to attract and retain the best management talent as well as motivate these associates to achieve our business and financial goals. Kroger’s incentive plans are designed to reward the actions that lead to long-term value creation. We believe our strategy creates value for shareholders in a manner consistent with Kroger’s purpose: To Feed the Human Spirit. The Compensation Committee believes that there is a strong link between our business strategy, the performance metrics in our short-term and long-term incentive programs, and the business results that drive shareholder value.

To achieve our objectives, the Compensation Committee seeks to ensure that compensation is competitive and that there is a direct link between pay and performance. To do so, it is guided by the following principles:

●	Compensation must be designed to attract and retain those individuals who are best suited to be an NEO at Kroger.

●	A significant portion of pay should be performance-based, with the percentage of total pay tied to performance increasing proportionally with an NEO’s level of responsibility.

●	Compensation should include incentive-based pay to drive performance, providing superior pay for superior performance, including both a short- and long-term focus.

●	Compensation policies should include an opportunity for, and a requirement of, significant equity ownership to align the interests of NEOs and shareholders.

●	Components of compensation should be tied to an evaluation of business and individual performance measured against metrics that directly drive our business strategy and progress toward our corporate ESG priorities.

●	Compensation plans should provide a direct line of sight to company performance.

●	Compensation programs should be aligned with market practices.

●	Compensation programs should serve to both motivate and retain talent.

Summary of Key Compensation Practices

What we do:	What we do not do:

✓      Alignment of pay and performance

✓      Stock ownership guidelines for executives

✓     Multiple performance metrics under our short- and long-term performance-based plans discourage excessive risk taking and align with our long-term value creation strategy

✓      Double-trigger change in control provisions in all equity awards

✓      Double-trigger change in control provisions in cash severance benefits

✓      All long-term compensation is equity-based

✓      Engagement of an independent compensation consultant

✓      Robust clawback policy

✓      Ban on hedging, pledging, and short sales of Kroger securities

✓      Minimal perquisites

×      No employment contracts with executive officers

×      No special severance or change in control programs applicable only to executive officers

×      No cash component in long-term incentive plans

×      No tax gross-up payments for executives

×      No special executive life insurance benefit

×      No re-pricing or backdating of stock options without shareholder approval

×      No guaranteed salary increases or bonuses

×      No payment of dividends or dividend equivalents until performance units are earned

×      No evergreen or reload feature; no shares can be added to stock plan without shareholder approval

Establishing Each Component of Executive Compensation

The Compensation Committee recommends, and the independent members of the Board determine, each component of the CEO’s compensation. The CEO recommends, and the Compensation Committee determines, each component of the other NEOs’ compensation. The Compensation Committee and the Board made changes to compensation in March of 2022. Equity awards were granted in March and salary and annual incentive plan increases were effective April 1, 2022.

The Compensation Committee determines the amount of each NEO’s salary, annual cash incentive plan target, and long-term equity compensation by taking into consideration numerous factors including:

●	An assessment of individual contribution and performance;
●	Benchmarking with comparable positions at peer group companies;
●	Level in organization and tenure in role; and
●	Internal equity among executives.

The assessment of individual contribution and performance is a qualitative determination, based on the following factors:

●	Leadership;
●	Contribution to the executive officer group;
●	Achievement of established performance objectives;
●	Decision-making abilities;
●	Performance of the areas or groups directly reporting to the NEO;
●	Support of company culture;
●	Strategic thinking; and
●	Demonstrated commitment to Kroger’s Values: Safety, Honesty, Integrity, Respect, Diversity, and Inclusion, including improvement in the DE&I category score as measured by our annual Associate Insights Survey and active mentorship and development of at least one other associate with a different background.

At the end of each year, individual performance is evaluated based on the NEO’s performance objectives listed above, and the results of that evaluation are used in the determination of salary increases and the grant amount of all annual equity awards: restricted stock and stock options, which are time-based, and performance units granted under the long-term incentive plan, which are performance- based.

Elements of Compensation

Salary

Our philosophy with respect to salary is to provide a sufficient and stable source of fixed cash compensation that is competitive with the market to attract and retain a high caliber leadership team. NEO salaries, effective April 1, 2021 and April 1, 2022 were as follows:

Name	2021 Base Salary	2022 Base Salary
W. Rodney McMullen	$1,355,000	$1,400,000
Gary Millerchip	$750,000	$825,000
Stuart W. Aitken	$885,000	$925,000
Yael Cosset	$750,000	$825,000
Timothy A. Massa	$800,000	$850,000

2022 Annual Incentive Plan

The NEOs participate in a corporate performance-based annual cash incentive plan. The value of annual cash incentive awards that the NEOs earn each year is based upon Kroger’s overall company performance compared to goals established by the Compensation Committee based on the business plan adopted by the Board of Directors.

A minimum level of performance must be achieved before any payout is earned, while a payout of up to 210% of target incentive potential can be achieved for superior performance on the corporate plan metrics. There are no guaranteed or minimum payouts; if none of the performance goals are achieved, then none of the incentive amount is earned, and no payout is made.

The annual cash incentive plan is designed to encourage decisions and behavior that drive the annual operating results and the long-term success of the Company. Kroger’s success is based on a combination of factors, and accordingly the Compensation Committee believes that it is important to encourage behavior that supports multiple elements of our business strategy. The corporate annual cash incentive plan is a broad-based plan used across the Kroger enterprise. Approximately 53,000 associates are eligible to receive incentive payouts based all or in part on the incentive plan described below.

NEO target incentive potentials for fiscal years 2021 and 2022, were as follows:

Name	2021 Target Annual Incentive	2022 Target Annual Incentive
W. Rodney McMullen	$2,500,000	$2,800,000
Gary Millerchip	$825,000	$850,000
Stuart W. Aitken	$825,000	$850,000
Yael Cosset	$825,000	$850,000
Timothy A. Massa	$650,000	$775,000

2022 Annual Incentive Plan Metrics

Metric	Rationale for Use
Sales and Profit Grid, maximum payout of 200%
ID Sales, excluding Fuel

●  Identical Sales (“ID Sales”) represent sales, excluding fuel, at our supermarkets that have been open without expansion or relocation for five full quarters, excluding supermarket fuel sales, plus sales growth at all other customer-facing non-supermarket businesses.

●  We believe that ID Sales are the best measure of real growth of our sales across the enterprise. A key driver of our model is ID Sales growth.

Adjusted FIFO Operating Profit, including Fuel

●  This financial metric equals gross profit, excluding the LIFO charge, minus OG&A, minus rent, and minus depreciation and amortization.

●  Adjusted FIFO Operating Profit, including fuel, is a key measure of company success as it tracks our earnings from operations, and it measures our day-to-day operational effectiveness. It is a useful measure to investors because it reflects the revenue and expense that a company can control.

Kicker, worth an additional 10%
E-commerce Kicker

●  E-commerce sales are key drivers of our overall digital strategy – meeting customers where and how they choose to shop. E-commerce is a key component of our strategic pillar of Seamless.

●  Up to an additional 10% is earned if Kroger achieves certain pre-determined goals with respect to e-commerce sales.

Potential payouts under the plan are based on Company performance on two primary metrics, ID Sales, excluding Fuel, and Adjusted FIFO Operating Profit, including Fuel. The performance objectives are shown in the grids below, with payouts interpolated for actual performance between levels.

The goals established by the Compensation Committee were as follows:

ID Sales, excluding Fuel and Adjusted FIFO Operating Profit, including Fuel

		ID Sales, excluding Fuel
		0%	1.5%	3.0%	4.5%	6.0%
	≥3,934	0	14	20	29	40
Adjusted FIFO Operating Profit,	≥4,134	20	65	80	95	115
including Fuel ($ in millions)	≥4,334	40	85	100	115	160
	≥4,534	70	105	120	135	180
	≥4,734	110	125	140	170	200

2022 Annual Incentive Plan – Actual Results and Payout Percentage

Corporate Plan Metric	2022 Performance(1)	Payout
Identical Sales, excluding fuel	5.62%
Adjusted FIFO Operating Profit, including fuel	$5.08B	192.40%
Ecommerce Total Sales Kicker(2)		0%
Total Payout		192.40%

(1)	See grid above.

(2)	Up to an additional 10% would have been earned if Kroger had achieved a certain goal with respect to e-commerce. That challenging goal was established by the Compensation Committee but was not achieved. The goal is not disclosed because it is competitively sensitive.

Following the close of the 2022 fiscal year, the Compensation Committee reviewed Kroger’s performance against each of the metrics outlined above and determined the extent to which Kroger achieved those objectives. Our performance compared to the goals established by the Compensation Committee resulted in a payout of 192.40% of the participant’s incentive plan target for the NEOs, with the exception of Mr. Aitken.

Mr. Aitken’s annual bonus payout equaled 190.98% of his bonus potential because it included the corporate annual plan described above and a team metric as follows. The merchandising team metric measured supermarket ID sales excluding pharmacy and fuel, and supermarket selling gross dollars less shrink dollars for all departments excluding pharmacy and fuel.

	Payout Percentage	Weight
Corporate Annual Bonus Plan	192.40%	60%
Merchandising Team Metric	188.86%	40%
Total Earned	(192.40% x 0.6) + (188.86% x 0.4%) = 190.98%

The Compensation Committee maintains the ability to reduce the annual cash incentive payout for all executive officers, including the NEOs, and the independent directors retain that discretion for the CEO’s incentive payout if they determine for any reason that the incentive payouts were not appropriate given their assessment of Company or individual performance. No adjustments were made to the incentive payout amount in 2022. The annual incentive plan is typically an all-cash plan. While performance was achieved at 192.40%, in light of macroeconomic conditions, including inflation, as well as the Compensation Committee’s desire to create ongoing alignment with shareholders and reward sustained performance beyond 2022, the Compensation Committee determined to structure the payout to the NEOs as follows: 150% in cash and the remaining 42.4% (41.0% for Mr. Aitken) in restricted stock vesting in one year.

As described above, the corporate annual incentive payout percentage is applied to each NEO’s incentive plan target which is determined by the Compensation Committee, and the independent directors in the case of the CEO. The actual amounts of performance-based annual incentive paid to the NEOs for 2022 are reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column and the “Stock Awards” column.

Long-Term Compensation Program

The Compensation Committee believes in the importance of providing an incentive to the NEOs to achieve the long-term goals established by the Board. As such, a majority of NEO compensation is dependent on the achievement of those goals. Long-term compensation promotes long-term value creation and discourages the over-emphasis of attaining short-term goals at the expense of long-term growth.

The long-term incentive program is structured to be a combination of performance- and time-based compensation that reflects elements of financial and common share performance to provide both retention value and alignment with company performance. The Compensation Committee determined that all long-term compensation would be equity-based as follows: 50% of equity granted under the program would be performance-based and the remaining 50% of equity would be time-based, consisting of 30% in restricted stock and 20% in stock options.

Each year, NEOs receive grants under the long-term compensation program, which is structured as follows:

●	Performance-Based (50% of NEO long-term target compensation)

●	Long-term performance-based compensation is provided under a Long-Term Incentive Plan adopted by the Compensation Committee. The Committee adopts a new plan every year, measuring improvement on the Company’s long-term goals over successive three-year periods. Accordingly, at any one time there are three plans outstanding, which are summarized below.

●	Under the Long-Term Incentive Plans, NEOs receive grants of equity called performance units. A target number of performance units based on level and individual performance is awarded to each participant at the beginning of the three-year performance period.

●	Payouts under the plan are contingent on the achievement of certain strategic performance and financial measures and incentivize recipients to promote long-term value creation and enhance shareholder wealth by supporting the Company’s long-term strategic goals.

●	The payout percentage, based on the extent to which the performance metrics are achieved, is applied to the number of performance units awarded. Then, a modifier based on Relative Total Shareholder Return compared to the S&P 500 is applied, which can increase or decrease the payout.

●	Performance units are paid out in Kroger common shares based on actual performance, along with dividend equivalents for the performance period on the number of issued common shares.

●	Time-Based (50% of NEO long-term target compensation)

●	Long-term time-based compensation consists of 20% stock options and 30% restricted stock, which are linked to common share performance, creating alignment between the NEOs’ and our shareholders’ interests. Grants vest ratably over four years.

●	Stock options have no initial value and recipients only realize benefits if the value of our common shares increases following the date of grant, further aligning the NEOs’ and our shareholders’ interests.

Amounts of long-term compensation awards issued and outstanding for the NEOs are set forth in the Executive Compensation Tables section.

Summary of Three Long-Term Incentive Plans Outstanding During 2022

With respect to our long-term performance-based compensation, in November 2019, Kroger committed to investors an 8 – 11% Total Shareholder Return (TSR) target over time. The Compensation Committee redesigned plan metrics to align with Kroger’s long-term business plans and growth model that we communicated to shareholders. These metrics are the key elements in driving Kroger’s TSR.

The Compensation Committee adopts a new Long-Term Incentive Plan each year, which provides for overlapping three-year performance periods. Additional detail regarding each of the three plans is provided below, and a summary of the design of the plans outstanding during 2022 is as follows:

	2020 – 2022 LTIP	2021 – 2023 LTIP	2022 – 2024 LTIP
Performance Units and Dividend Equivalents	Performance units are equity grants which are paid out in Kroger common shares, based on actual performance at the end of the 3-year performance period, along with dividend equivalents for the performance period on the number of issued common shares ultimately earned.
Performance Metrics

●    Total Sales without Fuel + Fuel Gallons;

●    Growth in Adjusted FIFO Operating Profit, including Fuel

●    Cumulative Adjusted Free Cash Flow;

●    Fresh Equity metric; and

●    Relative Total Shareholder Return modifier

● Total Sales without Fuel + Fuel Gallons; ● Value Creation Metric (iTSR) Percentage ● Fresh Equity metric; and ● Relative Total Shareholder Return modifier
Determination of Payout	The payout percentage, based on the extent to which the performance metrics are achieved, is applied to number of performance units awarded.
Maximum Payout	125%	187.5%	187.5%
Payout Date	March 2023	March 2024	March 2025

2020-2022 and 2021-2023 Long-Term Incentive Plan – Metrics

Both the 2020 – 2022 and the 2021-2023 Long-Term Incentive Plans have the following components which support our long-term business plans, each accounting for 25% of the payout calculation:

Metric	Rationale for Use		Weighting
Total Sales without Fuel + Fuel Gallons	●	This metric represents total revenue dollars without fuel + the number of fuel gallons sold over the three-year term of the plan. It represents the important metric of top line growth of the business from all channels.	25%
	●	This financial metric equals gross profit, excluding the LIFO charge, minus OG&A, minus rent, and minus depreciation and amortization.
Growth in Adjusted FIFO Operating Profit, including Fuel	●	Adjusted FIFO Operating Profit, including fuel, is a key measure of company success as it tracks our earnings from operations, and it measures our day-to-day operational effectiveness. It is a useful measure to investors because it reflects the revenue and expense that a company can control. It is particularly important to focus on growth of this financial measure over time.	25%
Cumulative Adjusted Free Cash Flow	●	Adjusted Free Cash Flow is an adjusted free cash flow measure calculated as net cash provided by operating activities minus payments for property and equipment, including payments for lease buyout, plus or minus adjustments for certain items.	25%
	●	It is an important measure for the business because it reflects the cash left over after the company pays for operating expenses and capital expenditures.
Fresh Equity metric	●	Fresh is a key element of how people decide where to shop. It drives trips and therefore delivers business results. Fresh is the core focus of how we differentiate and drive great engagement with customers and it will be a key driver of our growth.	25%

After the calculation of the four metrics above, a modifier based on Relative Total Shareholder Return compared to the S&P 500 will be applied which can increase or decrease the payout, as follows, interpolated for actual results between thresholds:

TSR Relative to S&P 500	Modifier
25th percentile	75%
50th percentile	100%
75th percentile	125%

The payout percentage, as modified by the Relative TSR modifier, will be applied to the number of performance units granted under the plan to determine the payout amount. The maximum payout under the 2020-2022 Long-Term Incentive Plan is 125% and the maximum payout under the 2021-2023 Long Term Incentive Plan is 187.5% as further described below.

2020-2022 Long-Term Incentive Plan – Results and Payout

The results and payout of the 2020-2022 Long-Term Incentive Plan are as follows.

Metric	Performance	Goal	Payout Percentage
Total Sales without Fuel + Fuel Gallons	$134.3B	$123.6B	100%
Growth in Adjusted FIFO Operating Profit, including Fuel	$5.1B	$3.47B	100%
Cumulative Adjusted Free Cash Flow	$9.6B	$5.7B	100%
Fresh Equity metric	43.3	45.4	0%
Payout Before Modifier			75%
Relative TSR Modifier	75th Percentile	>50th Percentile	125%
Total Payout			93.75%

The NEOs were issued the number of Kroger common shares equal to 93.75% of the number of performance units awarded to that executive, along with dividend equivalents for the three-year performance period on the number of issued common shares.

The dividend equivalents paid on common shares earned under the 2020 – 2022 Long-Term Incentive Plan are reported in the “All Other Compensation” column of the Summary Compensation Table and footnote 5 to that table, and the common shares issued under the plan are reported in the 2022 Option Exercises and Stock Vested Table and footnote 2 to that table.

The annual and long-term performance-based compensation awards described herein were made pursuant to our 2019 Long-Term Incentive Plan, which was approved by our shareholders in June 2019, and the 2019 Amended and Restated Long-Term Incentive Plan, which was approved by our shareholders in June 2022.

Additional Features of the 2021-2023 Long-Term Incentive Plan

Going into 2021, there were an extraordinary number and degree of unknowns that could have impacted our financial results. The Compensation Committee considered, among other factors, the course of the pandemic, including new COVID variants, availability and outcomes of vaccine programs, continuing sales trends, food at home and food away from home trends, inflation/deflation, and other potential market influencing events. To account for these unknowns, the Compensation Committee designed the 2021 long-term plan with an incremental goal setting approach due to our inability to forecast reliable long-term performance targets against the background of the market uncertainty at the time. The Committee designed the plan to take into account the extraordinary uncertainties going into the three-year plan, while aligning to our identical sales and operating profit growth and productivity improvement goals, all in support of our long-term value creation model. Under the incremental goal setting approach, the plan was designed with clearly defined financial performance goals for 2021, and a mechanism for setting the 2022-2023 goals based on actual 2021 results.

This approach does not change the timing of the payout. The payout for the three-year plan will be calculated following the close of fiscal year 2023 and, if earned, will be paid out to participants in the form of common shares, and corresponding accrued dividend equivalents, in March of 2024.

For the 2021-2023 Long-Term Incentive Plan, the Compensation Committee aligned the plan with market practices, increasing the maximum payout potential on the four metrics from 100% to 150%. The highest payout from the four metrics alone equals 100%. However, the payout may exceed 100%, if for years 2 and 3 of the plan: (1) the Total Sales without Fuel + Fuel Gallons metric, the Growth in Adjusted FIFO Operating Profit, including Fuel, metric, and the Cumulative Adjusted Free Cash Flow metric all achieve 100%, and (2) the 2-year compound annual growth rate of Total Sales without Fuel + Fuel Gallons exceeds 3.5%. The plan payout will increase incrementally from 100%, up to 150% maximum if the 2-year compound annual growth rate on the Total Sales without Fuel + Fuel Gallons metric is 5.0%. With the potential application of the relative TSR modifier, the total maximum payout would be 187.5%.

2022 – 2024 Long-Term Incentive Plan Metrics

The 2022-2024 Long-Term Incentive Plan metrics have been designed to reflect commitments made to our investors and other stakeholders regarding long-term sales growth, our Value Creation algorithm (through intrinsic Total Shareholder Return, or iTSR) and our commitment to Fresh as a strategic differentiator. The plan also includes a modifier based on our shareholder return relative to the S&P 500 shareholder return.

Metric	Rationale for Use		Weighting
Total Sales without Fuel + Fuel Gallons	●	This metric represents total revenue dollars without fuel + the number of fuel gallons sold over the three-year term of the plan. It represents the important metric of top line growth of the business from all channels.	25%
Value Creation Metric (iTSR) Percentage	●	This financial metric equals Adjusted Earnings per diluted share (EPS) growth plus Dividend Yield.	50%
Fresh Equity metric	●	Fresh is a key element of how people decide where to shop. It drives trips and therefore delivers business results. Fresh is the core focus of how we differentiate and drive great engagement with customers and it will be a key driver of our growth.	25%

The highest payout from the three metrics alone equals 100%. However, the payout may exceed 100% if: (1) both the Total Sales without Fuel + Fuel Gallons metric and the iTSR metric achieve 100%, and (2) the 3-year compound annual growth rate of Total Sales without Fuel + Fuel Gallons exceeds 3.5%. The plan payout will increase incrementally from 100%, up to 150% maximum if the 3-year compound annual growth rate on the Total Sales without Fuel + Fuel Gallons metric is 5.0%.

After the calculation described above, a modifier based on Relative Total Shareholder Return compared to the S&P 500 will be applied, as follows, interpolated for actual results between the 25th percentile and 75th percentile thresholds:

TSR Relative to S&P 500	Modifier
25th percentile	75%
50th percentile	100%
75th percentile	125%

The payout percentage, as modified by the Relative TSR modifier, will be applied to the number of performance units granted under the plan to determine the payout amount. If all three metrics are achieved at the maximum level and the Relative Total Shareholder Return modifier is maximized, the total plan payout would be 187.5%.

Stock Options and Restricted Stock

Stock options and restricted stock continue to play an important role in rewarding NEOs for the achievement of long-term business objectives and providing incentives for the creation of shareholder value. Awards based on Kroger’s common shares are granted annually to the NEOs. Kroger historically has distributed time-based equity awards widely, aligning the interests of associates with interests of shareholders.

The options permit the holder to purchase Kroger common shares at an option price equal to the closing price of Kroger common shares on the date of the grant. Options are granted only on one of the four dates of Board meetings conducted after Kroger’s public release of its quarterly earnings results.

The Compensation Committee determines the vesting schedule for stock options and restricted stock. During 2022, the Compensation Committee granted to the NEOs stock options and restricted stock, each with a four-year ratable vesting schedule.

Restricted stock awards are reported in the “Stock Awards” column of the Summary Compensation Table and footnote 1 to the table and the 2022 Grants of Plan Based Awards Table. Stock option awards are reported in the “Option Awards” column of the Summary Compensation Table and the “All other Option Awards” column of the 2022 Grants of Plan Based Awards Table.

Retirement and Other Benefits

Kroger maintains several defined benefit and defined contribution retirement plans for its associates. The NEOs participate in one or more of these plans, as well as one or more excess plans designed to make up the shortfall in retirement benefits created by limitations under the Internal Revenue Code (the “Code”) on benefits to highly compensated individuals under qualified plans. Additional details regarding certain retirement benefits available to the NEOs can be found below in footnote 5 to the Summary Compensation Table and the 2022 Pension Benefits Table and the accompanying narrative.

Kroger also maintains an executive deferred compensation plan in which the CEO has elected to participate. This plan is a nonqualified plan under which participants can elect to defer up to 100% of their cash compensation each year. Additional details regarding our nonqualified deferred compensation plans available to the NEOs can be found below in the 2022 Nonqualified Deferred Compensation Table and the accompanying narrative.

Kroger also maintains The Kroger Co. Employee Protection Plan (“KEPP”), which covers all of our management associates who are classified as exempt under the federal Fair Labor Standards Act and certain administrative or technical support personnel who are not covered by a collective bargaining agreement, with at least one year of service. KEPP has a double trigger change in control provision, and it provides for severance benefits and extended Kroger-paid health care, as well as the continuation of other benefits as described in the plan, when an associate is actually or constructively terminated without cause within two years following a change in control of Kroger (as defined in KEPP). Participants are entitled to severance pay of up to 24 months’ salary and annual incentive target. The actual amount is dependent upon pay level and years of service. KEPP can be amended or terminated by the Board at any time prior to a change in control.

Stock option and restricted stock grant agreements with award recipients provide that those awards “vest,” with options becoming immediately exercisable, and restrictions on restricted stock lapsing upon a change in control as described in the grant agreements, but only if an associate is actually or constructively terminated without cause within two years following a change in control of Kroger (as defined in the grant agreement, and consistent with KEPP).

None of the NEOs are party to an employment agreement.

Perquisites

Our NEOs receive limited perquisites as the Compensation Committee does not believe that it is necessary for the attraction or retention of management talent to provide executives a substantial amount of compensation in the form of perquisites.

Process for Establishing Executive Compensation

The Compensation Committee of the Board has the primary responsibility for establishing the compensation of our executive officers, including the NEOs, with the exception of the CEO. The Compensation Committee’s role regarding the CEO’s compensation is to make recommendations to the independent members of the Board; those members of the Board establish the CEO’s compensation.

The Compensation Committee directly engaged Korn Ferry as a compensation consultant to advise the Compensation Committee in the design of compensation for executive officers and to advise with respect to the unique circumstances of the 2022 compensation cycle.

Korn Ferry conducted an annual competitive assessment of executive positions at Kroger for the Compensation Committee. The assessment is one of several factors, as described above, on which the Compensation Committee determines compensation. The consultant assessed:

●	base salary;

●	target performance-based annual cash incentive;

●	target annual cash compensation (the sum of salary and annual cash incentive potential);

●	long-term incentive compensation, comprised of performance units, stock options and restricted stock; and

●	total direct compensation (the sum of target annual cash compensation and long-term compensation).

In addition to the factors identified above, the consultant also reviewed actual payout amounts against the targeted amounts.

The consultant compared these elements against those of other companies in a group of publicly traded companies selected by the Compensation Committee. For 2022, our peer group consisted of:

Albertsons AmerisourceBergen Best Buy Cardinal Health Costco Wholesale	CVS Health Home Depot Johnson & Johnson Lowe’s Procter & Gamble	Sysco Target TJX Companies Walgreens Boots Alliance Walmart

The make-up of the compensation peer group is reviewed annually and modified as circumstances warrant. In addition, the Compensation Committee considered supplemental data provided by its independent compensation consultant from “general industry” companies, a representation the Fortune 40, excluding financial services companies. This data provided reference points, particularly for senior executive positions where competition for talent extends beyond the retail sector. The peer group includes a combination of food and drug retailers, other large retailers based on revenue size, and large consumer-facing companies. Median 2022 revenue for the peer group was $119.3 billion, compared to our 2022 revenue of $148.3 billion.

Considering the size of Kroger in relation to other peer group companies, the Compensation Committee believes that salaries paid to our NEOs should be competitively positioned relative to amounts paid by peer group companies for comparable positions. The Compensation Committee also aims to provide an annual cash incentive potential to our NEOs around the market median. Actual payouts may be as low as zero if performance does not meet the baselines established by the Compensation Committee while superior financial performance is rewarded with compensation falling above the median.

The independent members of the Board have the exclusive authority to determine the amount of the CEO’s compensation. In setting total compensation, the independent directors consider the median compensation of the peer group’s CEOs. With respect to the annual incentive plan, the independent directors make two determinations: (1) the annual cash incentive potential that will be multiplied by the corporate annual cash incentive payout percentage earned that is applicable to the NEOs and (2) the annual cash incentive amount paid to the CEO by retaining discretion to reduce the annual cash incentive percentage payout the CEO would otherwise receive under the formulaic plan. The independent directors also retain discretion to determine the form of payout, to include a portion in equity in place of cash.

The Compensation Committee performs the same function and exercises the same authority as to the other NEOs. In its annual review of compensation for the NEOs, the Compensation Committee:

●	Conducts an annual review of all components of compensation, quantifying total compensation for the NEOs including a summary for each NEO of salary; performance-based annual cash incentive; and long-term performance-based equity comprised of performance units, stock options and restricted stock.

●	Considers internal pay equity at Kroger to ensure that the CEO is not compensated disproportionately. The Compensation Committee has determined that the compensation of the CEO and that of the other NEOs bears a reasonable relationship to the compensation levels of other executive positions at Kroger taking into consideration performance and differences in responsibilities.

●	Reviews a report from the Compensation Committee’s compensation consultant reflecting a comprehensive review of each element of pay, both annual and long-term and comparing NEO compensation with that of other companies, including both our peer group of competitors and a larger general industry group, to ensure that the Compensation Committee’s objectives of competitiveness are met.

●	Takes into account a recommendation from the CEO for salary, annual cash incentive potential and long-term compensation awards for each of the senior officers including the other NEOs. The CEO’s recommendation takes into consideration the objectives established by and the reports received by the Compensation Committee as well as his assessment of individual job performance and contribution to our management team.

The Compensation Committee does not make use of a formula, but both qualitatively and quantitatively considers each of the factors identified above in setting compensation.

Stock Ownership Guidelines

To more closely align the interests of our officers and directors with your interests as shareholders, the Board has adopted stock ownership guidelines. These guidelines require independent directors, executive officers, and other key executives to acquire and hold a minimum dollar value of Kroger common shares as set forth below:

Position	Multiple
Chief Executive Officer	5 times base salary
President and Chief Operating Officer	4 times base salary
Executive Vice Presidents and Senior Vice Presidents	3 times base salary
Independent Directors	5 times annual base cash retainer

All covered individuals are expected to achieve the target level within five years of appointment to their positions. Until the requirements are met, covered individuals, including the NEOs, must hold 100% of common shares issued pursuant to performance units earned, shares received upon the exercise of stock options and upon the vesting of restricted stock, except those necessary to pay the exercise price of the options and/or applicable taxes, and must retain all Kroger common shares unless the disposition is approved in advance by the CEO, or by the Board or Compensation Committee for the CEO.

Executive Compensation Recoupment Policy (Clawback)

Under the 2019 Amended and Restated Long-Term Incentive Plan (the “2019 Plan”), unless an award agreement provides otherwise, if a participant’s employment or service is terminated for cause, or if after termination the Compensation Committee determines either that (i) prior to termination, the participant engaged in an act or omission that would have warranted termination for cause or (ii) after termination, the participant violates any continuing obligation or duty of the participant with respect to Kroger, any gain realized by the participant from the exercise, vesting or payment of any award may be cancelled, forfeited or recouped in the sole discretion of the Committee. Under the 2019 Plan, any gain realized by the participant from the exercise, vesting or payment of any award may also be recouped if, within one year after such exercise, vesting or payment, (i) a participant is terminated for cause, (ii) the Compensation Committee determines that the participant is subject to recoupment pursuant to any Kroger policy, or (iii) after a participant’s termination for any reason, the Compensation Committee determines either that (1) prior to termination the participant engaged in an act or omission that would have warranted termination for cause, or (2) after termination the participant violates any continuing obligation or duty of the participant with respect to Kroger. Unless otherwise defined under 2019 Plan award agreement, “cause” has the meaning as defined in The Kroger Co. Employee Protection Plan, as amended from time to time.

Additionally, if an award based on financial statements that are subsequently restated in a way that would decrease the value of such award, the participant will, to the extent not otherwise prohibited by law, upon the written request of Kroger, forfeit and repay to Kroger the difference between what was received and what should have been received based on the accounting restatement, which will be repaid in accordance with any applicable Kroger policy or applicable law, including Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations adopted thereunder. We intend our policy to comply with the NYSE listing rules regarding recoupment of incentive compensation when those rules become effective. Kroger also has a recoupment policy, which provides that if a material error of facts results in the payment to an executive officer at the level of Group Vice President or higher of an annual cash incentive or a long-term cash incentive in an amount higher than otherwise would have been paid, as determined by the Compensation Committee, then the officer, upon demand from the Compensation Committee, will reimburse Kroger for the amounts that would not have been paid if the error had not occurred. This recoupment policy applies to those amounts paid by Kroger within 36 months prior to the detection and public disclosure of the error. In enforcing the policy, the Compensation Committee will take into consideration all factors that it deems appropriate, including:

●	the materiality of the amount of payment involved;

●	the extent to which other benefits were reduced in other years as a result of the achievement of performance levels based on the error;

●	individual officer culpability, if any; and

●	other factors that should offset the amount of overpayment.

Prohibition on Hedging and Pledging

The Board adopted a policy prohibiting Kroger directors and executive officers from engaging, directly or indirectly, in the pledging of, hedging transactions in, or short sales of, Kroger securities.

Section 162(m) of the Internal Revenue Code

Prior to the effective date of the Tax Cuts and Jobs Act of 2017, Section 162(m) of the Code generally disallowed a federal tax deduction to public companies for compensation greater than $1 million paid in any tax year to specified executive officers unless the compensation was “qualified performance-based compensation” under that section. Pursuant to the Tax Cuts and Jobs Act of 2017, the exception for “qualified performance-based compensation” under Section 162(m) of the Code was eliminated with respect to all remuneration in excess of $1 million other than qualified performance-based compensation pursuant to a written binding contract in effect on November 2, 2017 or earlier which was not modified in any material respect on or after such date (the legislation providing for such transition rule, the “Transition Rule”).

As a result, performance-based compensation that the Compensation Committee structured with the intent of qualifying as performance-based compensation under Section 162(m) prior to the change in the law may or may not be fully deductible, depending on the application of the Transition Rule. In addition, compensation arrangements structured following the change in law will be subject to the Section 162(m) limitation (without any exception for performance-based compensation). Consistent with its past practice, the Committee will continue to retain flexibility to design compensation programs that are in the best long-term interests of the Company and our shareholders, with deductibility of compensation being one of a variety of considerations taken into account.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with Kroger’s management the Compensation Discussion and Analysis contained in this proxy statement. Based on its review and discussions with management, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in Kroger’s proxy statement and incorporated by reference into its Annual Report on Form 10-K.

Compensation Committee:

Clyde R. Moore, Chair
Amanda Sourry
Mark Sutton

Executive Compensation Tables

Summary Compensation Table

The following table and footnotes provide information regarding the compensation of the NEOs for the fiscal years presented.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
W. Rodney McMullen	2022	1,388,495		10,367,639	2,299,636	4,130,769	175,750	847,554	19,209,843
Chairman and Chief	2021	1,351,358		8,800,023	2,199,162	4,647,750	159,640	1,010,797	18,168,730
Executive Officer	2020	1,341,060	769,231	10,900,041	2,101,581	4,888,929	1,795,455	577,277	22,373,574

Gary Millerchip	2022	809,879		3,358,792	749,879	1,269,231		265,342	6,453,123
Senior Vice President	2021	726,815		2,800,022	699,735	1,498,006		261,842	5,986,420
and Chief Financial Officer	2020	601,050	312,426	2,498,469	540,409	1,092,959		122,377	5,167,690

Stuart W. Aitken	2022	915,632		3,346,838	749,879	1,269,231		277,694	6,559,274
Senior Vice President and	2021	878,387		2,800,022	699,735	1,527,013		300,214	6,205,371
Chief Merchandising & Marketing Officer	2020	849,484	323,077	3,010,038	540,409	1,586,363		177,900	6,487,271

Yael Cosset	2022	809,879		3,358,792	749,879	1,269,231		267,548	6,455,329
Senior Vice President	2021	739,685		2,800,022	699,735	1,498,006		265,342	6,002,790
and Chief Information Officer	2020	689,567	312,426	2,998,473	540,409	1,338,239		121,168	6,000,282

Timothy A. Massa	2022	839,113		2,320,484	499,919	1,133,654		208,794	5,001,964
Senior Vice President and Chief People Officer	2021	780,914		1,760,033	439,836	1,194,114		210,350	4,385,247

(1)	Amounts reflect the grant date fair value of restricted stock and performance units granted each fiscal year, as computed in accordance with FASB ASC Topic 718. The following table reflects the value of each type of award granted to the NEOs in 2022:

Name	Restricted Stock	Performance Units
Mr. McMullen	$4,617,648	$5,749,991
Mr. Millerchip	$1,483,785	$1,875,007
Mr. Aitken	$1,471,831	$1,875,007
Mr. Cosset	$1,483,785	$1,875,007
Mr. Massa	$1,070,498	$1,249,986

The Restricted Stock values include the annual grant of restricted stock in 2022 as well as the grant in 2023, which was granted with respect to a portion of the 2022 Annual Incentive Plan as further described in the Compensation Discussion and Analysis and in the Grants of Plan Based Awards Table.

The grant date fair value of the performance units reflected in the stock awards column and in the table above is computed based on the probable outcome of the performance conditions as of the grant date. This amount is consistent with the estimate of aggregate compensation cost to be recognized by the Company over the three-year performance period of the award determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in calculating the valuations are set forth in Note 11 to the consolidated financial statements in Kroger’s Form 10-K for fiscal year 2022.

Assuming that the highest level of performance conditions is achieved, the aggregate fair value of the 2022 performance unit awards at the grant date is as follows:

Name	Value of Performance Units Assuming Maximum Performance
Mr. McMullen	$10,781,233
Mr. Millerchip	$3,515,638
Mr. Aitken	$3,515,638
Mr. Cosset	$3,515,638
Mr. Massa	$2,343,724

(2)	These amounts represent the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the valuations are set forth in Note 11 to the consolidated financial statements in Kroger’s Form 10-K for fiscal year 2022.

(3)	Non-equity incentive plan compensation earned for 2022 consists of amounts earned under the 2022 Annual Incentive Plan. The 2022 Annual Incentive Plan was calculated at 192.40.% and was applied to each NEO’s annual incentive plan target, except for Mr. Aitken. Mr. Aitken’s payout of 190.98% of his annual incentive target was calculated based on the Annual Incentive Plan metrics and the merchandising team metrics. For the 2022 Annual Incentive Plan, the payout consisted of 150% cash and the remainder in restricted shares which are included in footnote (1) above. See “2022 Annual Incentive Plan Results” in the Compensation Discussion and Analysis for more information on this plan.

(4)	The amount reported consists of preferential earnings on nonqualified deferred compensation, which only applies to Mr. McMullen. The remainder of the NEOs do not participate in a defined benefit pension plan or in a nonqualified deferred compensation plan.

Change in Pension Value. The actuarial present value of Mr. McMullen’s accumulated pension benefits decreased by $4,395,890. This change in value of accumulated pension benefits is not included in the Summary Compensation Table because the value decreased. The value of accrued benefits decreased primarily due to the change in value of the benefit due to aging. The Company froze the compensation and service periods used to calculate pension benefits for active associates who participate in the affected pension plans, including Mr. McMullen’s, as of December 31, 2019. Beginning January 1, 2020, the affected active associates will no longer accrue additional benefits for future service and eligible compensation received under these plans. Please see the 2022 Pension Benefits section for further information regarding the assumptions used in calculating pension benefits.

Preferential Earnings on Nonqualified Deferred Compensation. Mr. McMullen participates in The Kroger Co. Executive Deferred Compensation Plan (the “Deferred Compensation Plan”) and received preferential earnings of $175,750. Under the plan, deferred compensation earns interest at a rate representing Kroger’s cost of ten-year debt, as determined by the CFO, and approved by the Compensation Committee prior to the beginning of each deferral year. For each participant, a separate deferral account is created each year and the interest rate established for that year is applied to that deferral account until the deferred compensation is paid out. If the interest rate established by Kroger for a particular year exceeds 120% of the applicable federal long-term interest rate that corresponds most closely to the plan rate, the amount by which the plan rate exceeds 120% of the corresponding federal rate is deemed to be above-market or preferential. For each of the deferral accounts in which the plan rate is deemed to be above-market, Kroger calculates the amount by which the actual annual earnings on the account exceed what the annual earnings would have been if the account earned interest at 120% of the corresponding federal rate, and discloses those amounts as preferential earnings.

(5)	Amounts reported in the “All Other Compensation” column for 2022 include Company contributions to defined contribution retirement plans, dividend equivalents paid on earned performance units, and dividends paid on unvested restricted stock. In 2022, the total amount of perquisites and personal benefits for each of the NEOs was less than $10,000. The following table identifies the value of each element of All Other Compensation:

Name	Retirement Plan Contributions(a)	Payment of Dividend Equivalents on Earned Performance Units	Dividends Paid on Unvested Restricted Stock
Mr. McMullen	$195,500	$405,648	$246,406
Mr. Millerchip	$89,457	$104,310	$71,575
Mr. Aitken	$99,188	$104,310	$74,196
Mr. Cosset	$90,407	$104,310	$72,831
Mr. Massa	$85,923	$77,267	$45,604

(a)	Retirement plan contributions. The Company makes automatic and matching contributions to NEOs’ accounts under the applicable defined contribution plan on the same terms and using the same formulas as other participating associates. The Company also makes contributions to NEOs’ accounts under the applicable defined contribution plan restoration plan, which is intended to make up the shortfall in retirement benefits caused by the limitations on benefits to highly compensated individuals under the defined contribution plans in accordance with the Code.

2022 Grants of Plan-Based Awards

The following table provides information about equity and non-equity incentive awards granted to the NEOs in 2022.

						All Other
						Stock	All Other
						Awards:	Option		Grant
				Estimated Future		Number	Awards:	Exercise	Date Fair
		Estimated Possible Payouts		Payouts Under		of	Number of	or Base	Value of
		Under Non-Equity		Equity Incentive		Shares of	Securities	Price of	Stock
		Incentive Plan Awards		Plan Awards		Stock or	Underlying	Option	and
		Target	Maximum	Target	Maximum	Units	Options	Awards	Option
Name	Grant Date	($)(1)	($)(1)	(#)(2)	(#)(2)	(#)(3)	(#)(4)	($/Sh)	Awards
W. Rodney McMullen		2,800,000	5,880,000
	3/10/2022					60,431			3,450,006
	3/10/2022						142,858	$57.09	2,299,636
	3/10/2022			100,718	188,846				5,749,991
	3/9/2023					24,712			1,167,642
Gary Millerchip		850,000	1,785,000
	3/10/2022					19,706			1,125,016
	3/10/2022						46,584	$57.09	749,879
	3/10/2022			32,843	61,581				1,875,007
	3/9/2023					7,593			358,769
Stuart W. Aitken		850,000	1,785,000
	3/10/2022					19,706			1,125,016
	3/10/2022						46,584	$57.09	749,879
	3/10/2022			32,843	61,581				1,875,007
	3/9/2023					7,340			346,815
Yael Cosset		850,000	1,785,000
	3/10/2022					19,706			1,125,016
	3/10/2022						46,584	$57.09	749,879
	3/10/2022			32,843	61,581				1,875,007
	3/9/2023					7,593			358,769
Timothy A. Massa		775,000	1,627,500
	3/10/2022					13,138			750,048
	3/10/2022						31,056	$57.09	499,919
	3/10/2022			21,895	41,053				1,249,986
	3/9/2023					6,782			320,450

(1)	These amounts relate to the 2022 performance-based annual incentive plan. The amount listed under “Target” represents the annual incentive potential of the NEO. By the terms of the plan, payouts are limited to no more than 210% of a participant’s annual incentive potential; accordingly, the amount listed under “Maximum” is 210% of that officer’s annual incentive potential amount. The amounts actually earned under this plan were paid out in March 2023; are described in the Compensation Discussion and Analysis; and are included in the Summary Compensation Table for 2022 in the “Non-Equity Incentive Plan Compensation” column and the “Stock Awards” column, and described in footnotes 1 and 3 to that table. See “2022 Annual Cash Incentive Plan” in CD&A for more information about the program for 2022.

(2)	These amounts represent performance units awarded under the 2022 Long-Term Incentive Plan, which covers performance during fiscal years 2022, 2023, and 2024. The amount listed under “Maximum” represents the maximum number of common shares that can be earned by the NEO under the award or 187.5% of the target amount. This amount is consistent with the estimate of aggregate compensation cost to be recognized by the Company over the three-year performance period of the award determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value reported in the last column is based on the probable outcome of the performance conditions as of the grant date. The aggregate grant date fair value of these awards is included in the Summary Compensation Table for 2022 in the “Stock Awards” column and described in footnote 1 to that table.

(3)	These amounts represent the number of shares of restricted stock granted in 2022 as well as the number of shares of restricted stock granted in 2023 with respect to a portion of the 2022 Annual Incentive Plan. The aggregate grant date fair value reported in the last column is calculated in accordance with FASB ASC Topic 718. The aggregate grant date fair value of these awards is included in the Summary Compensation Table for 2022 in the “Stock Awards” column and described in footnote 1 to that table.

(4)	These amounts represent the number of stock options granted in 2022. Options are granted with an exercise price equal to the closing price of Kroger common shares on the grant date. The aggregate grant date fair value reported in the last column is calculated in accordance with FASB ASC Topic 718. The aggregate grant date fair value of these awards is included in the Summary Compensation Table for 2022 in the “Option Awards” column and described in footnote 2 to that table.

The Compensation Committee, and the independent members of the Board in the case of the CEO, established the incentive potential amounts for the performance-based annual incentive awards (shown in this table as “Target”) and the number of performance units awarded for the long-term incentive awards (shown in this table as “Target”). Amounts are payable to the extent that Kroger’s actual performance meets specific performance metrics established by the Compensation Committee at the beginning of the performance period. There are no guaranteed or minimum payouts; if none of the performance metrics are achieved, then none of the award is earned and no payout is made. As described in the CD&A, actual earnings under the performance-based annual incentive plan may exceed the target amount if the Company’s performance exceeds the performance goals, but are limited to 210% of the target amount. The potential values for performance units awarded under the 2022-2024 Long-Term Incentive Plan are more particularly described in the CD&A.

The annual restricted stock and nonqualified stock options awards granted to the NEOs vest in equal amounts on each of the first four anniversaries of the grant date, so long as the officer remains a Kroger associate, except for the restricted stock granted in March 2023 with respect to a portion of the 2022 Annual Incentive Plan which vests on the first anniversary of the grant date. Any dividends declared on Kroger common shares are payable on unvested restricted stock.

2022 Outstanding Equity Awards at Fiscal Year-End

The following table provides information about outstanding equity-based incentive compensation awards for the NEOs as of the end of 2022. The vesting schedule for each award is described in the footnotes to this table. The market value of unvested restricted stock and unearned performance units is based on the closing price of Kroger’s common shares of $45.05 on January 27, 2023, the last trading day of fiscal 2022.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
W. Rodney McMullen	194,880			$18.88	7/15/2023	31,819	(6)	$1,433,446
	300,000			$24.67	7/15/2024	54,087	(7)	$2,436,619
	235,415			$38.33	7/15/2025	70,836	(8)	$3,191,162
	358,091			$37.48	7/13/2026	60,431	(9)	$2,722,417
	573,127			$22.92	7/13/2027				118,060	(12)	$5,644,448
	349,293			$28.05	7/13/2028				100,718	(13)	$4,841,514
	261,194	87,065	(1)	$24.75	3/14/2029
	164,577	164,577	(2)	$29.12	3/12/2030
	65,243	195,730	(3)	$34.94	3/11/2031
		142,858	(4)	$57.09	3/10/2032

Gary Millerchip	9,600			$24.67	7/15/2024	6,061	(6)	$273,048
	13,992			$38.33	7/15/2025	5,945	(10)	$267,822
	27,972			$37.48	7/13/2026	13,908	(7)	$626,555
	34,905			$22.92	7/13/2027	22,539	(8)	$1,015,382
	30,251			$28.05	7/13/2028	19,706	(9)	$887,755
	66,335	16,584	(1)	$24.75	3/14/2029				37,565	(12)	$1,795,981
	38,337	12,779	(5)	$22.08	7/15/2029				32,843	(13)	$1,578,763
	42,320	42,320	(2)	$29.12	3/12/2030
	20,759	62,278	(3)	$34.94	3/11/2031
		46,584	(4)	$57.09	3/10/2032

Stuart W. Aitken	11,149			$22.92	7/13/2027	7,576	(6)	$341,299
	33,124			$28.05	7/13/2028	13,908	(7)	$626,555
	78,773	20,730	(1)	$24.75	3/14/2029	5,127	(11)	$230,971
	42,320	42,320	(2)	$29.12	3/12/2030	22,539	(8)	$1,015,382
	20,759	62,278	(3)	$34.94	3/11/2031	19,706	(9)	$887,755
		46,584	(4)	$57.09	3/10/2032				37,565	(12)	$1,795,981
									32,843	(13)	$1,578,763

Yael Cosset	10,611			$28.83	3/9/2027	6,061	(6)	$273,048
	8,704			$22.92	7/13/2027	13,908	(7)	$626,555
	29,499			$28.05	7/13/2028	5,127	(11)	$230,971
	66,335	16,584	(1)	$24.75	3/14/2029	22,539	(8)	$1,015,382
	42,320	42,320	(2)	$29.12	3/12/2030	19,706	(9)	$887,755
	20,759	62,278	(3)	$34.94	3/11/2031				37,565	(12)	$1,795,981
		46,584	(4)	$57.09	3/10/2032				32,843	(13)	$1,578,763

Timothy A. Massa	46,000			$24.67	7/15/2024	4,546	(6)	$204,797
	29,970			$38.33	7/15/2025	10,303	(7)	$464,150
	25,889			$37.48	7/13/2026	14,168	(8)	$638,268
	45,065			$22.92	7/13/2027	13,138	(9)	$591,867
	40,561			$28.05	7/13/2028				23,612	(12)	$1,128,891
	53,898	12,438	(1)	$24.75	3/14/2029				21,895	(13)	$1,052,493
	31,348	31,348	(2)	$29.12	3/12/2030
	13,048	39,147	(3)	$34.94	3/11/2031
		31,056	(4)	$57.09	3/10/2032

(1)	Stock options vest on 3/14/2023.

(2)	Stock options vest in equal amounts on 3/12/2023 and 3/12/2024.

(3)	Stock options vest in equal amounts on 3/11/2023, 3/11/2024, and 3/11/2025.

(4)	Stock options vest in equal amounts on 3/10/2023, 3/10/2024, 3/10/2025, and 3/10/2026.

(5)	Stock options vest on 7/15/2023.

(6)	Restricted stock vests on 3/14/2023.

(7)	Restricted stock vests in equal amounts on 3/12/2023 and 3/12/2024.

(8)	Restricted stock vests in equal amounts on 3/11/2023, 3/11/2024, and 3/11/2025.

(9)	Restricted stock vests in equal amounts on 3/10/2023, 3/10/2024, 3/10/2025, and 3/10/2026.

(10)	Restricted stock vests on 7/15/2023.

(11)	Restricted stock vests on 9/17/2023.

(12)	Performance units granted under the 2021 long-term incentive plan are earned as of the last day of fiscal 2023, to the extent performance conditions are achieved. Because the awards earned are not currently determinable, in accordance with SEC rules, the number of units and the corresponding market value reflect a representative amount based on performance through 2022, including cash payments equal to projected dividend equivalent payments.

(13)	Performance units granted under the 2022 long-term incentive plan are earned as of the last day of fiscal 2024, to the extent performance conditions are achieved. Because the awards earned are not currently determinable, in accordance with SEC rules, the number of units and the corresponding market value reflect a representative amount based on performance in 2022, including cash payments equal to projected dividend equivalent payments.

2022 Option Exercises and Stock Vested

The following table provides information regarding 2022 stock options exercised, restricted stock vested, and common shares issued pursuant to performance units earned under long-term incentive plans.

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
W. Rodney McMullen	194,880	8,661,442	376,876	19,160,902
Gary Millerchip	—	—	87,809	4,438,529
Stuart W. Aitken	101,747	2,768,087	90,240	4,566,794
Yael Cosset	73,566	2,079,679	90,012	4,550,119
Timothy A. Massa	16,000	627,275	65,961	3,342,585

(1)	Stock options have a ten-year life and expire if not exercised within that ten-year period. The value realized on exercise is the difference between the exercise price of the option and the closing price of Kroger’s common shares on the exercise date.

(2)	The Stock Awards columns include vested restricted stock and earned performance units, as follows:

	Vested Restricted Stock		Earned Performance Units
Name	Number of Shares	Value Realized	Number of Shares	Value Realized
W. Rodney McMullen	207,856	$11,174,707	169,020	$7,986,195
Gary Millerchip	44,346	$2,384,902	43,463	$2,053,627
Stuart W. Aitken	46,777	$2,513,167	43,463	$2,053,627
Yael Cosset	46,549	$2,496,492	43,463	$2,053,627
Timothy A. Massa	33,766	$1,821,371	32,195	$1,521,214

Restricted stock. The table includes the number of shares acquired upon vesting of restricted stock and the value realized on the vesting of restricted stock, based on the closing price of Kroger common shares on the vesting date.

Performance Units. Participants in the 2020-2022 Long-Term Incentive Plan were awarded performance units that were earned based on performance criteria established by the Compensation Committee as described in “2020-2022 Long-Term Incentive Plan — Results and Payout” in the CD&A. Actual payouts were based on the level of performance achieved and were paid in common shares. The number of common shares issued, and the value realized based on the closing price of Kroger common shares of $47.25 on March 9, 2023, the date of deemed delivery of the shares, are reflected in the table above.

2022 Pension Benefits

The following table provides information regarding pension benefits for the NEOs as of the last day of fiscal 2022. Only Mr. McMullen participates in a pension plan.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments during Last fiscal year ($)
W. Rodney McMullen	Pension Plan	34	1,610,951	—
	Excess Plan	34	18,009,437	—
Gary Millerchip	Pension Plan	—	—	—
	Excess Plan	—	—	—
Stuart W. Aitken	Pension Plan	—	—	—
	Excess Plan	—	—	—
Yael Cosset	Pension Plan	—	—	—
	Excess Plan	—	—	—
Timothy A. Massa	Pension Plan	—	—	—
	Excess Plan	—	—	—

(1)	In 2018, the Company froze the service periods used to calculate pension benefits and thus, Mr. McMullen’s number of years of credited service is less than his actual 44 years of service.

(2)	The discount rate used to determine the present values was 4.89% for The Kroger Consolidated Retirement Benefit Plan Spin Off (the “Pension Plan”) and 4.92% for The Kroger Co. Consolidated Retirement Excess Benefit Plan (the “Excess Plan”), which are the same rates used at the measurement date for financial reporting purposes. Additional assumptions used in calculating the present values are set forth in Note 14 to the consolidated financial statements in Kroger’s 10-K for fiscal year 2022.

Pension Plan and Excess Plan

In 2022, Mr. McMullen was a participant in the Pension Plan, which is a qualified defined benefit pension plan. Mr. McMullen also participates in the Excess Plan, which is a nonqualified deferred compensation plan as defined in Section 409A of the Code. The purpose of the Excess Plan is to make up the shortfall in retirement benefits caused by the limitations on benefits to highly compensated individuals under the qualified defined benefit pension plans in accordance with the Code.

Although participants generally receive credited service beginning at age 21, certain participants in the Pension Plan and the Excess Plan who commenced employment prior to 1986, including Mr. McMullen, began to accrue credited service after attaining age 25 and one year of service. The Pension Plan and the Excess Plan generally determine accrued benefits using a cash balance formula but retain benefit formulas applicable under prior plans for certain “grandfathered participants” who were employed by Kroger on December 31, 2000. Mr. McMullen is eligible for these grandfathered benefits.

Grandfathered Participants

Benefits for grandfathered participants are determined using formulas applicable under prior plans, including the Kroger formula covering service to The Kroger Co. As a “grandfathered participant,” Mr. McMullen will receive benefits under the Pension Plan and the Excess Plan, determined as follows:

●	1 1∕2% times years of credited service multiplied by the average of the highest five years of total earnings (base salary and annual cash incentive) during the last ten calendar years of employment, reduced by 1 1∕4% times years of credited service multiplied by the primary social security benefit;

●	normal retirement age is 65; and

●	unreduced benefits are payable beginning at age 62.

In 2018, we announced changes to these company-sponsored pension plans. The Company froze the compensation and service periods used to calculate pension benefits for active associates who participate in the affected pension plans, including the NEO participants, as of December 31, 2019. Beginning January 1, 2020, the affected active associates no longer accrue additional benefits for future service and eligible compensation received under these plans.

2022 Nonqualified Deferred Compensation

The following table provides information on nonqualified deferred compensation for the NEOs for 2022. Only Mr. McMullen participates in a nonqualified deferred compensation plan.

Name	Executive Contributions in Last FY	Aggregate Earnings in Last FY(1)	Aggregate Balance at Last FYE(2)
W. Rodney McMullen	—	$895,310	$14,106,653
Gary Millerchip	—	—	—
Stuart W. Aitken	—	—	—
Yael Cosset	—	—	—
Timothy A. Massa	—	—	—

(1)	These amounts include the aggregate earnings on all accounts for each NEO, including any above-market or preferential earnings. The following amounts earned in 2022 are deemed to be preferential earnings and are included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for 2022: Mr. McMullen, $175,750.

(2)	The following amounts in the Aggregate Balance column were reported in the Summary Compensation Tables covering fiscal years 2006 – 2021: Mr. McMullen, $4,012,771.

Executive Deferred Compensation Plan

Mr. McMullen participates in the Deferred Compensation Plan, which is a nonqualified deferred compensation plan. Participants may elect to defer up to 100% of the amount of their salary that exceeds the sum of the FICA wage base and pre-tax insurance and other Code Section 125 plan deductions, as well as up to 100% of their annual and long-term cash incentive compensation. Kroger does not match any deferral or provide other contributions. Deferral account amounts are credited with interest at the rate representing Kroger’s cost of ten-year debt as determined by Kroger’s CFO and approved by the Compensation Committee prior to the beginning of each deferral year. The interest rate established for deferral amounts for each deferral year will be applied to those deferral amounts for all subsequent years until the deferred compensation is paid out. Participants can elect to receive lump sum distributions or quarterly installments for periods up to ten years. Participants also can elect between lump sum distributions and quarterly installments to be received by designated beneficiaries if the participant dies before distribution of deferred compensation is completed.

Participants may not withdraw amounts from their accounts until they leave Kroger, except that Kroger has discretion to approve an early distribution to a participant upon the occurrence of an unforeseen emergency. Participants who are “specified associates” under Section 409A of the Code, which includes the NEOs, may not receive a post-termination distribution for at least six months following separation. If the associate dies prior to or during the distribution period, the remainder of the account will be distributed to his or her designated beneficiary in lump sum or quarterly installments, according to the participant’s prior election.

Potential Payments upon Termination or Change in Control

Kroger does not have employment agreements that provide for payments to the NEOs in connection with a termination of employment or a change in control of Kroger. However, KEPP and award agreements for stock options, restricted stock and performance units provide for certain payments and benefits to participants, including the NEOs, in the event of a termination of employment or a change in control of Kroger, as defined in the applicable plan or agreement. Our pension plans and nonqualified deferred compensation plan also provide for certain payments and benefits to participants in the event of a termination of employment, as described above in the 2022 Pension Benefits section and the 2022 Nonqualified Deferred Compensation section, respectively.

The Kroger Co. Employee Protection Plan

KEPP applies to all management associates who are classified as exempt under the federal Fair Labor Standards Act and to certain administrative or technical support personnel who are not covered by a collective bargaining agreement, with at least one year of service, including the NEOs. KEPP provides severance benefits when a participant’s employment is terminated actually or constructively within two years following a change in control of Kroger, as defined in KEPP. The actual amount of the severance benefit is dependent on pay level and years of service. Exempt associates, including the NEOs, are eligible for the following benefits:

●	a lump sum severance payment equal to up to 24 months of the participant’s annual base salary and target annual incentive potential;

●	a lump sum payment equal to the participant’s accrued and unpaid vacation, including banked vacation;

●	continued medical and dental benefits for up to 24 months and continued group term life insurance coverage for up to six months; and

●	up to $10,000 as reimbursement for eligible outplacement expenses.

In the event that any payments or benefits received or to be received by an eligible associate in connection with a change in control or termination of employment (whether pursuant to KEPP or any other plan, arrangement or agreement with Kroger or any person whose actions result in a change in control) would constitute parachute payments within the meaning of Section 280G of the Code and would be subject to the excise tax under Section 4999 of the Code, then such payments and benefits will either be (i) paid in full or (ii) reduced to the minimum extent necessary to ensure that no portion of such payments or benefits will be subject to the excise tax, whichever results in the eligible associate receiving the greatest aggregate amount on an after-tax basis.

Long-Term Incentive Awards

The following table describes the treatment of long-term incentive awards following a termination of employment or change in control of Kroger, as defined in the applicable agreement. In each case, the continued vesting, exercisability or eligibility for the incentive awards will end if the participant provides services to a competitor of Kroger.

Triggering Event	Stock Options	Restricted Stock	Performance Units
Involuntary Termination	Forfeit all unvested options. Previously vested options remain exercisable for the shorter of one year after termination or the remainder of the original 10-year term	Forfeit all unvested shares	Forfeit all rights to units for which the three-year performance period has not ended
Voluntary Termination/Retirement ● Prior to minimum age and five years of service(1)	Forfeit all unvested options. Previously vested options remain exercisable for the shorter of one year after termination or the remainder of the original 10-year term	Forfeit all unvested shares	Forfeit all rights to units for which the three-year performance period has not ended
Voluntary Termination/ Retirement ● After minimum age and five years of service(1)	Unvested options held greater than one year continue vesting on the original schedule. All options are exercisable for remainder of the original 10-year term	Unvested shares held greater than one year continue vesting on the original schedule	Pro rata portion(2) of units earned based on performance results over the full three-year period
Death	Unvested options are immediately vested. All options are exercisable for the remainder of the original 10-year term	Unvested shares immediately vest	Pro rata portion(2) of units earned based on performance results through the end of the fiscal year in which death occurs. Award will be paid following the end of such fiscal year
Disability	Unvested options are immediately vested. All options are exercisable for remainder of the original 10-year term	Unvested shares immediately vest	Pro rata portion(2) of units earned based on performance results over the full three-year period
Change in Control(3) ● For awards prior to 2019	Unvested options are immediately vested and exercisable	Unvested shares immediately vest	50% of the units granted at the beginning of the performance period earned immediately
Change in Control(3) ● For awards in March 2019 and thereafter	Unvested options only vest and become exercisable upon an actual or constructive termination of employment within two years following a change in control	Unvested shares only vest upon an actual or constructive termination of employment within two years following a change in control	50% of the units granted at the beginning of the performance period earned upon an actual or constructive termination of employment within two years following a change in control

(1)	The minimum age requirement is age 62 for stock options and restricted stock and age 55 for performance units.

(2)	The prorated amount is equal to the number of weeks of active employment during the performance period divided by the total number of weeks in the performance period.

(3)	These benefits are payable upon an actual or constructive termination of employment within two years after a change in control, as defined in the applicable agreements.

Quantification of Payments upon Termination or Change in Control

The following table provides information regarding certain potential payments that would have been made to the NEOs if the triggering event occurred on the last day of the fiscal year, January 28, 2023, given compensation, age and service levels as of that date and, where applicable, based on the closing market price per Kroger common share on the last trading day of the fiscal year ($45.05 on January 27, 2023). Amounts actually received upon the occurrence of a triggering event will vary based on factors such as the timing during the year of such event, the market price of Kroger common shares, and the officer’s age, length of service and compensation level.

Name	Involuntary Termination	Voluntary Termination/ Retirement	Death	Disability	Change in Control without Termination	Change in Control with Termination
W. Rodney McMullen
Accrued and Banked Vacation	$638,750	$638,750	$638,750	$638,750	$638,750	$638,750
Severance	–	–	–	–	–	$8,400,000
Continued Health and Welfare Benefits(1)	–	–	–	–	–	$49,101
Stock Options(2)	$0	$0	$6,367,962	$6,367,962	$0	$6,367,962
Restricted Stock(3)	$0	$0	$9,783,644	$9,783,644	$0	$9,783,644
Performance Units(4)	$0	$5,058,176	$5,058,176	$5,058,176	$0	$5,814,401
Executive Group Life Insurance	–	–	$2,000,000	–	–	–
Gary Millerchip
Accrued and Banked Vacation	$0	$0	$0	$0	$0	$0
Severance	–	–	–	–	–	$3,210,432
Continued Health and Welfare Benefits(1)	–	–	–	–	–	$57,269
Stock Options(2)	$0	$0	$1,933,978	$1,933,978	$0	$1,933,978
Restricted Stock(3)	$0	$0	$3,070,563	$3,070,563	$0	$3,070,563
Performance Units(4)	$0	$0	$1,621,380	$1,621,380	$0	$1,867,976
Executive Group Life Insurance	–	–	$1,237,500	–	–	–
Stuart W. Aitken
Accrued and Banked Vacation	$0	$0	$0	$0	$0	$0
Severance	–	–	–	–	–	$3,550,008
Continued Health and Welfare Benefits(1)	–	–	–	–	–	$59,895
Stock Options(2)	$0	$0	$1,724,608	$1,724,608	$0	$1,724,608
Restricted Stock(3)	$0	$0	$3,101,963	$3,101,963	$0	$3,101,963
Performance Units(4)	$0	$0	$1,621,380	$1,621,380	$0	$1,867,976
Executive Group Life Insurance	–	–	$1,387,500	–	–	–
Yael Cosset
Accrued and Banked Vacation	$0	$0	$0	$0	$0	$0
Severance	–	–	–	–	–	$3,350,016
Continued Health and Welfare Benefits(1)	–	–	–	–	–	$44,303
Stock Options(2)	$0	$0	$1,640,444	$1,640,444	$0	$1,640,444
Restricted Stock(3)	$0	$0	$3,033,712	$3,033,712	$0	$3,033,712
Performance Units(4)	$0	$0	$1,621,380	$1,621,380	$0	$1,867,976
Executive Group Life Insurance	–	–	$1,237,500	–	–	–
Timothy A. Massa
Accrued and Banked Vacation	$0	$0	$0	$0	$0	$0
Severance	–	–	–	–	–	$3,250,008
Continued Health and Welfare Benefits(1)	–	–	–	–	–	$48,839
Stock Options(2)	$0	$0	$1,147,641	$1,147,641	$0	$1,147,641
Restricted Stock(3)	$0	$0	$1,899,083	$1,899,083	$0	$1,899,083
Performance Units(4)	$0	$1,037,944	$1,037,944	$1,037,944	$0	$1,202,339
Executive Group Life Insurance	–	–	$1,275,000	–	–	–

(1)	Represents the aggregate present value of continued participation in the Company’s medical, dental and executive term life insurance plans, based on the premiums payable by the Company during the eligible period. The eligible period for continued medical and dental benefits is based on the level and length of service, which is 24 months for all NEOs. The eligible period for continued executive term life insurance coverage is six months for the NEOs. The amounts reported may ultimately be lower if the NEO is no longer eligible to receive benefits, which could occur upon obtaining other employment and becoming eligible for substantially equivalent benefits through the new employer.

(2)	Amounts reported in the “Death,” “Disability,” and “Change in Control” columns represent the intrinsic value of the accelerated vesting of unvested stock options, calculated as the difference between the exercise price of the stock option and the closing price per Kroger common share on January 27, 2023. A value of $0 is attributed to stock options with an exercise price greater than the market price on the last day of the fiscal year. In accordance with SEC rules, no amount is reported in the “Voluntary Termination/Retirement” column because vesting is not accelerated, but the options may continue to vest on the original schedule if the conditions described above are met.

(3)	Amounts reported in the “Death,” “Disability,” and “Change in Control” columns represent the aggregate value of the accelerated vesting of unvested restricted stock. In accordance with SEC rules, no amount is reported in the “Voluntary Termination/Retirement” column because vesting is not accelerated, but the restricted stock may continue to vest on the original schedule if the conditions described above are met.

(4)	Amounts reported in the “Voluntary Termination/Retirement,” “Death” and “Disability” columns represent the aggregate value of the performance units granted in 2021 and 2022, based on performance through the last day of fiscal 2022 and prorated for the portion of the performance period completed. Amounts reported in the change in control column represent the aggregate value of 50% of the maximum number of performance units granted in 2021 and 2022. Awards under the 2020 Long-Term Incentive Plan were earned as of the last day of 2022 so each NEO age 55 or over was entitled to receive (regardless of the triggering event) the amount actually earned, which is reported in the Stock Awards column of the 2022 Option Exercises and Stock Vested Table.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive “compensation actually paid,” or “CAP,” and certain financial performance of the Company. For further information concerning the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the CD&A beginning on page 46.

PAY VERSUS PERFORMANCE TABLE*

(a)	(b)	(c)	(d)	(e)	(f)		(g)	(h)
					Value of Initial Fixed $100 Investment Based on5
Year	Summary Compensation Table Total for PEO ($)[1]	Compensation Actually Paid to PEO ($)[2]	Average Summary Compensation Table Total for Non-PEO NEOs ($)[3]	Average Compensation Actually Paid to Non-PEO NEOs ($)[4]	Total Share- holder Return ($)	Peer Group Total Share- holder Return ($)	Net Income ($)[6] (in millions)	Adjusted FIFO Operating Profit ($)[7] (in millions)
2022	19,209,843	23,325,794	6,117,423	6,281,085	178.23	140.77	2,244	5,079
2021	18,168,730	36,111,316	5,644,957	9,323,327	168.66	145.25	1,655	4,310
2020	22,373,574	29,840,084	6,932,437	9,191,933	131.19	123.01	2,585	4,056

*Totals in the above table might not equal the summation of the columns due to rounding amounts to the nearest dollar.

1.	During fiscal 2020, 2021, and 2022, Mr. McMullen served as our Principal Executive Officer (“PEO”). The dollar amounts reported in column (b) are the amounts of total compensation reported for each corresponding year in the Total column of the Summary Compensation Table (“SCT”).

2.	The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. McMullen as computed in accordance with Item 402(v) of Regulation S-K. The amounts do not reflect the actual amount of compensation earned by or paid to Mr. McMullen during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. McMullen’s total compensation for each year to determine the CAP:

PEO SCT Total to CAP Reconciliation
Year	Reported Summary Compensation Table for PEO ($)	Reported Summary Compensation Table Value of Equity Awards(a) ($)	Equity Award Adjustments(b) ($)	Reported Change in the APV of Pension Benefits in Summary Compensation Table (c) ($)	Plus: Pension Benefit Adjustments(b)(c) ($)	Compensation Actually Paid to PEO ($)
2022	19,209,843	12,667,275	16,783,226	-	-	23,325,794
2021	18,168,730	10,999,185	28,941,771	-	-	36,111,316
2020	22,373,574	13,001,622	22,126,697	1,658,565	-	29,840,084

a)	The amounts included in this column are the amounts reported in “Stock Awards” and “Option Awards” column of the SCT for each applicable year and are subtracted from the Reported Summary Compensation Table for PEO.

b)	The equity award and pension benefit adjustments for each applicable year were calculated in accordance with the methodology required by Item 402(v) of Regulation S-K as follow: the equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount equal to the change as of the end of the applicable year (from the end of the prior fiscal year) in the fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments for the PEO are provided in the table below:

PEO Equity Award Adjustments
Year	Year End Fair Value of Awards Granted in the Year ($)	YoY Change in Fair Value of Outstanding & Unvested Awards ($)	Fair Value as of Vesting Date of Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Awards Granted in Prior Years that Vested in the Year ($)	Total Equity Award Adjustments ($)
2022	9,214,146	(855,562)	-	8,424,642	16,783,226
2021	17,014,361	2,769,331	-	9,158,079	28,941,771
2020	12,561,917	6,145,551	-	3,419,229	22,126,697

c)	The amounts included in this column are the amounts reported in “Change in Pension and Nonqualifed Deferred Compensation” of the SCT for each applicable year. Total Pension Benefit Adjustments are equal to the Pension Service Costs incurred during the relevant period. No Prior Service Costs were incurred as no modifications were made to the pension plan during the relevant period.

3.	The dollar amounts reported in column (d) represent the average of the amounts reported for our non-PEO NEOs as a group in the Total column of the SCT in each applicable year. The names of each of these NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for Fiscal 2022 and 2021, Mr. Millerchip, Mr. Aitken, Mr. Cosset, and Mr. Massa; and (ii) for Fiscal 2020, Mr. Millerchip, Mr. Aitken, Mr. Cosset, and Mr. Donnelly.

4.	The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the Non-PEO NEOs as a group as identified in footnote 3 above, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to these NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the average total compensation for these NEOs as a group for each year to determine the CAP using the same methodology as described in footnote 2:

Average Non-PEO NEOs Summary Compensation Table Total to CAP Reconciliation
Year	Average Reported Summary Compensation Table for Non- PEO NEOs ($)	Average Reported Summary Compensation Table Value of Equity Awards for non-PEO NEOs ($)	Average Equity Award Adjustments(a) ($)	Average Reported Change in the APV of Pension Benefits in SCT(b) ($)	Plus: Average Pension Benefit Adjustments ($)	Average Compensation Actually Paid to non-PEO NEOs ($)
2022	6,117,423	3,783,616	3,947,278	-	-	6,281,085
2021	5,644,957	3,174,785	6,853,155	-	-	9,323,327
2020	6,932,437	3,807,225	6,291,210	224,490	-	9,191,933

(a)	The amounts deducted or added in calculating the total average equity award adjustments are provided in the table below:

Equity Award Adjustments for Non-PEO NEOs
Year	Average Year End Fair Value of Awards Granted in the Year ($)	Year over Year Average Change in Fair Value of Outstanding & Unvested Awards ($)	Average Fair Value as of Vesting Date of Awards Granted and Vested in the Year ($)	Year over Year Average Change in Fair Value of Awards Granted in Prior Years that Vested in the Year ($)	Total Average Equity Award Adjustment ($)
2022	2,606,281	(259,317)	-	1,600,314	3,947,278
2021	4,424,764	667,315	-	1,761,076	6,853,155
2020	4,033,879	1,507,771	-	749,561	6,291,210

(b)	Total Pension Benefit Adjustments are equal to the Pension Service Costs incurred during the relevant period. No Prior Service Costs were incurred as no modifications were made to the pension plan during the relevant period. Only Mr. Donnelly participated in the pension plan.

5.	Cumulative TSR is calculated by dividing (a) the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by (b) the Company’s share price at the beginning of the measurement period. The peer group selected by the Company for purposes of the TSR benchmarking for the pay versus performance disclosures is the same peer group the Company uses for its performance graph in the Annual Report on Form 10-K pursuant to Item 201(e) of Regulation S-K. The Peer Group consists of Albertsons Companies, Inc. (included from June 26, 2020 when it began trading), Costco Wholesale Corporation, CVS Health Corporation, Koninklijke Ahold Delhaize N.V., Target Corp., Walgreens Boots Alliance Inc. and Walmart Inc. The cumulative TSR depicts a hypothetical $100 investment in Kroger common shares on February 1, 2020, and shows the value of that investment over time (assuming the reinvestment of dividends) for each calendar year. A hypothetical $100 investment in the Peer Group using the same methodology is shown for comparison.

6.	Net income is as reported in the Company’s audited financial statements for the applicable year in accordance with U.S. GAAP.

7.	Adjusted FIFO Operating Profit equals gross profit, excluding the LIFO charge, minus OG&A, minus rent, and minus depreciation and amortization. For a reconciliation of non-GAAP information, see pages 27 – 33 of our Annual Report on Form 10-K for the fiscal year ended January 28, 2023, filed with the SEC on March 28, 2023.

Most Important Performance Measures

The three measures listed below represent the most important financial performance measures used by the Company to link CAP to Company performance for the 2022 fiscal year,

●	Adjusted FIFO Operating Profit

●	ID sales, without fuel

●	Adjusted net earnings per diluted share attributable to The Kroger Co.

For a reconciliation of non-GAAP information, see pages 27 – 33 of our Annual Report on Form 10-K for the fiscal year ended January 28, 2023, filed with the SEC on March 28, 2023.

COMPANY SELECTED METRIC – Adjusted FIFO Operating Profit

NET INCOME GRAPHICAL REPRESENTATION

KROGER TSR GRAPHICAL REPRESENTATION

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of the annual total compensation of our Chairman and CEO, Mr. McMullen, to the annual total compensation of our median associate.

As reported in the Summary Compensation Table, our CEO had annual total compensation for 2022 of $19,209,843. Using this Summary Compensation Table methodology, the annual total compensation of our median associate for 2022 was $28,644. As a result, we estimate that the ratio of our CEO’s annual total compensation to that of our median associate for fiscal 2022 was 671 to 1. Our median employee is a full-time associate in the Southeast region. Over half of Kroger’s associates are part-time workers.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll records and the methodology described below. The SEC rules for identifying the median compensated associate and calculating the pay ratio based on that associate’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Therefore, the estimated pay ratio reported above may not be comparable to the pay ratios reported by other companies and should not be used as a basis for comparison between companies.

We then determined the median associate’s annual total compensation using the Summary Compensation Table methodology as detailed in Item 402(c)(2)(x) of Regulation S-K and compared it to the annual total compensation of Mr. McMullen as detailed in the “Total” column of the Summary Compensation Table for 2022, to arrive at the pay ratio disclosed above. Due to a material increase in salary of our median associate in fiscal 2022, we identified a substitute median associate as permitted under SEC rules on April 3, 2023 because we reasonably believed that continuing to use the prior median associate would have significantly affected our CEO pay ratio disclosure and the CEO pay ratio would not reflect the actual ratio that was used to calculate the pay ratio.

Compensation Policies as They Relate to Risk Management

As part of the Compensation Committee’s review of our compensation practices, the Compensation Committee considers and analyzes the extent to which risks arise from such practices and their impact on Kroger’s business. As discussed in this Compensation Discussion and Analysis, our policies and practices for compensating associates are designed to, among other things, attract and retain high quality and engaged associates. In this process, the Compensation Committee also focuses on minimizing risk through the implementation of certain practices and policies, such as the executive compensation recoupment policy, which is described above. Accordingly, we do not believe that our compensation practices and policies create risks that are reasonably likely to have a material adverse effect on Kroger.

Item No. 2 Advisory Vote to Approve Executive Compensation

You are being asked to vote, on an advisory basis, to approve the compensation of our NEOs.

FOR	The Board recommends a vote FOR the approval of compensation of our NEOs.

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we give our shareholders the right to approve, on a nonbinding, advisory basis, the compensation of our NEOs as disclosed earlier in this proxy statement in accordance with the SEC’s rules.

As discussed earlier in the CD&A, our compensation philosophy is to attract and retain the best management talent and to motivate these associates to achieve our business and financial goals. Our incentive plans are designed to reward the actions that lead to long-term value creation. To achieve our objectives, we seek to ensure that compensation is competitive and that there is a direct link between pay and performance. To do so, we are guided by the following principles:

●	Compensation must be designed to retract and retain the individuals to be an executive at Kroger;

●	A significant portion of pay should be performance-based, with the percentage of total pay tied to performance increasing proportionally with an executive’s level of responsibility;

●	Compensation should include incentive-based pay to drive performance, providing superior pay for superior performance, including both a short- and long-term focus;

●	Compensation policies should include an opportunity for, and a requirement of, significant equity ownership to align the interests of executives and shareholders;

●	Components of compensation should be tied to an evaluation of business and individual performance measured against metrics that directly drive our business strategy;

●	Compensation plans should provide a direct line of sight to company performance;

●	Compensation programs should be aligned with market practices; and

●	Compensation programs should serve to both motivate and retain talent.

The vote on this resolution is not intended to address any specific element of compensation. Rather, the vote relates to the compensation of our NEOs as described in this proxy statement. The vote is advisory. This means that the vote is not binding on Kroger. The Compensation Committee of the Board is responsible for establishing executive compensation. In so doing, the Compensation Committee will consider, along with all other relevant factors, the results of this vote.

We ask our shareholders to vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and the related narrative discussion, is hereby APPROVED.”

The next advisory vote will occur at our 2024 Annual Meeting subject to shareholders approving one year as the frequency of the advisory vote in Item No. 3 below.

Item No. 3 Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

You are being asked to vote, on an advisory basis, on the frequency of future advisory votes on executive compensation. The Board of Directors recommends a vote of ONE YEAR for the frequency of future advisory votes on executive compensation.

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act also require that shareholders be given the right to vote, again on a nonbinding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers.

When the advisory vote was last held in 2017, shareholders indicated a preference to hold the advisory vote on executive compensation each year and the Board implemented this standard. The Board of Directors believes that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for Kroger and it therefore recommends that you vote for the one year alternative.

The vote is advisory. This means that the vote is not binding on Kroger. Our Board of Directors will determine the actual voting frequency for approval of executive compensation. In so doing the Board will consider, along with all other relevant factors, the results of this vote. The Board may decide to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by shareholders.

The proxy card provides shareholders the opportunity to choose among four options for the frequency of the advisory vote: every one, two, or three years, or abstain from casting a vote. Shareholders will not be voting to approve or to disapprove the recommendation of the Board of Directors. The option receiving the most affirmative votes will be the outcome of the advisory vote. Broker non-votes and abstentions will have no effect on the outcome of this vote.

The Board of Directors Recommends a Vote of One Year for this Proposal.

Item No. 4 Ratification of the Appointment of Kroger’s Independent Auditor

You are being asked to ratify the appointment of Kroger’s independent auditor, PricewaterhouseCoopers LLC.

FOR	The Board recommends a vote FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities regarding the Company’s financial reporting and accounting practices including the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the independent public accountants’ qualifications and independence; the performance of the Company’s internal audit function and independent public accountants; and the preparation of the Audit Committee Report. The Audit Committee performs this work pursuant to a written charter approved by the Board of Directors. The Audit Committee charter most recently was revised during fiscal 2012 and is available on the Company’s website at ir.kroger.com under Investors — Governance — Committee Composition. The Audit Committee has implemented procedures to assist it during the course of each fiscal year in devoting the attention that is necessary and appropriate to each of the matters assigned to it under the Audit Committee’s charter. The Audit Committee held 5 meetings during fiscal year 2022.

Selection of Independent Auditor

The Audit Committee of the Board of Directors is directly responsible for the appointment, compensation, retention, and oversight of Kroger’s independent auditor, as required by law and by applicable NYSE rules. On March 8, 2023, the Audit Committee appointed PricewaterhouseCoopers LLP as Kroger’s independent auditor for the fiscal year ending January 27, 2024. PricewaterhouseCoopers LLP or its predecessor firm has been the Company’s independent auditor since 1929.

In determining whether to reappoint the independent auditor, our Audit Committee:

●	Reviews PricewaterhouseCoopers LLP’s independence and performance;

●	Considers the tenure of the independent registered public accounting firm and safeguards around auditor independence;

●	Reviews, in advance, all non-audit services provided by PricewaterhouseCoopers LLP, specifically with regard to the effect on the firm’s independence;

●	Conducts an annual assessment of PricewaterhouseCoopers LLP’s performance, including an internal survey of their service quality by members of management and the Audit Committee;

●	Conducts regular executive sessions with PricewaterhouseCoopers LLP;

●	Conducts regular executive sessions with the Vice President of Internal Audit;

●	Considers PricewaterhouseCoopers LLP’s familiarity with our operations, businesses, accounting policies and practices and internal control over financial reporting;

●	Reviews candidates for the lead engagement partner in conjunction with the mandated rotation of the public accountants’ lead engagement partner;

●	Reviews recent Public Company Accounting Oversight Board reports on PricewaterhouseCoopers LLP and its peer firms; and

●	Obtains and reviews a report from PricewaterhouseCoopers LLP describing all relationships between the independent auditor and Kroger at least annually to assess the independence of the internal auditor.

As a result, the members of the Audit Committee believe that the continued retention of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm is in the best interests of our Company and its shareholders.

While shareholder ratification of the selection of PricewaterhouseCoopers LLP as our independent auditor is not required by Kroger’s Regulations or otherwise, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to shareholders for ratification, as it has in past years, as a good corporate governance practice. If the shareholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different auditor at any time during the year if it determines that such a change would be in the best interests of our Company and our shareholders.

A representative of PricewaterhouseCoopers LLP is expected to participate in the meeting to respond to appropriate questions and to make a statement if he or she desires to do so.

Audit and Non-Audit Fees

The following table presents the aggregate fees billed for professional services performed by PricewaterhouseCoopers LLP for the annual audit and quarterly reviews of our consolidated financial statements for fiscal 2022 and 2021, and for audit-related, tax and all other services performed in 2022 and 2021.

	Fiscal Year Ended
	January 28, 2023 ($)	January 29, 2022 ($)
Audit Fees(1)	5,886,900	5,427,500
Audit-Related Fees	982,000	0
Tax Fees(2)	153,000	25,000
All Other Fees(3)	5,850	3,150
Total	7,027,750	5,455,650

(1)	Includes annual audit and quarterly reviews of Kroger’s consolidated financial statements, the issuance of comfort letters to underwriters, consents, and assistance with review of documents filed with the SEC.

(2)	Includes pre-approved assistance with tax compliance and assistance in connection with tax audits.

(3)	Includes use of accounting research tool.

The Audit Committee requires that it approve in advance all audit and non-audit work performed by PricewaterhouseCoopers LLP. Pursuant to the Audit Committee audit and non-audit service pre-approval policy, the Committee will annually pre-approve certain defined services that are expected to be provided by the independent auditors. If it becomes appropriate during the year to engage the independent accountant for additional services, the Audit Committee must first approve the specific services before the independent accountant may perform the additional work.

PricewaterhouseCoopers LLP has advised the Audit Committee that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in Kroger or its subsidiaries.

The Board of Directors Recommends a Vote For This Proposal.

Audit Committee Report

Management of the Company is responsible for the preparation and presentation of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls, and procedures that are designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws and regulations. The independent public accountants are responsible for auditing the Company’s financial statements and expressing opinions as to the financial statements’ conformity with generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting.

In performing its functions, the Audit Committee:

●	Met separately with the Company’s internal auditor and PricewaterhouseCoopers LLP with and without management present to discuss the results of the audits, their evaluation and management’s assessment of the effectiveness of Kroger’s internal controls over financial reporting and the overall quality of the Company’s financial reporting;

●	Met separately with the Company’s Chief Financial Officer or the Company’s General Counsel when needed;

●	Met regularly in executive sessions;

●	Reviewed and discussed with management the audited financial statements included in our Annual Report;

●	Discussed with PricewaterhouseCoopers LLP the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and

●	Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Accounting Oversight Board regarding the independent public accountant’s communication with the Audit Committee concerning independence and discussed the matters related to their independence.

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended January 28, 2022, as filed with the SEC.

This report is submitted by the Audit Committee.
Anne Gates, Chair
Kevin M. Brown
Karen M. Hoguet
Ronald L. Sargent
Ashok Vemuri

Items 5 – 9

SHAREHOLDER PROPOSALS

Included in this proxy statement are five separate shareholder proposals that have been submitted under SEC rules by shareholders who notified the company of their intention to present the proposals for voting at the 2023 Annual Shareholders’ Meeting. Some shareholder proposals and supporting statements may contain assertions about Kroger that we believe are incorrect, and we have not tried to refute all such inaccuracies in the company’s responses. All statements and citations contained in a shareholder proposal and its supporting statements are the sole responsibility of the proponent of that shareholder proposal. Our company will provide the names, addresses, and shareholdings (to our company’s knowledge) of the proponents of any shareholder proposal upon oral or written request made to Corporate Secretary, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202-1100. The information on, or accessible through, Kroger’s websites or report links included in this proxy statement, including the statements that follow, is not part of, or incorporated by reference into, this proxy statement.

AGAINST	The Board recommends a vote AGAINST each of the following shareholder proposals, in each case if properly presented at the meeting, for the reasons stated in Kroger’s statements in opposition following each shareholder proposal.

Item No. 5          Shareholder Proposal – Report on Public Health Costs from Sale of Tobacco Products

We have been advised that The Sisters of St. Francis of Philadelphia or an appointed representative, along with nine co-filers, will present the following proposal for consideration during the 2023 Annual Shareholders’ Meeting.

“RESOLVED, shareholders ask that the board commission and disclose a report on the external public health costs created by the sale of tobacco products by our company (the “Company”) and the manner in which such costs affect the vast majority of its shareholders who rely on overall market returns.

The negative health and productivity impacts from the consumption of tobacco products impose $1.2 trillion in social damage; tobacco’s unpriced social burden amounts to almost 3 percent of global GDP annually.1

Yet, in spite of the Company dedicating an entire division, Kroger Health, to addressing its customers’ healthcare needs2, as well as the overwhelming evidence that tobacco – a known carcinogen that impairs respiratory function – significantly prejudices the health outcomes of smokers, and particularly smokers infected with COVID-19, the Company continues to sell tobacco products in its stores.

These public health costs, year after year, are devastating to economic growth and further compound the financial devastation wrought by the COVID-19 pandemic. Yet Kroger does not disclose any methodology to address the public health costs of its tobacco sales. Thus, shareholders have no guidance as to costs the Company is externalizing and consequent economic harm. This information is essential to shareholders, the majority of whom are beneficial owners with broadly diversified interests.

But Kroger undermines its commitments to promoting good health and ultimately the interests of its diversified shareholders by not disclosing the social and environmental costs and risks imposed on stakeholders, even when these costs and risks threaten society, the economy and the performance of other companies. All stakeholders are unalterably harmed when companies impose costs on the economy that lower GDP, which reduces equity value.3 While the Company may profit by ignoring costs it externalizes, diversified shareholders will ultimately pay these costs, and they have a right to ask what they are.

The Company’s disclosures do not address the issue, because they do not address the public health costs that Kroger’s tobacco sales impose on shareholders as diversified investors who must fund retirement, education, public goods and other critical social needs. This is a separate social issue of great importance. A report would help shareholders determine whether these externalized costs and the economic harm they may create ultimately serve their interests.”

1 https://www.cdc.gov/tobacco/data_statistics/fact_sheets/economics/econ_facts/index.htm

2 Kroger Health – Business & Community Health Solutions

3 https://www.unepfi.org/fileadmin/documents/universal_ownership_full.pdf

The Board of Directors Recommends a Vote Against This Proposal for the Following Reasons:

Kroger takes the responsibility of selling tobacco products very seriously and has established policies and processes to limit the sale of these items only to customers who are legally permitted to purchase them. We offer customers a wide range of choices across all product categories to meet wide-ranging tastes and preferences, including food and discretionary items.

The Company has the management systems and governance to limit the sale of tobacco products and to support choices for better health.

The Kroger family of companies is committed to ethical and responsible behavior in all parts of our business. Our behavior is rooted in Our Purpose – to Feed the Human Spirit™ – and our promise to our customers. This includes upholding Our Values, which have been the foundation of Kroger’s culture for decades.

The Audit Committee and Public Responsibilities Committee of the board of directors oversee progress in regulatory compliance and pharmacy safety measures.

We recognize our responsibility as a business to support our communities and help families by making it easier for them to live healthier lives. We also believe in our customers’ freedom of choice, and adult customers can choose to purchase tobacco products understanding fully the potential health impacts. The Company continually reviews its product assortment, including tobacco and tobacco cessation products.

Notably, recent studies that show the percentage of U.S. adults who smoke cigarettes has reached a new low, driven by sharply lower smoking rates among young adults.1 Sales for both tobacco products and tobacco cessation products at Kroger have similarly decreased in recent years.

How We Limit Tobacco Sales

Tobacco sales, like the sales of many products, are governed by regulations, which we strictly follow. The Company’s Tobacco Sales Policy is designed to comply with these regulations and affirm our commitment to the health and welfare of our nation’s youth by reducing adolescent access to tobacco. The Policy outlines internal business procedures and best practices to maintain compliance at retail stores.

How We Promote Health and Healthier Choices

We aim to serve and improve health for millions of people across the country through our business operations, Environmental, Social and Governance Strategy – Thriving Together – and Kroger Health’s strategy and services.

Kroger Health leads the company’s health and nutrition strategy, services and programs. It includes retail, mail order, central fill and specialty pharmacy operations; retail health clinics; nutrition and dietitian services; and health advocacy. A team of 22,000 healthcare practitioners, including pharmacists, nurse practitioners, dietitians and technicians, serves more than 14 million customers annually.

We aim to support our customers and communities with tools, resources and services that advance population health for all. We inform our Customers and Associates about the importance of healthy lifestyles, and we equip our pharmacy and health clinic teams to support people trying to quit tobacco. Specifically related to the use of tobacco products, we:

●	Offer smoking cessation coaching programs that are available to all, including coaching through telehealth services;

1 https://news.gallup.com/poll/405884/cigarette-smoking-rates-down-sharply-among-young-adults.aspx#:~:text=U.S.%20Cigarette%20Smoking%20Rates%2C%20by%20Age%20Group&text=That%20dropped%20to%20an%20average,those%20ages%2065%20and%20older

●	Offer affordable prescription and over-the-counter smoking cessation products that are available to all; and

●	Encourage Associates not to use tobacco through Company health plan incentives, coverage for smoking cessation products, and employee assistance programs for smoking cessation.

Kroger continues to make a wide range of health and wellness services more affordable and convenient for millions of customers and for local communities across the U.S. As a trusted local partner, we also provided essential support and services during the COVID-19 pandemic, rapidly scaling testing and vaccine distributions when needed most.

Assessing the external public health costs related to the Company’s sale of a single category of products is not reasonable or practicable given the resources and expertise required to consider all externalities and related topics outside of our control. In light of the above, we do not believe an additional report would add meaningfully to the extensive body of research currently available on this subject and therefore do not believe such an additional report is necessary.

For the foregoing reasons, we urge you to vote AGAINST this proposal.

Item No. 6 – Listing of Charitable Contributions of $10,000 or more

We have been advised that The Louis B & Diana R Eichold Trust or an appointed representative will present the following proposal for consideration during the 2023 Annual Shareholders’ Meeting.

“Whereas the Company's charitable contributions, properly managed, are likely to enhance the reputation of the Company:

Whereas increased disclosure regarding appropriate charitable contributions can create goodwill for our Company .

Whereas making the benefits of our Company's philanthropic programs better known is likely to promote the Company's interests:

Whereas feedback from employees, shareholders, and customers could help guide the Company's future charitable giving process.

Resolved: The Proponent requests that the Board of Directors consider listing on the Company website any recipient of $10,000 or more of direct contributions, excluding employee matching gifts.

Supporting Statement

Absent a system of accountability and transparency; some charitable contributions may be made unwisely, potentially harming the Company's reputation and shareholder value. Corporate philanthropic gifts should be given as much exposure as possible, lest their intended impact on goodwill is diminished. For example, if we gave to the American Cancer Society, thousands of our stakeholders might potentially approve of our interest in challenging this disease. Likewise, our support of Planned Parenthood could win the praise of millions of Americans who have had an abortion at one of their facilities. Educational organizations like the Southern Poverty Law Center have seen an increase in funding since they included several conservative Christian organizations on their list of hate groups. Our stakeholders and customers might be similarly enthused if we supported them. Be it the Girl Scouts, American Heart Association, Boys and Girls Club of America, Red Cross, or countless other possible recipients, our support should be publicly noted. Those who might disagree with our decisions can play a valuable role also.

Some charities may be controversial. Charitable contributions come from the fruit of our employee's labor and belong to our shareholders. Both groups represent a wide diversity of opinions. More importantly, we market ourselves to the general public and should avoid offending segments of this most critical group. It would be unfortunate if a charitable contribution resulted in lower employee morale and shareholder interest, much less a loss of potential revenue.

Fuller disclosure would provide enhanced feedback opportunities from which our Company could make more beneficial choices.”

The Board of Directors Recommends a Vote Against This Proposal for the Following Reasons:

Kroger has a long history of giving back meaningfully in the communities we serve. Charitable giving is central to Our Purpose – to Feed the Human Spirit – and strategically aligned to our mission – Kroger’s Zero Hunger | Zero Waste social and environmental impact plan. This plan empowers Kroger to pursue our goal to help create communities free of hunger and waste across the country. Additionally, we provide annual public disclosures related to charitable giving areas of focus and annual grant-making.

Every year, we direct charitable contributions at the national, regional and local levels to advance positive impacts for people and our planet. This giving includes funds, in-kind product donations, and retail store donations of surplus fresh food that our associates recover for local food bank partners through our leading Zero Hunger | Zero Waste Food Rescue program. For example, in 2022, 100% of our retail stores participated in the Food Rescue program, donating more than 100 million pounds of fresh food to our communities.

Through corporate giving and the work of our two nonprofit foundations – The Kroger Co. Foundation and The Kroger Co. Zero Hunger | Zero Waste Foundation – we direct more than $300 million annually to partners and causes that align with our mission. Of this, more than 75% supports hunger relief programs to feed individuals and families where we live and work. These totals include generous support from our associates and customers through in-store fundraising programs at checkout. The largest share of corporate funds, in-kind product donations, and customer donations is directed to the Feeding America-affiliated network of local food banks, pantries and agencies in our communities.

Other national organizations receiving significant charitable funds from Kroger include No Kid Hungry, American Red Cross, United Service Organizations (USO), American Heart Association and World Wildlife Fund. Notably, Kroger is the largest cumulative corporate donor to the USO in the organization’s history, showing our long-standing support for the nation’s active-duty military service men and women and their families. At the regional and local levels, we support other nonprofit organizations and causes that matter most to our associates and customers.

Foundation Grants

Kroger provides detailed annual disclosures on the work of our two foundations. The Kroger Co. Foundation, the company’s private foundation established in 1987, which focuses grant-making on causes that support hunger relief; sustainability; disaster relief; diversity and inclusion; and education and youth development. The Foundation’s 2022 Report, including grantee highlights and specific grant funding levels across the country, is available here: https://www.thekrogerco.com/wp-content/uploads/2022/08/Kroger-Co-Foundation-2022-Report.pdf.

In 2021, the Foundation directed $12.7 million in grants, of which 58% aligned with hunger relief and sustainability causes, and 24% supported emergency assistance and disaster relief efforts. Specific grants and grant recipients are highlighted in the annual The Kroger Co. Foundation report.

The Kroger Co. Zero Hunger | Zero Waste Foundation, a nonprofit public charity established in 2018, is designed to advance collective action and innovation to build a better food system for the future. More about the Zero Hunger | Zero Waste Foundation is available on its website: https://thekrogercozerohungerzerowastefoundation.com/. More details about the Foundation’s general grant-making and signature program, the Zero Hunger | Zero Waste Innovation Fund, are disclosed in its annual report: https://www.thekrogerco.com/wp-content/uploads/2022/08/Kroger-Co-Zero-Hunger-Zero-Waste-Foundation-2022-Report.pdf.

In 2021, the Zero Hunger | Zero Waste Foundation directed $18 million in grants; of these, 97% aligned to hunger relief and sustainability causes. Grants included $11.7 million in funds to improve food access and food security and $4.5 million to advance more sustainable food systems. Grant highlights are included in the Zero Hunger | Zero Waste Foundation report.

Guidelines & Policies:

We follow best practices and specific guidelines when reviewing grant requests. Our Donation Guidelines provide direction on the types of organizations that Kroger supports and, importantly, make clear the types of organizations to which donations will not be granted. We accept and consider donation requests from 501(c)(3) registered nonprofit organizations through an online grant management platform. We use the Guidestar Charity Check to confirm they meet all Internal Revenue Service requirements to receive grants and donations. The Donation Guidelines are publicly available on our corporate website: https://thekrogerco.versaic.com/login?Select-A-Store=Enabled&ReturnTo=/default.aspx

We do not make charitable donations to individuals, political campaigns, sectarian or religious organizations for projects that serve only its own members or supporters, or organizations that discriminate based on race, color, sex, pregnancy, disability, age, national origin, religion, sexual orientation, gender identity, genetic information or any other characteristic protected by applicable law.

The Company has adequate public disclosures related to its charitable giving areas of focus and annual grant-making.

Kroger recognizes that disclosure of its corporate philanthropic efforts is important and provides stakeholders with an opportunity to review Kroger charitable programs. We believe the extensive information and other disclosures provided in Kroger’s annual ESG Report, The Kroger Co. Foundation annual report, The Kroger Co. Zero Hunger | Zero Waste Foundation annual report and our website provide ample disclosures related to our approach to charitable giving, which supports Our Purpose, ESG Strategy, and Zero Hunger | Zero Waste impact plan.

For the foregoing reasons, we urge you to vote AGAINST this proposal.

Item No. 7 Shareholder Proposal — Recyclability of Packaging

We have been advised that As You Sow on behalf of the Michael Monteiro 2016 Trust or an appointed representative, along with one co-filer, will present the following proposal for consideration during the 2023 Annual Shareholders’ Meeting.

“WHEREAS: The growing plastic pollution crisis poses increasing risks to Kroger. Corporations could face an annual financial risk of approximately $100 billion should governments require them to cover the waste management costs of the packaging they produce.1 New laws to this effect were recently passed in Maine, Oregon, Colorado, and California,2 while the European Union has enacted a $1 per kilogram tax on all non-recycled plastic packaging waste.3

Pew Charitable Trusts released a groundbreaking study, Breaking the Plastic Wave ("Pew Report"), concluding that improved recycling is insufficient and at least one-third of overall plastic use must be eliminated to stem the global plastic pollution crisis. It finds that plastic use reduction is the most viable solution from environmental, economic, and social perspectives . Without immediate and sustained new commitments, annual flows of plastics into oceans could nearly triple by 2040.4

Kroger has fallen behind its peers in plastic packaging reductions. Kroger is notably absent from the Ellen MacArthur Foundation's Global Commitment to reduce plastic pollution, in which brand signatories have committed to reduce virgin plastic use by an average of 20% by 2025.5 The majority of signatories have already reduced their use of plastic packaging over a 2018 baseline.6

1 https://www.pewtrusts.org/-/media/assets/2020/07/breakingtheplasticwave_report.pdf

2 https://www.packworld.com/news/sustainability/article/22419036/four-states-enact-packaging-epr-laws

3 https://commission.europa.eu/strategy-and-policy/eu-budget/long-term-eu-budget/2021-2027/revenue/own-resources/plastics-own-resource_en

4 https://www.pewtrusts.org/-/media/assets/2020/07/breakingtheplasticwave_report.pdf

5 https://emf.thirdlight.com/link/f6oxost9xeso-nsjoqe/@/#id=2

6 https://emf.thirdlight.com/link/f6oxost9xeso-nsjoqe/@/#id=2, p. 11

Unilever has taken the most significant action to date, agreeing to cut virgin plastic use by 50% by 2025, including an absolute elimination of 100,000 tons of plastic packaging. At least sixty other consumer goods and retail companies currently have goals to reduce use of virgin plastic packaging, including competitors Walmart and Target.7 Kroger has no plastic reduction goal.

Starbucks, Coca-Cola, and Pepsi are leading the industry in reducing disposable packaging, each having set new goals to expand use of zero-waste reusable packaging. As a retail partner of the global reuse platform Loop, Kroger is poised to increase use of reusable packaging, yet has made no commitment to make reusable packaging permanent.

Our company could avoid regulatory, environmental, and competitive risks, and keep up with its peers by, for example, setting new commitments to reduce use of disposable virgin plastic and invest in reusable packaging.

RESOLVED: Shareholders request that the Kroger Board issue a report, at reasonable expense and excluding proprietary information, describing how the Company could reduce its plastics use in alignment with the one-third reduction findings of the Pew Report, or other authoritative sources, to reduce its contribution to ocean plastics pollution.

SUPPORTING STATEMENT: The report should, at Board discretion:

●	Assess the reputational, financial, and operational risks associated with continuing to use substantial amounts of single-use plastic packaging while plastic pollution grows;

●	Evaluate dramatically reducing the amount of plastic used in our packaging through transitioning to reusables; and

●	Describe how the Company can further reduce single-use packaging, including any planned reduction strategies or goals, materials redesign, substitution, or reductions in use of virgin plastic.”

The Board of Directors Recommends a Vote Against This Proposal for the Following Reasons:

The Kroger family of companies is committed to protecting people and our planet by advancing positive change in our company and our communities. Through our Zero Hunger | Zero Waste social and environmental impact plan, we are on a journey to help create communities free of hunger and waste.

Our sustainable packaging commitments

Kroger has focused on improving the environmental attributes of product packaging for many years through a series of ambitious sustainable packaging goals. Our goals demonstrate Kroger’s continued commitment to help create a more circular economy and reduce plastics found in nature by using more sustainable packaging options where feasible; supporting reusable packaging models; using recyclable packaging and incorporating recycled content; and increasing consumer awareness about reuse and recycling.

We are also committed to upholding the highest standards of food safety and quality for our customers. Decisions about Our Brands food packaging consider critical attributes needed to protect and preserve food safety, quality, freshness, and affordability as well as to reduce greenhouse gas emissions related to the manufacture and transportation of items.

Kroger’s 2030 sustainable packaging commitments include the following elements:

●	Complete an Our Brands baseline product packaging footprint to fully understand current packaging impacts.

●	Seek to achieve 100% recyclable, compostable and/or reusable packaging for Our Brands products.

●	Increase recycled content in packaging so that the Our Brands product portfolio collectively contains at least 10% recycled content in packaging.

●	Reduce unnecessary packaging.

●	Increase awareness among Kroger customers about how to properly manage Our Brands product packaging at end of life.

7 https://gc-22.emf.org/ppu/?_gl=1*1p3bi1c*_ga*nzEwMDEwNTU0LjE2Njl1NjQ4MTY.*_ga_V32N675KJX*MTY3MTlyMTM1OS4xMS4xLjE2NzEyMjE0OTMuNjAuMC4w

Taking Action to Achieve our 2030 Goals

In 2022, we developed our baseline packaging footprint with guidance from a consultant and input from our suppliers and internal subject matter experts. We found that 40% of Our Brands product packaging meets our definition of recyclable, when measured by weight of packaging material. In addition, the packaging portfolio captured in our baseline includes 14% post-consumer recycled content (PCR) material. We plan to update and refine our packaging baseline over time to track goal progress and inform goal achievement.

In 2023, we are continuing our work to build a roadmap to achieving our goals by 2030 and prioritize opportunities to adjust our packaging and/or support infrastructure changes. Our roadmap will also accommodate changes required by packaging legislation in the states and municipalities in which Kroger operates. In addition, the packaging baseline will inform any adjustments or refinements to our current goals.

More detailed information about our packaging baseline and key action steps to increase packaging sustainability is available in our 2022 Environmental, Social & Governance (ESG) report (https://www.thekrogerco.com/wp-content/uploads/2022/08/Kroger-Co-2022-ESG-Report.pdf).

We continue to evaluate and implement opportunities to reduce plastic use and improve end-of-life management opportunities for product packaging. Examples include:

Plastic Reduction & Circularity:

●	In 2022, Kroger added 50% post-consumer recycled content (PCR) PET plastic to a new line of Our Brands spice products. We continue to pilot different levels of PCR material in our product packaging, particularly in those products that are subject to packaging legislation, evaluating factors such as function, shelf-life, and aesthetic.

●	Kroger-operated manufacturing plants continue to reduce plastic use and packaging weights for Our Brands items, where feasible. Last year, we reduced the amount of plastic used in our carbonated soft drinks and cultured dairy tub product packages, saving approximately 450,000 pounds of plastic annually.

●	Kroger was the first U.S. grocery retail partner for the innovative Loop reusable packaging platform. In 2022, Kroger conducted a pilot at 25 Fred Meyer stores in the Portland, OR, area, selling more than 20 items representing popular brands, to gauge consumer response to this alternative to single-use packaging. Our pilot collected valuable insights on what may be needed to scale reusable packaging solutions in our industry.

End-of-Life Solutions:

●	We continue to offer the Kroger Our Brands packaging recycling program so our customers can collect flexible plastic packaging and mail it free of charge to TerraCycle for recycling. Kroger is the first retailer to offer this type of recycling program across an entire private-label portfolio. Program engagement and recycling volume continues to grow, with Kroger customers returning more than 1 million packages—the equivalent of more than 22,000 pounds of plastic—to date.

●	Kroger continued adding the How2Recycle logo to Our Brands items to increase our customers’ awareness of how to recycle product packaging, including those items eligible for front-of-store plastic film recycling programs—which we offer across the enterprise.

●	The Kroger Co. Zero Hunger | Zero Waste Foundation supports the multi-stakeholder Polypropylene Recycling Coalition, facilitated by The Recycling Partnership, which aims to improve community-level infrastructure to enable curbside polypropylene collection and recycling. In 2022, the Foundation expanded this support to help fund the PET Recycling Coalition, which aims to increase the recyclability of PET (polyethylene terephthalate) plastic packaging.

●	Kroger is the Grocery Sector Lead partner for Closed Loop Partners’ Beyond the Bag Initiative, launched by the Consortium to Reinvent the Retail Bag. This multi-year collaboration across retail sectors aims to identify, test and implement innovative new design solutions to replace the single-use plastic retail shopping bag.

Given the above progress on our sustainable packaging roadmap, including detailed reporting available in Kroger’s 2022 ESG Report, we don’t believe additional reporting on packaging and plastics use is additive at this time.

For the foregoing reasons, we urge you to vote AGAINST this proposal.

Item No. 8 Report on Racial and Gender Pay Gaps

We have been advised that Arujna Capital on behalf of Susan Silver or an appointed representative along with one co-filer will present the following proposal for consideration during the 2023 Annual Shareholders’ Meeting.

“Whereas: Pay inequities persist across race and gender and pose substantial risks to companies and society. Black workers' hourly median earnings represent 64 percent of white wages. The median income for women working full time is 83 percent that of men. Intersecting race, Black women earn 63 percent, Native women 60 percent, and Latina women 55 percent. At the current rate, women will not reach pay equity until 2059, Black women in 2130, and Latina women in 2224 .1

Citigroup estimates closing minority and gender wage gaps 20 years ago could have generated 12 trillion dollars in additional national income. PwC estimates closing the gender pay gap could boost Organization for Economic Cooperation and Development (OECD) countries' economies by 2 trillion dollars annually.2

Actively managing pay equity is associated with improved representation. Diversity in leadership is linked to superior stock performance and return on equity.3 Minorities represent 38.5 percent of Kroger's workforce and 26 percent of Store Leaders. Women represent 50.5 percent of the workforce and 33 percent of Store Leaders.4

Best practice pay equity reporting consists of two parts:

1.	unadjusted median pay gaps, assessing equal opportunity to high paying roles,
2.	statistically adjusted gaps, assessing whether minorities and non-minorities, men and women, are paid the same for similar roles.

Kroger does not report quantitative unadjusted or adjusted pay gaps. Over 20 percent of the 100 largest U.S. employers currently report adjusted gaps, and an increasing number of companies disclose unadjusted gaps to address the structural bias women and minorities face regarding job opportunity and pay.5

Racial and gender unadjusted median pay gaps are accepted as the valid way of measuring pay inequity by the United States Census Bureau, Department of Labor, OECD, and International Labor Organization. The United Kingdom and Ireland mandate disclosure of median pay gaps, and the United Kingdom is considering racial pay reporting.6

Resolved: Shareholders request The Kroger Co. report on both quantitative median and adjusted pay gaps across race and gender, including associated policy, reputational, competitive, and operational risks, and risks related to recruiting and retaining diverse talent. The report should be prepared at reasonable cost, omitting proprietary information, litigation strategy and legal compliance information.

1https://static1.squarespace.com/static/5bc65db67d0c9102cca54b74/t/622f4567fae4ea772ae60492/1647265128087/Racial+Gender+Pay+Scorecard+2022+-+Arjuna+Capital.pdf

2 Ibid.

3 Ibid.

4 https://www.thekrogerco.com/wp-content/uploads/2022/08/Kroger-Co-2022-ESG-Report.pdf

5 https://diversiq.com/which-sp-500-companies-disclose-gender-pay-equity-data/

6 https://static1.squarespace.com/static/5bc65db67d0c9102cca54b74/t/622f4567fae4ea772ae60492/1647265128087/Racial+Gender+Pay+Scorecard+2022+-+Arjuna+Capital.pdf

Racial/gender pay gaps are defined as the difference between non-minority and minority/male and female median earnings expressed as a percentage of non-minority/male earnings (Wikipedia/OECD, respectively).

Supporting Statement: An annual report adequate for investors to assess performance could, with board discretion, integrate base, bonus and equity compensation to calculate:

●	percentage median and adjusted gender pay gap, globally and/or by country, where appropriate
●	percentage median and adjusted racial/minority/ethnicity pay gap, US and/or by country, where appropriate”

The Board of Directors Recommends a Vote Against This Proposal for the Following Reasons:

Kroger welcomes associates from every race, culture, gender and ability, and is actively creating and maintaining an equitable workplace where every associate is empowered, supported, and feels valued and a sense of belonging. Our aspiration is for the demographic representation of women and people of color to reflect our communities, at both the organization-wide and local levels.

Kroger already has an established approach to pay equity. Kroger has been performing an annual pay equity analysis since 2016, which takes into consideration gender and race for all salaried roles. We review our pay equity analysis annually with the Compensation and Talent Development Committee of the Board of Directors. The organization also equips and enables our leaders to promote pay equity and transparency. We have robust and comprehensive pay administration guidelines for non-bargaining-unit employees, enabling our managers to effectively manage compensation throughout the year to reward performance and address progression within pay ranges. In addition to these guidelines, we provide additional training to managers in preparation for annual compensation planning.

Kroger provides robust disclosure of representation annually. Kroger consistently discloses and discusses its diverse associate representation in the organization’s annual ESG Report. We publish our annual EEO-1 reports as filed with the EEOC (https://www.thekrogerco.com/wp-content/uploads/2022/08/EEO-1-2021.pdf). In addition, Kroger provides a detailed discussion of our workforce strategy and total rewards and benefits approach in our Annual Report and Form 10-K. The organization also discusses its approach to Human Capital Management in its annual ESG report. The report, available on www.thekrogerco.com/esgreport, includes disclosures related to associate health and safety; Kroger’s Framework for Action: Diversity, Equity & Inclusion plan; talent attraction and retention; and labor relations.

The majority of Kroger’s workforce is covered under collective bargaining agreements, which facilitate pay equity for frontline associates. Kroger’s compensation structure supports fair pay. Wages, health care and pensions are included in more than 354 collective bargaining agreements that cover approximately 64% of our associates. The negotiated pay structures within those agreements facilitate standard and consistent pay progression based on tenure and experience. Pay is determined using structured wage progressions where an associate moves through the progression based on time in role or hours worked. Associates move through the wage progression based on the same definitions and criteria as other associates working in the same roles. Pay parity is promoted within the model because of the structured wage grids and inherent progression framework.

Non-union hourly roles follow similar wage progressions. Where we use a pay-for-performance model for non-union, hourly roles, those workplaces follow compensation guidelines that provide for a framework of tying pay to performance and using pay levels.

Kroger provides comprehensive benefits for associates. The organization has invested an incremental $1.9 billion in associate wages and training since 2018. This has increased our national average hourly rate of pay from $13.66 to $18, or $23.50 per hour with comprehensive benefits.

Kroger has announced plans to continue investing in wages, with plans for a more than $770 million incremental investment in associates during 2023.

In addition to market-competitive wages, our associates have access to a wide variety of benefits that provide value in their lives today and in the future. We invest in the whole person with a benefits package that generally includes: quality, affordable healthcare; retirement savings plans and pension plans; on-demand access to mental health assistance and free counseling to support emotional wellness; career advancement opportunities; financial education programs to help associates manage their day-to-day finances; and an industry-leading continuing education benefit that provides up to $21,000 for associates, part-time and full-time alike, which, along with scholarships for children of associates — most of whom are first-generation college attendees — provide pathways to social mobility to associates who choose to participate. We also offer associates a variety of grocery discounts, volunteer opportunities, and other perks and rewards.

Diversity and inclusion are part of Kroger’s core organizational values, and the organization has strong programs in place to create and maintain an equitable workplace and inclusive culture.

Diversity and inclusion have been longstanding Kroger values. In 2020, we introduced Kroger’s Framework for Action to further advance diversity, equity and inclusion in our culture and communities. The plan’s action steps include creating a DE&I advisory council reporting to senior leadership, providing diversity training to our associate population, improving diverse talent recruiting through expanded partnerships with HBCUs and Hispanic-serving institutions, establishing two-way mentorship and advocacy programs, increasing spend with diverse suppliers, and more. We report progress against these goals in Kroger’s annual ESG report.

Kroger strives to attract, retain and develop leaders and associates who best reflect our communities. Because of our unique business model, we help unlock economic opportunity for nearly half a million people of various ages and aspirations, from those wanting an entry-level part-time job to graduate-degree specialists across corporate functions. We also aim to develop and promote diverse leaders to roles with increasing levels of responsibility. For open leadership positions, we assemble a diverse slate of candidates for consideration.

In 2022, every manager across the organization was expected to actively mentor and develop an associate who has a different background than them. This, along with other objectives, is used to assess the manager’s performance and ultimately affects their compensation. Currently, over 80% of retail division executive leadership teams have at least one diverse leader.

We believe that Kroger’s current compensation practices promote diversity, inclusion and fair pay across our workforce. While Kroger welcomes continued engagement with shareholders on these issues, we believe that the adoption of this proposal is not necessary in light of our existing practices.

For the foregoing reasons, we urge you to vote AGAINST this proposal.

Item No. 9 – Report on EEO Policy Risks

We have been advised that the National Center for Public Policy Research or an appointed representative will present the following proposal for consideration during the 2023 Annual Shareholders’ Meeting. We will promptly provide the shareholdings upon written or oral request to Kroger’s Secretary at our executive offices.

“RESOLVED

Shareholders request the Kroger Company ("Kroger") issue a public report detailing the potential risks associated with omitting "viewpoint" and "ideology" from its written equal employment opportunity (EEO) policy. The report should be available within a reasonable timeframe, prepared at a reasonable expense and omit proprietary information.

SUPPORTING STATEMENT

Kroger does not explicitly prohibit discrimination based on viewpoint or ideology in its written EEO policy.

Kroger's lack of a company-wide best practice EEO policy sends mixed signals to company employees and prospective employees and calls into question the extent to which individuals are protected due to inconsistent state policies and the absence of a relevant federal protection. Approximately half of Americans live and work in a jurisdiction with no legal protections if their employer takes action against them for their political activities or discriminates on the basis of viewpoint in the workplace.

Companies with inclusive policies are better able to recruit the most talented employees from a broad labor pool, resolve complaints internally to avoid costly litigation or reputational damage, and minimize employee turnover. Moreover, inclusive policies contribute to more efficient human capital management by eliminating the need to maintain different policies in different locations.

There is ample evidence that individuals with conservative viewpoints may face discrimination at Kroger.

Kroger recently kowtowed to leftwing social media criticism by removing patriotic and Second Amendment related paraphernalia from store shelves. For instance, after someone complained on Twitter about a drink sleeve that stated, "Arms Change, Rights Don't", the Company reportedly recalled the items.1 Kroger's subsidiary grocery store, Harris Teeter, likewise complied with liberal demands to pull "Freedom Series" items from its shelves, removing items that read, "Give me liberty or give me death" and "America, love it or leave it."2

While removing patriotic items from its stores, Kroger has simultaneously pushed a leftwing social agenda. Published in2021, the Company released an "allyship guide" that told employees to use "inclusive language" and celebrate transgender holidays.3 Defining terms such as "non-binary," "transgender," and "pansexual," the guide asserts that, "Some people's morality can be a barrier to accepting LGBTQ+ people."4

Removing pro-America items from store shelves while publishing "allyship" training guides for staff certainly raise concerns over how Kroger treats employees with diverse points of view, particularly those who disagree with the Company's blatant leftwing actions. This places the Company in reputational, legal, and financial risk, as evidenced by a recent settlement with fired employees who refused to wear a Company issued apron adorning a rainbow on account of it violating their religious beliefs.5

Presently, shareholders are unable to evaluate how Kroger prevents discrimination towards employees based on their ideology or viewpoint, mitigates employee concerns of potential discrimination, and ensures a respectful and supportive work atmosphere that bolsters employee performance.

We recommend that the report evaluate risks including, but not limited to, negative effects on employee hiring and retention, as well as litigation risks from conflicting state and company anti-discrimination policies.”

The Board of Directors Recommends a Vote Against This Proposal for the Following Reasons:

Kroger strives to reflect the communities we serve and foster a culture that empowers everyone to be their true self, inspires collaboration, and feeds the human spirit.

We are committed to a policy of equal opportunity for all associates without regard to race, color, religion, sex, national origin, age, disability, sexual orientation, or gender identity. In implementing our policy, we seek and embrace differences in the backgrounds, cultures, and perspectives of all associates, and we encourage and expect all of our associates to collaborate and actively work together regardless of these differences. Moreover, as we identify in our ESG Report, our diversity, equity and inclusion (DE&I) programs demonstrate our commitment to building a diverse and inclusive workforce, fostering an environment where diversity is a competitive advantage and providing equal opportunities for associates.

We are focused on creating a culture of fairness and respect.

Our formal DE&I Framework for Action, launched in 2020, is focused on creating a more inclusive culture and advancing equitable communities, among other goals, underscoring Kroger’s commitment to standing together and mobilizing our people, passion, scale and resources to transform our culture and our communities. The framework is built around pillars focused on creating a more inclusive culture, developing diverse talent, advancing diverse partnerships, advancing equitable communities and deeply listening and reporting progress.

1 https://www.bizpacreview.com/2022/06/21/harris-teeter-kroger-remove-pro-america-items-from-shelves-after-woke-complaints-backlash-is-swift-1252599/; https://www.foxbusiness.com/retail/harris-teeter-kroger-backlash-pro-america-items-complaints

2 https://www.bizpacreview.com/2022/06/21/harris-teeter-kroger-remove-pro-america-items-from-shelves-after-woke-complaints-backlash-is-swift-1252599/; https://www.foxbusiness.com/retail/harris-teeter-kroger-backlash-pro-america-items-complaints

3 https://www.breitbart.com/social-justice/2022/08/31/kroger-allyship-guide-tells-employees-to-celebrate-trans-holidays-support-bail-fund/

4 https://www.thekrogerco.com/wp-content-uploads/2021/03/AAPI-Allyship-Guide_v3.2-External-merged.pdf

5 https://news.yahoo.com/kroger-pay-180K-lawsuit-over-162047710.html

In particular, we understand that our associates have a wide range of viewpoints. We are committed to a culture of fairness, respect and inclusion that drives us to value and embrace differences. As part of our Framework for Action, we are engaging with external and internal stakeholders to seek perspectives and provide associates with platforms to continue sharing their stories and feedback. To that end, Kroger launched an internal DEI Advisory Council made up of cross-functional leaders who are committed to advancing this progress, working closely with senior officers and business leaders to identify opportunities and specific actions for improvement, as well as the Board’s Compensation & Talent Development Committee overseeing progress on our human capital efforts, including DEI.

Diverse viewpoints are respected and encouraged.

Our policies and practices demonstrate that diverse viewpoints are respected and encouraged and are an essential part of advancing our business. In light of our demonstrated commitment to our core values of diversity and inclusion for all stakeholders, we do not believe that issuing a public report detailing the potential risks associated with omitting ‘viewpoint’ and ‘ideology’ from our equal employment opportunity policy, as contemplated by this proposal, is necessary or in the best interests of Kroger or our shareholders.

For the foregoing reasons, we urge you to vote AGAINST this proposal.

Shareholder Proposals and Director Nominations — 2024 Annual Meeting

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, shareholder proposals intended for inclusion in the proxy material relating to Kroger’s annual meeting of shareholders in June 2024 should be addressed to Kroger’s Secretary and must be received at our executive offices not later than January 13, 2024. These proposals must comply with Rule 14a-8 and the SEC’s proxy rules. If a shareholder submits a proposal outside of Rule 14a-8 for the 2023 annual meeting and such proposal is not delivered within the time frame specified in the Regulations, Kroger’s proxy may confer discretionary authority on persons being appointed as proxies on behalf of Kroger to vote on such proposal.

In addition, Kroger’s Regulations contain an advance notice of shareholder business and director nominations requirement, which generally prescribes the procedures that a shareholder of Kroger must follow if the shareholder intends, at an annual meeting, to nominate a person for election to Kroger’s Board of Directors or to propose other business to be considered by shareholders. These procedures include, among other things, that the shareholder give timely notice to Kroger’s Secretary of the nomination or other proposed business, that the notice contain specified information, and that the shareholder comply with certain other requirements. In order to be timely, this notice must be delivered in writing to Kroger’s Secretary, at our principal executive offices, not later than 45 calendar days prior to the date on which our proxy statement for the prior year’s annual meeting of shareholders was mailed to shareholders. If a shareholder’s nomination or proposal is not in compliance with the procedures set forth in the Regulations, we may disregard such nomination or proposal. Accordingly, if a shareholder intends, at the 2024 Annual Meeting, to nominate a person for election to the Board of Directors or to propose other business, the shareholder must deliver a notice of such nomination or proposal to Kroger’s Secretary not later than March 28, 2024 and comply with the requirements of the Regulations.

Furthermore, in addition to the requirements of SEC Rule 14a-8 or our Regulations, as applicable, as described above, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice to Kroger’s Secretary that sets forth the information required by Rule 14a-19 of the Exchange Act no later than April 23, 2024, and must comply with the additional requirements of Rule 14a-19(b).

Eligible shareholders may also submit director nominees for inclusion in our proxy statement for the 2024 annual meeting of shareholders. To be eligible, shareholders must have owned at least three percent of our common shares for at least three years. Up to 20 shareholders will be able to aggregate for this purpose. Nominations must be submitted to our Corporate Secretary at our principal executive offices no earlier than December 14, 2023 and no later than January 13, 2024.

Shareholder proposals, director nominations, including, if applicable pursuant to proxy access, and advance notices must be addressed in writing, and addressed and delivered timely to: Corporate Secretary, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202-1100.

Householding of Proxy Materials

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name will receive only one copy of the proxy materials unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of our proxy materials or if you hold in more than one account, and in either case you wish to receive only a single copy for your household or if you prefer to receive separate copies of our documents in the future, please contact your bank or broker, or contact Kroger’s Secretary at 1014 Vine Street, Cincinnati, Ohio 45202 or via telephone at 513-762-4000.

Beneficial shareholders can request information about householding from their banks, brokers or other holders of record.

The management knows of no other matters that are to be presented at the meeting, but, if any should be presented, the Proxy Committee expects to vote thereon according to its best judgment.

Available Information

The Company files Annual Reports on Form 10-K with the Securities and Exchange Commission. A copy of the Annual Report on Form 10-K for the fiscal year ended January 28, 2023 (except for certain exhibits thereto), including our audited financial statements and financial statement schedules, may be obtained, free of charge, upon written request by any shareholder to Kroger’s Secretary at 1014 Vine Street, Cincinnati, Ohio 45202 or via telephone at 513-762-4000. Copies of all exhibits to the Annual Report on Form 10-K are available upon a similar request, subject to reimbursing the Company for its expenses in supplying any exhibit.

By order of the Board of Directors,
Christine S. Wheatley, Secretary

THE KROGER CO.1014 VINE STREET CINCINNATI, OH 45202SCAN TO MATERIALS & VOTEVOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on June 21, 2023 for shares held directly and by 11:59 P.M. Eastern Time on June 20, 2023 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/KR2023You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on June 21, 2023 for shares held directly and by 11:59 P.M. Eastern Time on June 20, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V16737-P90683 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLYTHE KROGER CO.The Board of Directors recommends that you vote FOR the following:1. Election of DirectorsNominees:1a. Nora A. Aufreiter1b. Kevin M. Brown1c. Elaine L. Chao1d. Anne Gates1e. Karen M. Hoguet1f. W. Rodney McMullen1g. Clyde R. Moore1h. Ronald L. Sargent1i. J. Amanda Sourry Knox1j. Mark S. Sutton1k. Ashok VemuriFor Against Abstain The Board of Directors recommends that you vote FOR proposals For Against Abstain 2 and 4 and 1 YEAR for proposal 3. ! ! ! 2. Approval, on an advisory basis, of Kroger's executive compensation. ! ! ! ! ! ! 1 Year 2 Years 3 Years Abstain ! ! ! 3. Advisory Vote on Frequency of Future Votes on Executive ! ! ! ! Compensation. ! ! ! For Against Abstain! ! ! 4. Ratification of PricewaterhouseCoopers LLP, as auditors. ! ! ! ! ! ! The Board of Directors recommends that you vote AGAINST For Against Abstain proposals 5-9. ! ! ! 5. Report on Public Health Costs from Sale of Tobacco Products. ! ! ! ! ! ! 6. Listing of Charitable Contributions of $10,000 or More. ! ! ! ! ! ! 7. Report on Recyclability of Packaging. ! ! ! ! ! ! 8. Report on Racial and Gender Pay Gaps. ! ! ! ! ! ! 9. Report on EEO Policy Risks. ! ! !NOTE: Holders of common shares of record at the close of business onApril 24, 2023 will be entitled to vote at the meeting.Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Combined Notice, Proxy Statement, and Annual Report are available at www.proxyvote.com.V16738-P90683THE KROGER CO.2023 Annual Meeting of Shareholders June 22, 2023 11:00 AM, Eastern TimeThis proxy is solicited by the Board of DirectorsThe undersigned hereby appoints each of ANNE GATES, W. RODNEY McMULLEN, and RONALD L. SARGENT, or if more than one is present and acting then a majority thereof, proxies, with full power of substitution and revocation, to vote the common shares of The Kroger Co. that the undersigned is entitled to vote at the Annual Meeting of Shareholders, and at any adjournment thereof, with all the powers the undersigned would possess if personally present, including authority to vote on the matters shown on the reverse in the manner directed, and upon any other matter that properly may come before the meeting. The undersigned hereby revokes any proxy previously given to vote those shares at the meeting or at any adjournment.The proxies are directed to vote as specified on the reverse hereof and in their discretion on all other matters coming before the meeting. Except as specified to the contrary on the reverse, the shares represented by this proxy will be voted FOR each nominee listed in Proposal 1, FOR Proposal 2, 1 YEAR for Proposal 3, FOR Proposal 4, and AGAINST Proposals 5-9.If you wish to vote in accordance with the recommendations of the Board of Directors, all you need to do is sign and return this card. The above named proxies cannot vote the shares unless you vote your proxy by Internet or telephone, or sign and return this card.YOUR MANAGEMENT DESIRES TO HAVE A LARGE NUMBER OF SHAREHOLDERS REPRESENTED AT THE VIRTUAL MEETING, IN PERSON OR BY PROXY. PLEASE VOTE YOUR PROXY ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE, OR SIGN AND RETURN THIS CARD. IF YOU HAVE ELECTED TO RECEIVE PRINTED MATERIALS, YOU MAY SIGN AND DATE THIS PROXY CARD AND MAIL IT IN THE SELF-ADDRESSED ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES. The Annual Meeting is being held on a virtual - only basis and can be accessed online at www.virtualshareholdermeeting.com/KR2023.Continued and to be signed on reverse side